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HYPERDYNAMICS CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 26, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERDYNAMICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	87-0400335 (I.R.S. Employer Identification Number)

12012 Wickchester Lane, Suite 475
Houston, Texas 77079
1-713-353-9400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ray Leonard, President and CEO
Hyperdynamics Corporation
12012 Wickchester Lane, Suite 475
Houston, Texas 77079
1-713-353-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Barrett S. DiPaolo
Megan J. Penick
CKR Law LLP
1330 Avenue of the Americas, 14th Floor
New York, New York 10019
1-212-259-7300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, par value $0.001 per share	9,940,381	$1.50	$14,910,571.50	$1,728.14

(1)
Consists of (a) 5,457,767 shares of the registrant's common stock being offered by the selling stockholders; (b) 4,100,934 shares of the registrant's common stock that may become issuable upon exercise of common stock purchase warrants; and (c) up to 381,680 shares of the registrant's common stock that may become issuable upon conversion of shares of the registrant's 1% Series A Convertible Preferred Stock as described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent that such outstanding shares and warrants provide for an increase in the amount issuable or exercisable to prevent dilution resulting from stock splits, stock dividends, or similar transactions, this registration statement shall be deemed to cover such additional shares of common stock issuable in connection with any such provision.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant's common stock as reported by OTC Markets on July 24, 2017. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

 Subject to completion, dated July 26, 2017

HYPERDYNAMICS CORPORATION

Prospectus
9,940,381 Shares
Common Stock

This prospectus relates to the sale of up to 9,940,381 shares of our common stock, par value $0.001 per share, of Hyperdynamics Corporation, a Delaware corporation, by the selling stockholders named in this prospectus. Of the shares being offered, (i) 5,457,767 are outstanding and held by the selling stockholders, (ii) up to 4,100,934 may be issuable upon exercise of outstanding common stock purchase warrants held by the selling stockholders and (iii) up to 381,680 may be issuable upon conversion of our outstanding Series A Convertible Preferred stock (the "Series A Preferred Stock").

The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. See the disclosure under the section entitled "Plan of Distribution" elsewhere in this prospectus for more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock hereunder.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is traded on OTC Markets QX Tier (OTCQX) under the symbol "HDYN." Prior to the effectiveness of the registration statement of which this prospectus is a part, and following our receipt of shareholder approval, we may effect a reverse stock split anticipated to be on a 1-for-4 basis. On July 25, 2017, the last reported sale price for our common stock was $1.53 per share. We have applied to list our common stock on The NASDAQ Capital Market under the symbols "HDYN" subject to the satisfaction of certain conditions and meeting all of The NASDAQ Capital Market listing standards. No assurance can be given that our application will be approved.

Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider risks described in the "Risk Factors" section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                        , 2017.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the "Description of Business" section, the risks of purchasing our securities discussed under the "Risk Factors" section, and our financial statements and the accompanying notes to the financial statements.

        Unless the context indicates otherwise, all references in this registration statement to "Hyperdynamics," the "Company," "we," "us" and "our" refer to Hyperdynamics Corporation and our subsidiaries, including SCS Corporation Ltd. ("SCS"). Our exploration efforts are pursuant to a Hydrocarbon Production Sharing Contract, as amended (the "PSC"). We refer to the rights granted under the PSC as the "Concession." The rights in our Concession offshore the Republic of Guinea ("Guinea") are held by SCS.

Overview

        We are an independent oil and gas exploration company with a 50% working interest in, and are the Operator of, a 5,000 square kilometer Concession to explore for hydrocarbons offshore the Republic of Guinea in Northwest Africa. Pursuant to the PSC, we have the right to explore for hydrocarbons on the Concession and, if discoveries are made, following an appraisal period, submit for the approval of the authorities of the Republic of Guinea a development plan aimed at producing discovered hydrocarbons over a period up to 25 years.

        We executed a Second Amendment to the PSC ("Second PSC Amendment") on September 15, 2016, and received a Presidential Decree that gave us a one-year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession. In addition to clarifying certain elements of the initial PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with the option of drilling additional wells.

        Following the signing of a Tri-Party Protocol on March 10, 2017 (the "Protocol"), between the Company, the Republic of Guinea and South Atlantic Petroleum Limited ("SAPETRO"), a Nigerian independent oil company, on March 30, 2017 we signed a farm-out agreement (the "Farm-out Agreement") with SAPETRO. Under the terms of the Farm-out Agreement, SAPETRO received a 50% participating interest in the PSC in exchange for its commitment to pay 50% of the expenditures associated with the Concession, including the drilling of the upcoming Fatala-1 well (the minimum work program under the PSC). Further, SAPETRO agreed to reimburse us for 50% of the costs previously incurred in preparing for the well since the approval of the Second PSC Amendment.

        On April 12, 2017, SCS, SAPETRO and the Republic of Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment"), subject to the receipt of a Presidential Decree and the closing of the Farm-out Agreement. We received a Presidential Decree on April 21, 2017. The Third PSC Amendment approves the assignment of 50% of SCS's participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on the Concession. The contract required that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") begin no later than May 30, 2017. Also, it provided that additional exploration wells may be drilled within the exploration period at the companies' option. The Third PSC Amendment reaffirmed clear title of SAPETRO and SCS to the Concession. SCS and SAPETRO agreed to joint and several liability to the Government of the Republic of Guinea in respect to the PSC.

        On May 21, 2017, drilling operations commenced upon our contracted drillship entering Guinean continental shelf waters.

        On June 2, 2017 (the "Closing Date"), SCS delivered a Preliminary Closing Statement for $4.1 million to SAPETRO. On June 5, 2017, SCS received $4.1 million from SAPETRO in accordance with the Preliminary Closing Statement, thus completing closing of the Farm-out Agreement and the assignment to SAPETRO of the 50% participating interest in the PSC. The Preliminary Closing Payment is an amount equal to 50% of the costs and expenses of the long-lead items and costs and expenses of the drilling program for the Extension Well in respect of the period commencing on September 15, 2016, and ending on the Closing Date. On June 12, 2017, we delivered to SAPETRO a Final Adjustment Statement with the final calculation of past costs incurred by SCS in the amount of $671,801. After final review by SAPETRO of past costs submitted under both the Preliminary Closing Statement and the Final Adjustment Statement, we expect that SCS's 50% share of all material past costs presented for reimbursement to SAPETRO will be reimbursed to us.

        SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farm-out Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's well costs, SCS must assign to SAPETRO a 2% participating interest in the Concession for each $1 million of SCS's well costs paid by SAPETRO.

        On July 12, 2017, we obtained a letter from the Director General of the National Office of Petroleum of Guinea stating that in the event of an oil discovery at the end of the drilling of the Fatala-1 well, the government will have no objection to granting an additional period of two years to enable us to carry out the work of appraisal on the Concession.

        We anticipate spudding the Fatala-1 well on or about August 1, 2017 and completing the well prior to the expiration of the Extension Period ending September 22, 2017.

        Our primary focus is the advancement of exploration work in the Republic of Guinea. We have no source of operating revenue, and there is no assurance when we will, if ever. In the absence of cash inflows, we may not have adequate capital resources to meet our current obligations as they become due unless we raise at least $15 million. We expect these funds would enable us to complete the Fatala-1 well and to cover our operating costs for at least the next 12 months. If we raise $15 million, we expect these funds would enable us to complete the Fatala-1 well if there are no significant cost overruns. In case of a petroleum discovery on the Fatala-1 well, we would use any remaining funds to compile a program for the appraisal period in the Concession.

        However, we will require additional funding through issuing equity or debt securities and/or sales of additional interests in the Concession in order to drill additional wells. There can be no assurance that such funding will be available in the amounts and at the times required. If we further farm-out additional interests in the Concession, our percentage will decrease. The terms of any such arrangements, if made, may not be advantageous. Our need for additional funding may also be affected by the uncertainties related to petroleum operations and the planned exploratory well, as well as other risks discussed under "Risk Factors" below.

        Our executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, Texas 77079, and our telephone number is +1-713-353-9400.

Organizational History

        We were incorporated in Delaware in March 1996. We have two wholly-owned subsidiaries, SCS, a Cayman corporation, and HYD Resources Corporation ("HYD"), a Texas corporation. SCS is registered as a branch in the Republic of Guinea and, through SCS, we hold the rights under the PSC.

Recent Developments

        Reverse Stock Split.    We have sought shareholder approval to effect between a 1-for-2 and 1-for-6 reverse stock split of our common stock in the event we need to increase our stock price to a level that will enable us to qualify for listing on the NASDAQ Capital Market or another national stock exchange. In the event we obtain shareholder approval, and our board of directors subsequently decides to effectuate a reverse stock split, no fractional shares of our common stock will be issued as a result of such reverse stock split. In the event a proposed reverse stock split leaves a stockholder with a fraction of a share, the stockholder would receive a cash payment equal to the value of such fraction based on the closing sale price of our common stock on the trading day immediately prior to the day of reverse stock split. A reverse stock split will not be effective unless and until our board of directors authorizes an amendment to our certificate of incorporation. We may decide to effect the reverse stock split prior to the closing of this offering (if at all).

        Listing on the NASDAQ Capital Market.    We have applied for listing of our common stock on the NASDAQ Capital Market under the symbol "HDYN", subject to the satisfaction of certain conditions and meeting all of the NASDAQ Capital Market listing standards on the date of this offering. While we believe that we will satisfy the listing requirements and expect that our common stock will be listed on the NASDAQ Capital Market, no assurance can be given that our application will be approved, or that, if the application is approved, the price of the common stock will not be volatile.

Capital Needs and Use of Proceeds

        As of the date of this prospectus, we had approximately $3 million in cash and $3 million in trade accounts payable and accrued expense liabilities, all of which are current. We plan to use our existing cash to fund our general corporate needs and our expenditures associated with required activities under the Concession. The net working capital available will not be sufficient to meet our corporate needs and Concession-related activities for the quarter ending September 30, 2017, and the twelve months after the date of this prospectus, unless we raise at least $15 million through the proposed public offering or other means. If we raise $15 million, we expect these funds would enable us to complete the Fatala-1 well and, in the case of a petroleum discovery there, to compile a program for the appraisal period in the Concession.

        Failure to drill the Fatala-1 well or the absence of a petroleum discovery as a result of such drilling subjects us to risk of loss of the Concession. If there is a petroleum discovery in the Fatala-1 well, we would need to raise further capital to develop and implement the appraisal program, to be approved by the Government of the Republic of Guinea, which would likely include some additional exploration wells. We may raise capital in through issuing equity and/or debt securities and/or farming out a portion of our participating interest in the Concession in exchange for cash and/or carry to finance project costs in respect of the retained participating interest in the Concession. There can be no assurance that such funding will be available in the amounts and at the times required.

        We believe that we have necessary staff and knowledge to continue being project operator through the appraisal period. However we would likely seek a large oil & gas company to farm into the Concession to become an operator for the development phase of the project. To achieve this we may seek to dispose of a portion of our participating interst in the Concession to such operator for consideration to be determined. No assurance can be given that any of these actions can be completed.

        Failure to comply with the terms of the PSC, or lack of capital, could result in the loss of the Concession.

About This Offering

        This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 9,940,381 shares of our common stock. Of the shares being offered, (i) 5,457,767 shares of common stock are outstanding (ii) up to 4,100,934 shares of common stock that may be issuable upon exercise of outstanding common stock purchase warrants, and (iii) up to 381,680 shares of common stock that may be issuable upon conversion of Series A Preferred Stock at an assumed conversion price of $1.00 per share. The conversion price of the Series A Preferred Stock is variable based in part on the market price of the common stock. See "Description of Securities—Preferred Stock—Series A Preferred Stock" below for a description of the conversion rights of the Series A Preferred Stock.

        The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Selected Risks Associated with an Investment in Shares of Our Common Stock

        An investment in shares of our common stock is highly speculative and is subject to numerous risks described in the section entitled "Risk Factors" and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

  •
  Our business is dependent on a single exploration asset.

  •
  We require additional financing to meet our general and administrative obligations and in order to fulfill our PSC commitments. We are currently not in a position to predict when, if ever, we will be able to meet those obligations.

  •
  We operate in the Republic of Guinea, a country which is a high-risk jurisdiction for corruption that could impair our ability to do business in the future or result in significant fines or penalties.

  •
  The absence of cash inflows into our company raises substantial doubts about our ability to continue as a going concern as reflected in the opinion of the auditors of our financial statements. To continue our operations, we need to raise at least $15 million through this offering or through other means.

  •
  We have no proved reserves and our exploration program may not yield oil in commercial quantities or quality, or at all.

  •
  An extended period of depressed oil and gas prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results. Oil and gas prices are volatile, and we have no ability to control the price of oil and gas. A continued substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

  •
  We are subject to a very tight timeline to begin drilling the exploration well and risk losing the Concession if the drilling of the exploratory well is delayed beyond September 22, 2017 or does not result in a discovery of hydrocarbons.

  •
  The terms of the PSC may become subject to renegotiation under certain circumstances, which may have an adverse impact upon our operations and profitability.

  •
  Drilling wells is speculative and potentially hazardous. Actual costs may be more than our estimates and drilling exploratory wells may not result in any discoveries. The cost of our last drilled exploratory well was significantly higher than expected.

  •
  We are exposed to the failure or non-performance of commercial counterparties.

  •
  We are subject to governmental regulations, the cost of compliance with which may have an adverse effect on our financial condition, results of operations and future cash flow.

  •
  You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

  •
  Our common stock is traded on the OTC Markets and is not listed on any securities exchange. There currently there is only a limited market for our common stock and there can be no assurance that a consistent trading market will ever develop. Our application for listing of our common stock on the NASDAQ Capital Market may be rejected or we may not satisfy the conditions of the NASDAQ Capital Market listing standards and there can be no assurance whether we ever will. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

  •
  The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

  •
  We may not ever generate revenues or achieve profitability.

  •
  You could lose all of your investment.

Corporate Information

        Our principal executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, Texas 77079. Our telephone number is 1-713-353-9400. Our website address is http://www.hyperdynamics.com. The information on, or that can be accessed through, our website is not incorporated as part of this prospectus.

        We are a "smaller reporting company" as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and have elected to take advantage of certain of the scaled disclosure requirements available for smaller reporting companies.

THE OFFERING

Common stock currently outstanding	28,819,961 shares(1)
Preferred stock currently outstanding	810 shares of 1% Series A Convertible Preferred Stock (the "Series A Preferred Stock")
Common stock offered by the Company	None
Common stock offered by the selling stockholders	9,940,381 shares(2)
Use of proceeds	We will not receive any of the proceeds from the sales of our common stock by the selling stockholders.
OTCQX Market symbol	"HDYN"
Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the "Risk Factors" section beginning on page 10 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)
As of July 25, 2017. Does not include shares of common stock that may be issued upon conversion of our Series A Preferred Stock or exercise of outstanding warrants and options to purchase common stock. See "Description of Securities" below.

(2)
Consists of 5,457,767 shares of common stock, up to 4,100,934 shares of common stock that may be issuable upon exercise of outstanding common stock purchase warrants and up to 381,680 shares of common stock that may be issuable upon conversion of Series A Preferred Stock at an assumed conversion price of $1.00 per share. The conversion price of the Series A Preferred Stock is variable based in part on the market price of the common stock. See "Description of Securities—Preferred Stock—Series A Preferred Stock" below for a description of the conversion rights of the Series A Preferred Stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains express or implied forward-looking statements (including, without limitation, in the sections captioned "Description of Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere) that are based on our management's belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "intends," "plans," "anticipates," "future," "believes," "estimates," "predicts," "pro-forma," "potential," "attempt," "develop," "continue" or the negative of these terms or other comparable terminology. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of our Concession, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), statements regarding our application to list our common stock on The NASDAQ Capital Market and (iv) the assumptions underlying or relating to any statement described in points (i) through (iv) above.

        These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. These factors include, without limitation, our ability to raise additional funding as required to execute our exploration and development program, our dependence on a single exploration asset, our lack of proved reserves, our lack of operating revenue, dependence on joint development partners, the high operating risks of developing oil and gas resources, weather conditions and natural disasters, political conditions in the regions in which we operate or propose to operate, fluctuations in prices of oil and natural gas, the threat of terrorism, and general economic conditions. You should read this prospectus, along with the documents that we reference herein and have filed as exhibits hereto, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

        Investors should carefully review the disclosures detailed under "Risk Factors" below and the other information, including our financial statements and notes thereto, set forth in this prospectus.

 RISK FACTORS

        An investment in shares of our securities is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our securities you should carefully consider the following risks, together with the financial and other information contained in this prospectus.Our business, prospects, financial condition and results of operations could be materially adversely affected as a result of any of these risks. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our securities.

Risks Relating to Our Business and the Industry in Which We Operate

Our business is dependent on a single exploration asset.

        The Concession is our single exploration asset. We have been conducting exploration work related to offshore Guinea since 2002, including significant seismic data surveys, processing, evaluations and studies, but we have no reserves and there is no assurance that our exploration work will result in any discoveries or in any commercial success.

        The PSC, as amended, requires the drilling of a minimum of one additional exploration well to a minimum depth of 2,500 meters below the seabed at a minimum cost of $46 million during the Extension Period ending on September 22, 2017. We began drilling operations, defined as having a rig capable of drilling the upcoming exploration well in the territorial waters of Guinea on May 21, 2017, but have not spud the well yet and risk a loss of the Concession if the drilling of the exploratory well is delayed beyond our control.

        The Concession, permits and contracts which rely on the Concession may be changed, thus adversely affecting our ability to continue the operations. In addition, the PSC has financial and other administrative obligations that need to be performed in order to maintain compliance with the PSC. Failure to comply could subject us to risk of losing the Concession. In addition, oil and natural gas operations in Africa may be subject to higher political, health and security risks than operations in other areas of the world. Any adverse development affecting our operations such as, but not limited to, the drilling and operational hazards described below, could result in damage to, or destruction of, any wells and producing facilities constructed on the Concession as well as damage to life. As the Concession is our only exploration asset, any adverse development affecting it could have a material adverse effect on our financial position and results of operations.

We require additional financing to meet our general and administrative obligations and in order to fulfill our PSC commitments. We are currently not in a position to predict when, if ever, we will be able to meet those obligations.

        The Concession offshore Guinea is our principal asset and we do not have the funds necessary to fulfill our obligations under the PSC, as amended. In the absence of operating cash flows, in order to meet our current obligations as they become due over the next quarter and 12 months and to be able to continue with our operations, we intend to rely exclusively on issuing equity or debt securities or, alternatively, divestiture of additional participating interests in the Concession. There is no assurance that we will be successful in raising the funds or acquiring the partners in the time needed to execute the program required in the PSC.

The absence of cash inflows into our company raises substantial doubts about our ability to continue as a going concern as reflected in the opinion of the auditors of our financial statements. If we are not successful in carrying out our fund raising plans, we will not be able to continue operations.

        Our financial statements have been prepared assuming that we will continue as a going concern. As noted in Note 1 to our financial statements for the fiscal year ended June 30, 2016, and for the three and nine months ended March 31, 2017, contained herein, the absence of cash inflows raises substantial doubt about our ability to continue as a going concern. Our auditors have noted this concern in their opinion on our audited financial statements for the fiscal year ended June 30, 2016. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our plans to address this problem are discussed in Note 1. There can be no assurance that we will be successful in carrying out our plans to obtain additional cash resources. If we are unable to obtain additional cash resources, we will not be able to continue operations.

We have no proved reserves and our exploration program may not yield oil in commercial quantities or quality, or at all.

        We have no proved reserves. To date, we have drilled one exploratory well which had non-commercial results. We have identified prospects and leads based on seismic and geological information that we believe indicate the potential presence of hydrocarbons. However, we operate in a virgin basin without any commercial hydrocarbon discoveries and the areas to be drilled may not yield oil in commercial quantities or quality, or at all. Even when properly used and interpreted, 2-dimensional ("2D") and 3-dimensional ("3D") seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. Accordingly, we do not know if any of our prospects will contain oil in sufficient quantities or quality, or at all, to allow us to recover drilling and completion costs or to be economically viable. Even if oil is found in commercial quantities, construction costs of oil pipelines or floating production systems, as applicable, and transportation costs may prevent such leads from being economically viable. If these exploration efforts do not prove to be successful, our business, financial condition and results of operations will be materially adversely affected.

Efforts to attract commercial partners may not be successful and may not be on terms advantageous to us.

        We have no source of operating revenue and may need to obtain additional resources through sales of additional participating interests in the Concession, equity or debt financings, or through other means. If we seek to sell additional participating interests in the Concession, we may not be successful in attracting additional commercial partners in the time required to drill further wells and/or to pay for our share of the project costs related to the exploration well. In addition, if we enter into an arrangement, the terms of such arrangement may not be advantageous to us. Any such arrangement will likely involve a further transfer of a participating interest in the Concession, which could reduce the potential profitability of our interest in the Concession.

An extended period of depressed oil and gas prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results. Oil and gas prices are volatile, and we have no ability to control the price of oil and gas. A continued substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

        We currently have no source of operating revenue. Our financial condition is based solely on our ability to sell equity or debt securities to investors, enter into an additional joint operating agreement or similar strategic relationship with an industry partner, sell interests related to the Concession or borrow funds. We expect that entering into these joint operating or similar relationships would entail transferring a portion of our interest in the Concession to such partner. Such investors would consider the price of oil and gas in making an investment decision. Prolonged periods of low oil and gas prices could adversely affect our financial condition, liquidity, ability to obtain financing, and operating results. Low oil and gas prices in the future will likely also reduce the amount of oil and gas that we could produce economically and could have a negative effect on our future financial results. Historically, oil and gas prices and markets have been volatile and they are likely to continue to be volatile, with prices fluctuating widely in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

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  the level of domestic and foreign supplies of oil;

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  the level of consumer product demand;

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  weather conditions and natural disasters;

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  political conditions in oil producing regions throughout the world;

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  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil production;

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  speculation as to the future price of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

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  price and production controls;

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  political and economic conditions, including embargoes in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

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  continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

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  the level of global oil and natural gas exploration and production activity;

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  the price of foreign oil imports;

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  actions of governments;

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  domestic and foreign governmental regulations;

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  the price, availability and acceptance of alternative fuels;

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  technological advances affecting energy consumption;

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  global economic conditions; and

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  the value of the U.S. dollar, the Euro and fluctuations in exchange rates generally.

        These factors and the volatile nature of the energy markets make it impossible to predict oil and gas prices. Our inability to respond appropriately to changes in these factors could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

The Second and Third PSC Amendments significantly reduced our acreage and interest in the Concession and we agreed to a very tight timeline to obtain financing and begin drilling the exploration well.

        We received a one-year extension and 100% of the Concession pursuant to rights granted to us under the Second PSC Amendment signed on September 15, 2016. Pursuant to the terms of the Second PSC Amendment, we agreed to relinquish an additional 77% of the remaining acreage (although we believe that we retained the acerage with the best prospectivity) and agreed to a very ambitious drilling timeline, which required drilling operations for the Fatala-1 well to commence no later than May 30, 2017. We further agreed to provide security to the Government of the Republic of Guinea and agreed to financial penalties in the event we fail to drill the exploration well. Our interest in the Concession was further diminished under the Farm-out Agreement with SAPETRO and the Third PSC Amendment. The tight timeline has reduced the value of the Concession and our ability to attract financing and third parties to join us in exploration activities. There is no guarantee that we will be able to raise the necessary funds or be able to timely and adequately fulfil the applicable terms of the PSC.

The terms of the PSC may become subject to renegotiation under certain circumstances, which may have an adverse impact upon our operations and profitability.

        The PSC provides that should the Guinea government note material differences between provisions of the PSC and international standards or the Guinea Petroleum Code, the parties will renegotiate the relevant articles of the PSC. If the Guinea government identifies material differences between the PSC's provisions and international standards or the Guinea Petroleum Code, there is no assurance that we will be able to negotiate an acceptable modification to the PSC. If the parties are not successful in renegotiating the relevant articles of the PSC, the parties may be required to submit the matter to international arbitration. There is no assurance that any arbitration would be successful or otherwise lead to articles that are more favorable to us than the present articles. Therefore, the results of such negotiations or arbitration could be unfavorable to us and, as a result, could have a material adverse effect on our business, financial position, results of operation and future cash flows.

We may not be able to obtain the additional capital necessary to achieve our business objectives.

        Our business is capital intensive and, as such, we must invest a significant amount of funds in our activities. We intend to make substantial capital expenditures to find, develop, and produce natural gas and oil reserves.

        Additional capital could be obtained from a combination of funding sources. The current potential funding sources and the potential adverse effects attributable thereto, include:

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  sales or assignments of participating interests in the Concession, which would reduce any future revenues available to us from that program while at the same time offsetting potential expenditures;

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  offerings of equity, equity-linked and convertible securities, which would dilute the equity interests of our stockholders;

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  debt and convertible debt offerings, which would increase our leverage and add to our need for cash to service such debt and which could result in assets being pledged as collateral; and

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  borrowing from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends.

        It is difficult to quantify the amount of financing we may need to fund our business plan in the longer term. The amount of funding we may need in the future depends on various factors such as:

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  our financial position;

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  the cost of exploration and drilling;

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  the prevailing market price of natural gas and oil; and

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  the lead time required to bring any discoveries to production.

        If we do not obtain financial means in the future it is unlikely that we will be able to continue to pursue exploration offshore Guinea and our financial condition and operations will be adversely affected.

We are highly dependent on our management team and consultants, and any failure to retain the services of such parties could adversely affect our ability to effectively manage our operations or successfully execute our business plan.

        Our business is dependent on retaining the services of a small number of key personnel of the appropriate caliber as the business develops. Our success is, and will continue to be to a significant extent, dependent upon the expertise and experience of the directors, senior management and certain key consultants, but the retention of their services cannot be guaranteed. The loss of key members of our management team or other highly qualified professionals has adversely affected our ability to effectively manage our overall operations or successfully execute current or future business strategies. If any further member of management, director, or other consultants were to leave our company, it may have a material adverse effect on our business, financial condition, results of operations and/or growth prospects.

Claims and lawsuits against us may result in adverse outcomes.

        While there are currently no pending legal proceedings to which we are a party (or that are, to our knowledge, contemplated by governmental authorities) that we believe will have individually or in the aggregate, a material adverse effect on our business, financial condition or operating results, from time to time we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business or otherwise. Litigation is subject to inherent uncertainties, and an adverse result in any such matters could occur that could harm our business, financial condition or results of operations, including significant monetary damages or limitations on our ability to engage in our business activities. Although we have director and officer insurance, in case such claims arise it may not apply to or fully cover any liabilities we may incur as a result of these lawsuits.

Drilling wells is speculative and potentially hazardous. Actual costs may be more than our estimates, and may not result in any discoveries. The cost of our recently drilled exploratory well was significantly higher than expected.

        Although SCS has contracted what it believes to be a high quality modern drillship rig and reliable contractors for a significant portion of the drilling technological services, exploring for and developing hydrocarbon reserves involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing, and operating wells are often exceeded, especially in the ultra-deep offshore. The cost of our prior exploratory well, the Sabu-1, was higher than we initially expected, primarily due to numerous delays and issues related to mechanical and operational matters on the rig, logistical delays resulting from limited port facilities in Guinea, and an expanded well logging program. In addition, oil was not discovered in commercial quantities. Unexpected delays and increases in costs associated with the upcoming well could adversely affect our results of operation, financial position, liquidity and business plans.

        Drilling may be unsuccessful for many reasons, including geological conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. The successful drilling of an oil well may not be indicative of the potential for the development of a commercially viable field and will not necessarily result in a profit on investment. A variety of factors, both geological and market-related, could cause a well to become uneconomic or only marginally economic.

        These factors include a variety of operating risks, such as:

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  blowouts, cratering and explosions;

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  mechanical and equipment problems;

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  uncontrolled flows of oil and gas or well fluids;

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  fires;

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  marine hazards with respect to offshore operations;

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  formations with abnormal pressures;

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  pollution and other environmental risks; and

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  weather conditions and natural disasters.

        Offshore operations are subject to a variety of operating risks particular to the marine environment, such as capsizing and collisions. Also, offshore operations are subject to damage or loss from adverse weather conditions. Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses.

        The site for the next exploratory well we plan to drill will be in the ultra-deep water. Deep-water drilling generally requires more time and more advanced drilling technologies than exploration in shallower waters, involving a higher risk of equipment failure and higher drilling costs. In addition, even if there is a discovery, taking it to production presents risks that we may not be currently aware of. If we participate in the development of new subsea infrastructure and use floating production systems to transport oil from producing wells, these operations may require substantial time for installation or encounter mechanical difficulties and equipment failures that could result in significant liabilities, cost overruns, or delays. Furthermore, deep-water operations generally, and operations in West Africa in particular, lack the physical oilfield service infrastructure that is often present in other regions. As a result, a significant amount of time may elapse between a deep-water discovery and the marketing of the associated oil and natural gas, thus increasing both the financial and operational risks involved with these operations. Because of the lack and high cost of this infrastructure, further discoveries we may make in Guinea may never be economically producible.

The cost of drilling rigs, equipment, supplies, personnel and oilfield services, as well as gathering systems and processing facilities, and our dependence on industry contractors generally, could adversely impact us.

        We are dependent on industry contractors for the success of our oil and gas exploration projects. In particular, our drilling activity offshore Guinea will require that we have access to offshore drilling rigs and contracts with experienced operators of such rigs. The availability and cost of drilling rigs and other equipment and services, and the skilled personnel required to operate those rigs and equipment, is affected by the level and location of drilling activity around the world. An increase in drilling operations worldwide may reduce the availability and increase the cost to us of drilling rigs, other equipment and services, and appropriately experienced drilling contractors. The reduced availability of such equipment and services may delay our ability to discover reserves and higher costs for such equipment and services may increase our costs, both of which may have a material adverse effect on our business, results of operations and future cash flow. If we succeed in constructing oil wells, we may be required to shut them because access to pipelines, gathering systems or processing facilities may be limited or unavailable. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market, which could cause a material adverse effect on our results of operations and financial condition.

Operator's responsibilities pose high risk in terms of organizing operations safely, in an environmentally responsible way and within the terms prescribed by the applicable legislation.

        Under the terms of the PSC and the Farm-out Agreement with SAPETRO, SCS is designated as the Operator. The Farm-out Agreement includes reciprocal "knock-for-knock" indemnities and SCS and SAPETRO are jointly and severally liable for the obligations under the PSC, as amended, to the Government of the Republic of Guinea. Due to the complexity of the oil and gas operations of drilling deep-water exploration wells, we are unable to provide assurances that complications during drilling operations will not occur, whether we will be able to cover claims that may arise, and whether we will be able to carry sufficient catastrophic well insurance to adequately cover us.

We are exposed to the failure or non-performance of commercial counterparties.

        Our operations will be dependent on certain third parties with whom we have commercial agreements (such as drilling contractors and the parties responsible for transporting and/or storing our production) for our future exploration, development, production, sales or other activities. The efficiency, timeliness and quality of contract performance by third party providers are largely beyond our direct control. If one or more of these third parties fails to meet its contractual obligations to us, or if such services are temporarily or permanently unavailable (for example, as a result of technical problems or industrial action), or not available on commercially acceptable terms, we may experience a material adverse effect to our business, results of operations, financial condition and future cash flow. In addition, as a named party under the PSC, we could be held liable for the environmental, health and safety impacts arising out of the activities of our drilling project management contractor or any other third party service provider contracted by us or on our behalf, which could have a material adverse effect on our business, results of operations and future cash flow.

        In particular, we cannot give any assurance in relation to the ability of our co-venturer, SAPETRO, to pay for its portion of the costs associated with the Concession, including, but not limited to the Fatala-1 well costs as well as costs related to subsequent operations (herein "Project Costs"). Although currently SAPETRO seems to have sufficient financial resources to cover its share of Project Costs, in case SAPETRO does not pay any material part of its share of the Project Costs, it is highly probable that SCS will not be able to continue operations provided under the terms of the PSC and Farm-out Agreement on its own.

Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

        Exploration and production activities in the oil and gas industry are subject to local laws and regulations. We may be required to make large expenditures to comply with governmental laws and regulations, particularly in respect of the following matters:

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  licenses for drilling operations;

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  tax increases, including retroactive claims;

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  unitization of oil accumulations;

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  local content requirements (including the mandatory use of local partners and vendors); and

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  environmental requirements and obligations, including investigation and/or remediation activities.

        Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, new laws and regulations may be enacted and current laws and regulations could change or their interpretations could change, in ways that could substantially increase our costs. These risks may be higher in the developing countries in which we conduct our operations, where there could be a lack of clarity or lack of consistency in the application of these laws and regulations. Any resulting liabilities, penalties, suspensions or terminations could have a material adverse effect on our financial condition and results of operations.

        Furthermore, the explosion and sinking in April 2010 of the Deepwater Horizon oil rig during operations on the Macondo exploration well in the Gulf of Mexico, and the resulting oil spill, have increased the costs and risks faced by those drilling for oil in deep-water regions, including increased industry standards, governmental regulation and enforcement, and less favorable investor perception of the risk-adjusted benefits of deep-water offshore drilling.

        The occurrence of any of these factors, or the continuation thereof, could have a material adverse effect on our business, financial position or future results of operations.

Our insurance coverage may be insufficient to cover losses, or we could be subject to uninsured liabilities which could materially affect our business, results of operations or financial condition.

        There are circumstances where insurance will not cover, or where it will not be sufficient to cover, the consequences of an event, or where we may become liable for costs incurred in events or incidents against which we either cannot insure or may elect not to have insured (whether on account of prohibitive premium costs or for other commercial reasons). Further, insurance covering certain matters (such as sovereign risk, terrorism and many environmental risks) may not be available to us. Moreover, we may be subject to large excess payments in the event a third party has a valid claim against us, and therefore may not be entitled to recover the full extent of our loss, or may decide that it is not economical to seek to do so. The realization of any significant liabilities in connection with our future activities could have a material adverse effect on our business, results of operations, financial condition and future cash flow.

        There are risks associated with the drilling of oil and natural gas wells which could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards, including those arising out of the activities of our third-party contractors. We intend to obtain insurance with respect to certain of these hazards, but such insurance likely will have limitations that may prevent us from recovering the full extent of such liabilities. The payment by us of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

We may incur a variety of costs to engage in business transactions, and the anticipated benefits of those transactions may never be realized.

        As a part of our business strategy, we enter into business transactions or significant investments in other assets, particularly those that would allow us to produce oil and natural gas and generate revenue to fund our exploration activities. Any future acquisitions would be accompanied by risks such as:

  •
  diversion of our management's attention from ongoing business concerns;

  •
  our potential inability to maximize our financial and strategic position through the successful development of the asset or assets acquired;

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  impairment of our relationship with our existing employees if we cannot hire employees to staff any new operations and our existing employees are required to staff both old and new operations; and

  •
  maintenance of uniform standards, controls, procedures and policies.

        We cannot guarantee that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

We do not have reserve reports for the Concession and our expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

        We neither have reserves nor any reserve reports for the Concession. A reserve report is the estimated quantities of oil and gas based on reports prepared by third party reserve engineers. Reserve reporting is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

We have not yet determined the accounting impact of the recent issuance of our common stock warrants.

        In our June-July 2017 private placement, we issued warrants to purchase common stock. We have not yet completed the accounting analysis for the securities, but because of certain provisions, the accounting treatment is likely to result in a liability component that would be required to be marked to market at each quarterly balance sheet date, with changes to income or expense in our statement of operations, which could introduce variability in earnings depending on the valuation.

Risks Relating to Operating in Guinea

We operate in the Republic of Guinea, a country which is considered a high-risk jurisdiction for corruption; such corruption could impair our ability to do business in the future or result in significant fines or penalties.

        We are the Operator in a Concession offshore the Republic of Guinea, a country where corruption has been known to exist. There is a risk of violating either the US Foreign Corrupt Practices Act, laws or legislation promulgated pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or Guinea anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business.

        The Republic of Guinea is largely a cash-based society and that creates additional internal control and related risks. We have been subject to investigations by the Department of Justice and Securities and Exchange Commission under the US Foreign Corrupt Practices Act ("FCPA") into how we obtained or retained the original Concession and, as a result, expended approximately $12.8 million in legal fees in working with the US Government. While those matters were resolved in 2015, should the DOJ, the SEC, or the Republic of Guinea open additional investigations regarding prior or current activities in the Republic Guinea or elsewhere, we do not have the financial ability to bear the costs related to any additional investigations and are unable to predict whether we would be able to raise the funds to properly defend the Company.

Geopolitical instability where we operate subjects us to political, economic and other uncertainties.

        We conduct business in the Republic of Guinea, which is in a region of the world where there have been prior civil wars, revolutions, coup d'états and internecine conflicts. There is the risk of political violence and increased social tension in the Republic of Guinea as a result of the past political upheaval, and there is a risk of civil unrest, crime and labor unrest at times. Since 2010, democratic elections have been held, a president was democratically elected and subsequently re-elected. While these developments indicate that the political situation in Guinea is improving, external or internal political forces could potentially create a political or military climate that might cause a change in political leadership, the outbreak of hostilities, or civil unrest. Such uncertainties could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the PSC.

        Further, we face political and economic risks and other uncertainties with respect to our operations, which may include, among other things:

  •
  loss of future revenue, property and equipment, as a result of hazards such as expropriation, war, acts of terrorism, insurrection and other political risks;

  •
  increases in taxes and governmental royalties;

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  unilateral renegotiation or cancellation of contracts by governmental entities;

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  difficulties enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations;

  •
  changes in laws and policies governing operations of foreign-based companies; and

  •
  currency restrictions and exchange rate fluctuations.

        Realization of any of these factors could have a material adverse effect on our business, financial condition, results of operations and/or growth prospects. The Consortium's operations in Guinea also may be adversely affected by laws and policies of multiple jurisdictions.

An epidemic of the Ebola virus disease in Guinea could adversely affect our business operations and financial condition.

        There was an outbreak of the Ebola virus disease in Guinea in 2013 - 2015. While the World Health Organization declared the Republic of Guinea Ebola free on December 29, 2015, sporadic new cases of infection have occurred, and any future outbreak of the Ebola virus will adversely affect our business operations and financial condition.

        Any drilling activities in Guinea will require safe access to the Conakry airport and port as well as other infrastructure in the Republic of Guinea. If there is another Ebola virus outbreak, drilling plans will likely be delayed or could be compromised and costs of operations will be increased, which additional costs we may not be able to cover in a timely manner and thus we could lose our participating interest in the Guinea Concession. Further, if contractors or subcontractors impose travel bans or personnel refuse to travel to the Republic of Guinea, drilling plans will be further delayed or interrupted after commencement. It is likely that the cost of any services could be significantly higher than planned which in turn could have a material adverse effect on our liquidity, business, and results of operations.

We are subject to governmental regulations, the cost of compliance with which may have an adverse effect on our financial condition, results of operations and future cash flow.

        Oil and gas operations in the Republic of Guinea will be subject to government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations. It is impossible to predict future government proposals that might be enacted into law, future interpretation of existing laws or future amendments to the Petroleum Code of the Republic of Guinea or any other laws, or the effect those new or amended laws or changes in interpretation of existing laws might have on us. Restrictions on oil and gas activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have a material adverse effect on our financial condition, results of operations and future cash flows.

Social, economic and health conditions in Guinea may adversely affect our business, results of operation, financial condition and future cash flow.

        As all of our potential revenue generating assets are currently located in the Republic of Guinea, our operations are dependent on the economic and political conditions prevailing in the Republic of Guinea. Accordingly, we are subject to the risks associated with conducting business in and with a foreign country, including the risks of changes in the country's laws and policies (including those relating to taxation, royalties, acquisitions, disposals, imports and exports, currency, environmental protection, management of natural resources, exploration and development of mines, labor and safety standards, and historical and cultural preservation). The costs associated with compliance with these laws and regulations are substantial, and possible future laws and regulations as well as changes to existing laws and regulations could impose additional costs on us, require us to incur additional capital expenditures and/or impose restrictions on or suspensions of our operations and delays in the development of our assets.

        Further, these laws and regulations may allow government authorities and private parties to bring legal claims based on damages to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. If material, these compliance costs, claims or fines could have a material adverse effect on our business, results of operations, financial condition and/or growth prospects. In addition, the Republic of Guinea has high levels of poverty, crime, unemployment and an undeveloped health care system.

The legal and judicial system in the Republic of Guinea is relatively undeveloped and subject to frequent changes, and we may be exposed to similar risks if we operate in certain other jurisdictions.

        The Republic of Guinea has a less developed legal and judicial system than more established economies which could result in risks such as: (i) effective legal redress in the courts of such jurisdictions, whether in respect of a breach of contract, law or regulation, or in an ownership dispute, being more difficult to obtain; (ii) a higher degree of discretion on the part of Governmental authorities who may be susceptible to corruption; (iii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iv) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (v) relative inexperience of the judiciary and courts in such matters. In the Republic of Guinea and certain other jurisdictions, the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to the Concession or other licenses, permits or approvals required by us for the operation of our business, which may be susceptible to revision or cancellation, and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others, and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Risks Relating to This Offering and Our Securities

You could lose all of your investment.

        An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

Sales of our securities in this offering will be taking place concurrently with sales of common stock registered by selling shareholders which might affect the price, demand, and liquidity of our common stock.

        We are registering up to 9,940,381 shares of our common stock for resale by certain security holders ("Selling Shareholders") in this offering, including 4,009,751 shares issuable upon exercise of common stock purchase warrants exercisable for two years from issuance (June-July 2017, as applicable), at an exercise price $1.825 per share; 81,841 shares issuable upon exercise of common stock purchase warrants exercisable at $3.50 per share until July 2019, 9,342 shares issuable upon exercise of common stock purchase warrants exercisable at $3.00 per share until July, 2019 (such exercise prices subject to adjustment in certain circumstances), and up to 381,680 shares issuable upon Conversion of Series A Preferred Stock convertible at an assumed conversion price of $1.00 per share. Sales by Selling Shareholders may reduce the price of our common stock, demand for the shares sold in this offering and, as a result, the liquidity of your investment.

  Sales of our common stock in this offering will be taking place concurrently with sales of common stock and warrants by the Company in a public offering, which might affect the price, demand, and liquidity of our common stock.

  We are registering            units to be sold by us at a public offering price of $      per unit concurrently with this offering. Each unit consists of one share of our common stock and a warrant to purchase            shares of common stock. The warrants have a per share exercise price of $      per share ( % of the public offering price of one unit in this offering), are exercisable immediately and will expire years from the date of issuance. The common stock and warrants are immediately separable and will be issued separately. Sales of these shares and warrants may reduce the price of our common stock, demand for the shares sold in this offering and, as a result, the liquidity of your investment.

In the event we obtain shareholder approval and our board of directors decides to effectuate a 1-for-2 to 1-for-6 reverse stock split, such reverse split could adversely affect the liquidity of our common stock and market capitalization.

        We may effectuate between a 1-for-2 to 1-for-6 reverse stock split of our common stock in order to increase our stock price to a level that will enable us to qualify for listing on the NASDAQ Capital Market or other national stock exchange.

        A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share market price does not increase proportionately as a result of the reverse split, then the value of our company as measured by our market capitalization will be reduced, perhaps significantly. This also significantly reduces the number of shares of our common stock that are outstanding, and the liquidity of our common stock could be adversely affected and you may find it more difficult to purchase or sell shares of our common stock.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

        In the future, we may issue our authorized but previously unissued equity securities, which would result in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby. The Company is authorized to issue an aggregate of 87,000,000 shares of common stock and 20,000,000 shares of "blank check" preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

Future sales of our common stock or securities convertible or exchangeable for our common stock, or the perception that such sales might occur, may cause our stock price to decline and may dilute your voting power and your ownership interest in us.

        If our existing stockholders or warrant or option holders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the price of our common stock could decline. The perception in the market that these sales may occur could also cause the price of our common stock to decline. Upon the effectiveness of the registration statement of which this prospectus forms a part or other registration statements we could elect to file with respect to any other outstanding shares of common stock, any sales of those shares or any perception in the market that such sales may occur could cause the trading price of our common stock to decline. As of the date of effectiveness of such registration statement, such shares registered for resale will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for shares purchased by affiliates.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

        Our Board of Directors is authorized to issue up to 87,000,000 shares of common stock and 20,000,000 shares of preferred stock with powers, rights and preferences designated by it. (A total of 810 shares of Series A Preferred Stock are currently outstanding.) Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

There currently is a limited market for our common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain an active trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

        There is currently only a limited public market for shares of our common stock, and an active trading market may never develop. Our common stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders' equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

        Although, we have applied for the listing of our common stock and the warrants on The NASDAQ Stock Market, no assurance can be given that our application will be approved, or that, if the application is approved, the price of the common stock will not be volatile.

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

        The closing price for our common stock has varied between a high of $2.80 on January 4, 2017 and a low of $0.37 on July 25, 2016, for the twelve months ended June 30, 2017. On July 25, 2017, the closing price of our common stock was $1.53. This volatility may affect the price at which an investor could sell the common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in section entitled "Risks Relating to Our Business and the Industry in Which We Operate," variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts' estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

The NASDAQ Capital Market may not list our securities for trading on its exchange which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

        We have applied to list our common stock on The NASDAQ Capital Market, a national securities exchange. Although, we expect to meet The NASDAQ Capital Market's minimum initial listing standards, which generally mandate that we meet certain requirements relating to stockholders' equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that we will be able to meet those initial listing requirements. If The NASDAQ Capital Market does not list our securities for trading on its exchange, we could face significant material adverse consequences, including:

  •
  a limited availability of market quotations for our securities;

  •
  reduced liquidity with respect to our securities;

  •
  a determination that our shares of common stock are "penny stock" which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

  •
  a limited amount of news and analyst coverage for our company; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because we expect that our securities will be listed on The NASDAQ Capital Market, our securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on The NASDAQ Capital Market, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our common stock is currently subject to the "penny stock" rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

        Rule 15g-9 under the Exchange Act establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

        Until our Common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system. In those venues, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

We do not anticipate paying dividends on our common stock. Any return on your investment will likely be limited to the value of our common stock.

        Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

We are a smaller reporting company and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

        We qualify as a "smaller reporting company" (meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and we have a public float of less than $75 million as of the last business day of our most recently completed second fiscal quarter), which allows us to take advantage of a number of exemptions from SEC disclosure requirements in this prospectus and our periodic reports and proxy statements, including, among other things, simplified executive compensation disclosures, only being required to provide two (rather than three) years of audited financial statements, and not being required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. Decreased disclosures in our SEC filings due to our status as a "smaller reporting company" may make it harder for investors to analyze our results of operations and financial prospects and may cause some investors to find our common stock less attractive because we rely on these exemptions, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Certain provisions of Delaware law and our charter documents may impede or discourage a takeover, which could adversely impact the market price of our shares.

        As a Delaware corporation, we are governed by anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") that prohibit certain publicly-traded Delaware corporations from engaging in a business combination with anyone who owns at least 15% of its common stock for a period of three years after the date of the transaction in which the person acquired the 15% ownership, unless the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by this anti-takeover statute, the merger or combination is approved in a prescribed manner, or the corporation does not have a class of voting stock that is listed on a national securities exchange or held by more than 2,000 stockholders of record. We are currently not subject to these restrictions; however, our certificate of incorporation and by-laws do not contain a provision electing not to be governed by this statute, and once our common stock is listed on a national securities exchange or held by more than 2,000 stockholders of record, we will become subject to these restrictions, which may discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

        Certain other provisions of Delaware law and of our certificate of incorporation and bylaws impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders, or could discourage a potential acquirer from making a tender offer for our common stock. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our Board of Directors. These provisions include:

  •
  no cumulative voting in the election of directors;

  •
  the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director;

  •
  a requirement that special meetings of stockholders be called only by the chairperson of the board of directors, the chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors,

  •
  an advance notice requirement for stockholder proposals and nominations;

  •
  the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

  •
  elimination of personal liability for breaches of fiduciary duty as a director, to the extent permitted under the Delaware law.

        These restrictions, under certain circumstances, could reduce the market price of our common stock.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a "smaller reporting company," our independent registered public accounting firm will have to attest to and report on management's assessment of the effectiveness of such internal control over financial reporting. Based upon the last evaluation conducted as of March 31, 2017, our management concluded that our internal control over financial reporting was not effective as of such date to provide reasonable assurance to the Company's management and Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Our management identified a material weakness in our internal control over financial reporting that occurred during our fiscal quarter ended March 31, 2017, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. The departure of our previous Principal Accounting Officer had a material adverse impact on our quarterly financial close process and reporting, which caused the late filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The Company is in the process of remedying this weakness by adding additional accounting personnel.

        If we fail to maintain effective internal control over financial reporting, we may be unable to prevent or detect fraud or provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. This could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our common stock.

        In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404(b). Our compliance with Section 404(b) may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group. We may need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404(b). We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404(b) by the date on which we are required to so comply.

        ***

SELLING STOCKHOLDERS

        This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 9,940,381 shares of our common stock. Of the shares being offered:

  (i)
  5,457,767 are currently outstanding;

  (ii)
  up to 381,680 may be issuable upon conversion of 367 outstanding shares of our Series A Preferred Stock; and

  (iii)
  4,100,934 are issuable upon exercise of outstanding common stock purchase warrants.

        The number of shares set forth in (ii) above represent a good faith estimate of the number of shares that would become issuable upon conversion of such Series A Preferred Stock at a conversion price of $1.00 per share. (See "Description of Securities—Preferred Stock—Series A Preferred Stock" below for a description of the conversion rights of the Series A Preferred Stock.)

        Pursuant to Rule 416 under the Securities Act, this prospectus also covers the resale of shares of common stock that may become issuable or be issued pursuant to provisions of the Series A Preferred Stock and common stock purchase warrants to prevent dilution resulting from stock splits, stock dividends, or similar transactions ("Anti-Dilution Shares").

        The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the columns "Shares of Common Stock Owned Prior to This Offering and Registered Hereby," "Shares of Common Stock Issuable upon Conversion of Series A Preferred Stock Registered Hereby" and "Shares of Common Stock Issuable upon Exercise of Warrants Registered Hereby" in the table below. The table does not include any Anti-Dilution Shares that may be issued to and sold by the selling stockholders hereunder.

        The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled "Plan of Distribution" in this prospectus.

        The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder's account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after July 20, 2017 (the "Determination Date"), through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the time of the filing of the registration statement of which this prospectus forms a part.

        Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder's name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

        Selling stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers who hold shares of common stock included in the table below purchased our common stock in the ordinary course of business, not for resale. These broker-dealers and affiliates of broker-dealers who hold warrants to purchase shares of common stock included in the table below. We have been advised that, in either case, at the time of such purchase of shares or receipt of warrants, such persons did not have any agreements or understandings, directly or indirectly, with any person to distribute such common stock.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to This Offering(1)	Shares of Common Stock Owned Prior to this Offering and Registered Hereby	Shares of Common Stock Issuable upon Conversion of Series A Preferred Stock Registered Hereby(2)	Shares of Common Stock Issuable upon Exercise of Warrants Registered Hereby	Shares of Common Stock Beneficially Owned upon Completion of This Offering(3)(4)	Percentage of Common Stock Beneficially Owned upon Completion of This Offering(4)
Archibald, Lawrence E	179,795	102,740	0	77,055	0	*
Belousov. Igor	378,900	0	104,000	22,300	238,993	*
Bonelli, Ronald & Annette, JTWROS(5)	784,058	154,110	0	115,583	514,365	1.8%
Brenner, Andrew	17,980	10,274	0	7,706	0	*
Corbin, Lee Harrison	35,000	20,000	0	15,000	0	*
Davis, Jason(6)	125,023	68,495	0	51,372	5,156	*
Elliston, Gary D(7)	445,808	34,247	0	25,686	385,875	1.6%
EFD Capital Inc.(8)	10,118	0	0	7,893	2,225	*
Farmer, Robert L	75,325	25,000	0	18,750	29,875	*
FirstFire Global Opportunities Fund LLC(9)	305,134	0	160,160	34,342	110,632	*
Flett, Eric	117,589	30,822	0	23,117	59,748	*
Franklin, Charles Mark & Lynne, JTWROS(10)	1,316,730	684,932	0	513,699	118,099	*
Fregeau, James A.	294,967	17,124	0	12,843	265,000	*
Gabbasov, Kamil	59,933	34,247	0	25,686	0	*
Javaid, Muhammad Omer	134,906	47,946	0	35,960	50,000	*
Kay, Lina	399,946	68,494	52,000	62,521	216,931	*
Leonard, Ray(11)	747,368	119,864	0	89,899	537,605	2.6%
Livson, Roman**	315,108	0	0	276,683	38,425	*
Madigan, Michael	118,474	34,247	0	25,686	58,541	*
Marshall, Gregory	91,927	6,850	33,280	12,274	38,094	*
Oliver, Avery	157,360	27,398	32,240	27,462	68,899	*
Ormond, John Charles	29,966	17,123	0	12,843	0	*
Pacific Drilling Operations Limited(12)	5,362,382	3,307,586	0	2,054,796	0	17.4%
Renaud, Stephen**	47,421	8,000	0	35,421	4,000	*
Richardson, Lamar, Jr.	175,549	17,200	0	12,900	145,449	*
Solberg, Robert A. & Kristine A., JTWROS(13)	47,950	27,400	0	20,550	0	*
Silverman, Michael**	62,633	10,274	0	45,359	7,000	*
Solovyev, Vladislav	839,043	479,453	0	359,590	0	*
Strange William(14)	157,808	34,247	0	25,686	97,875	*
Struve, Clayton	59,933	34,247	0	25,686	0	*
Thamm, Rick W.	31,969	17,125	0	12,844	2,000	*
Thurmond, Mark & Deborah, Tenants in Common(15)	20,076	11,472	0	8,604	0	*
Tipnis, Mayur	7,869	3,425	0	2,569	1,875	*
Wengraf, John H.	5,994	3,425	0	2,569	0	*
Total		5,457,767	381,680	4,100,934

*
Less than 1%

**
Affiliate of registered broker-dealer

(1)
Amounts include (a) a good faith estimate of the number of shares of common stock into which shares of Series A Preferred Stock owned by the selling stockholder are convertible, at an assumed conversion price of $1.00 per share, and (b) shares of common stock for which warrants held by the selling stockholder are currently exercisable.

(2)
Amounts include a good faith estimate of the number of shares of common stock into which shares of Series A Preferred Stock owned by the selling stockholder are convertible, at an assumed conversion price of $1.00 per share.

(3)
Assumes all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in the offering and that shares of common stock beneficially owned by such selling stockholder but not being registered by this prospectus are not sold. Includes shares of common stock not being registered by this prospectus for which warrants held by the sselling stockholder are currently eercisable and the maximum number of shares of common stock that could be acquired upon conversion of the Series A Preferred Stock, based on the conversion price for the Series A Preferred Stock applicable as of the Determination Date, which is $1.52 per share of common stock. As described under "Description of Securities—Preferred Stock—Series A Preferred Stock" below, the conversion price is variable based in part on the market price of the common stock. Pursuant to SEC rules, when a conversion price is variable in this way, the selling stockholders may be deemed to beneficially own at any particular time only the number of shares of common stock they could acquire based on the then-current conversion price. See Note 4 below.

(4)
Percentages are based on the 28,780,084 shares of common stock issued and outstanding as of the Determination Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying shares of preferred stock, options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after the Determination Date are deemed outstanding for computing the percentage of the person holding such shares of preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage beneficial ownership was calculated using the conversion price for the Series A Preferred Stock applicable as of the Determination Date , which is $1.52 per share of common stock. $1.07 is 80% of the lowest closing price of the common stock during the 21 consecutive trading days ending on the trading day immediately prior to the date of this prospectus. Percentage beneficial ownership of the selling stockholders will change based on fluctuations in the price of the common stock.

(5)
Ronald Bonelli and Annette Bonelli are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

(6)
Jason D. Davis is our Interim Chief Financial Officer and Secretary. See "Security Ownership of Certain Beneficial Owners and Management" for information as to Mr. Davis' beneficial ownership of the Company's common stock.

(7)
Gary D. Ellison is a member of our Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management" for information as to Mr. Davis' beneficial ownership of the Company's common stock.

(8)
Barbara J. Glenns is President of EFD Capital Inc., a Delaware corporation ("EFD"), and may be deemed to have voting and investment power over the shares held by EFD.

(9)
Eliezer S. Fireman is the Managing Member of FirstFire Global Opportunities Fund LLC, a Delaware limited liability company ("FirstFire"), and may be deemed to have voting and investment power over the shares held by FirstFire.

(10)
Charles Mark Franklin and Lynne Franklin are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

(11)
Ray Leonard is our President and Chief Executive Officer, and a member of our Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management" for information as to Mr. Leonard's beneficial ownership of the Company's common stock.

(12)
C.J. Beckett is President of Pacific Drilling Operations Limited ("Pacific") and may be deemed to have voting and investment power over the shares held by Pacific.

(13)
Robert A. Solberg and Kristine A. Solberg are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

(14)
William Strange is a member of our Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management" for information as to Mr. Leonard's beneficial ownership of the Company's common stock.

(15)
Mark Thurmond, and Deborah Thurmond are tenants in common and have equal voting and investment power over the shares owend thereby.

USE OF PROCEEDS

        We will not receive any proceeds from sales of common stock by the selling stockholders made under this prospectus.

 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

        Our common stock trades on the QX Tier of OTC Markets (OTCQX), under the symbol "HDYN."

        As of July 20, 2017, we had 28,780,084 shares of our common stock issued and outstanding held by approximately 93 stockholders of record.

        The following table sets forth the high and low sales prices for our common stock on the QX Tier of the OTC Markets for the periods presented from September 30, 2015 through present. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is thinly traded and, thus, pricing of our common stock on OTC Markets does not necessarily represent its fair market value.

Period	High	Low
Quarter ended September 30, 2015	$0.810	$0.450
Quarter ended December 31, 2015	1.970	0.780
Quarter ended March 31, 2016	1.250	0.320
Quarter ended June 30, 2016	0.570	0.350
Quarter ended September 30, 2016	1.250	0.350
Quarter ended December 31, 2016	2.420	1.110
Quarter ended March 31, 2017	2.770	0.695
Quarter ended June 30, 2017	1.780	1.420
Quarter ending September 30, 2017 (through July 25, 2017)	1.720	1.330

        On July 25, 2017, the last reported sales price for our common stock as reported by OTC Markets was $1.53 per share.

Dividends

        We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Other than provisions of the Delaware Revised Statutes requiring post-dividend solvency according to certain measures, there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

        On February 18, 2010, at our annual meeting of stockholders, our Board of Directors and stockholders approved our 2010 Equity Incentive Plan (the "2010 Plan"). Subsequently, on February 17, 2012, the 2010 Plan was amended to increase the maximum shares issuable under the 2010 Plan from 625,000 shares to 1,250,000 shares and again on January 27, 2016, at our annual meeting of stockholders, the stockholders approved amending the 2010 Plan to increase the number of shares available for issuance by 750,000 shares to 2,000,000 shares.

        The 2010 Plan provides for the grants of shares of common stock, restricted stock units or incentive stock options and/or nonqualified stock options to purchase our common stock to selected employees, directors, officers, agents, consultants, attorneys, vendors and advisors. Shares of common stock, options, or restricted stock can only be granted under the Plan within 10 years from the effective date of February 18, 2010.

        The purpose of the Plan is to further our interest, and the interest of our subsidiaries and our stockholders by providing incentives in the form of stock or stock options to key employees, consultants, directors, and vendors who contribute materially to our success and profitability. We believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel as employees, independent consultants, and directors. The issuance of stock and grants of options will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. We pay wages, salaries, and consulting rates that we believe are competitive. We use the 2010 Plan to augment our compensation packages.

        The following table provides information as of June 30, 2017, with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,095,165	3.14	267,912
Equity compensation plans not approved by security holders	—	—	—

Total	1,095,165	3.14	267,912

(1)
2010 Equity Incentive Plan

        The following table provides a reconciliation of the securities remaining available for issuance as of June 30, 2017, under the 2010 Plan:

2010 Plan
Shares available for issuance, June 30, 2016	945,710
Stock options granted	(498,500)
Restricted stock granted	(401,146)
Stockholder approved increase in shares issuable	—
Previously issued options cancelled or expired	221,848

Shares available for issuance, June 30, 2017	267,912

SELECTED FINANCIAL DATA

        The following table summarizes certain selected consolidated financial data for the periods presented. The selected historical financial data as of and for the years ended June 30, 2016 and 2015 has been derived from our audited consolidated financial statements, included elsewhere in this prospectus.

        You should read the following information, together with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Year ended June 30,
(In thousands, except earnings per share data)	2016	2015
Revenue	$—	$—
Full-Cost ceiling test write-down	$(14,331)	$—
Loss from operations	$(22,846)	$(13,394)
Net loss	$(22,846)	$(13,392)
Basic loss per common share	$(1.09)	$(0.64)
Diluted loss per common share	$(1.09)	$(0.64)
Weighted Average Shares Outstanding	21,047	21,047
Cash and cash equivalents	$10,327	$18,374
Oil and Gas Properties	$—	$14,311
Total Assets	$11,678	$34,096
Long-Term Liabilities	$—	$—
Shareholder's Equity	$9,935	$32,428

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This prospectus contains "forward-looking statements." Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "plan," "project," "anticipate," "estimate," "believe," or "think." Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We assume no duty to update or revise our forward-looking statements based on changes in plans or expectations or otherwise.

Overview

        Our corporate mission is to provide energy for the future by exploring for, developing new and re-establishing pre-existing sources of energy. Our primary focus concerns advancing exploration work in the Republic of Guinea. We have no source of operating revenue and there is no assurance when we will, if ever. Our operating cash flows are negative and we will require substantial additional funds, through additional participants, securities offerings, or through other means, to fulfill our business plans.

        Our operating plan within the next 12 months include the following:

  •
  Commence and complete drilling of the exploration well in the Republic of Guinea.

  •
  Consider financing alternatives and other measures to raise funds to pursue our exploration and appraisal objectives offshore Guinea.

        Following the execution of Amendment No. 1 to the PSC in March 2010 (the "First PSC Amendment") and the receipt of a Presidential Decree in May 2010, we sold a 23% gross interest in the Concession to Dana Petroleum, PLC ("Dana"), a subsidiary of the Korean National Oil Corporation. In December 2012, we closed a sale of a 40% gross interest to Tullow Guinea Ltd. ("Tullow"), and Tullow became the Operator on April 1, 2013. A planned exploration well was initially delayed by Tullow and thereafter by the Ebola epidemic. Continued failure to resume petroleum operations by both Tullow and Dana in 2015 forced us to file legal actions under our Joint Operating Agreement. On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that returned to Hyperdynamics 100% of the interest under the PSC, long-lead item property useful in the drilling of an exploratory well, and $0.7 million in cash, in return for a mutual release of all claims. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala-1 well if it results in a discovery.

        We executed a Second Amendment to the PSC ("Second PSC Amendment") on September 15, 2016, and subsequently received a Presidential Decree that gave us a one-year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with the option of drilling additional wells. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained only an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and are obliged to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures (for which failure to provide the reports and assurances on a timely basis could result in a notice of termination with a 30 day period to cure), and (3) certain other guarantees.

        For the purposes of calculation for this clause (Article 4 of the PSC), however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and begin to move into the territory of Guinea the long lead items we received in the Settlement Agreement that were initially stored stored in Takoradi, Ghana for the drilling of the Extension Well in 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $292,000.

        On March 10, 2017, SCS entered into a Tri Party Protocol ("Protocol") with South Atlantic Petroleum Limited ("SAPETRO"), a privately held Nigerian oil and gas exploration and production company, and the Government of Guinea.

        Pursuant to the terms of the Protocol, it was agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017, and that SAPETRO and SCS will make all reasonable efforts to negotiate and finalize all transaction documents for SAPETRO's entry into the project in conformity with the PSC and submit for the approval of the Government of Guinea no later than April 10, 2017. The Government of Guinea in turn agreed to provide adequate assurances in relation to the validity of the existing PSC and amendments to enable SCS and SAPETRO to enter into the transaction documents and obtain all necessary Government approvals and to mobilize the requisite resources in the form of contracts, funds and personnel to spud and accomplish drilling operations in respect of the Fatala well and subsequent exploration wells. It was further agreed that upon completion of the transaction documents and receipt of the requisite approvals by the Government of Guinea, SAPETRO will provide the $5 million Security Instrument as required by the terms of the Second PSC Amendment.

        On March 30, 2017, SCS entered into a Farm-out Agreement (the "Farm-out Agreement") with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS would assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and execute a Joint Operating Agreement. Pursuant to the terms of the Farm-out Agreement, upon closing, SAPETRO would (i) reimburse SCS its proportional share of past costs associated with the preparations for the drilling of the Fatala-1 well, and (ii) pay its participating interest's share of future costs in the Concession.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farm-out Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirmed clear title of SAPETRO and SCS to the Concession as well as amended the security instrument requirements under the PSC. SCS and SAPETRO agreed to a US $5 million security instrument to be put in place within 30 days from the date of the Presidential Decree unless drilling operations had commenced. On May 21, 2017, drilling operations commenced upon the Pacific Scirocco drillship (see below) entering Guinean continental shelf waters.

        SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

        SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farm-out Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO a 2% participating interest in the Concession for each $1 million of SCS's costs paid by SAPETRO.

        On June 2, 2017 (the "Closing Date"), SCS submitted a Preliminary Closing Statement for $4.1 million to SAPETRO under the Farm-out Agreement. On June 5, 2017, SCS received $4.1 million from SAPETRO in accordance with the Preliminary Closing Statement, thus completing closing of the Farm-out Agreement and the assignment to SAPETRO of the 50% participating interest in the PSC, the parties executed the Joint Operating Agreement in the form attached to the Farm-out Agreement, governing the conduct of operations, and Hyperdynamics executed a parent guaranty of SCS's obligations as required by the Farm-out Agreement.

        As defined in the Farm-out Agreement, the Preliminary Closing Payment is an amount equal to 50% of the costs and expenses of the long-lead items and costs and expenses of the drilling program for the Extension Well in respect of the period commencing on September 15, 2016, and ending on the Closing Date. The total amount of the Closing Payment may not exceed $10 million. On June 12, 2017, we delivered to SAPETRO a Final Adjustment Statement for past costs in the amount of $671,801.

        After the delivery of the Final Adjustment Statement, SAPETRO has the right within 45 days to audit SCS's books and verify all the amounts and provide reasons for contesting them. If within 30 days from the date of SAPETRO's objection to any amount the parties fail to reach an agreement, the dispute will be referred to an independent accountant, appointed either jointly by the parties or, in case of disagreement, by the Institute of Charted Accountants of England and Wales. The independent accountant will be required to render its decision within 30 days of its appointment.

        After final review by SAPETRO of past costs submitted under both the Preliminary Closing Statement and the Final Adjustment Statement, we expect that SAPETRO's 50% share of all material past costs presented for reimbursement to SAPETRO will be reimbursed to us.

        On May 21, 2017, we put into force Amendment No.1 to the Offshore Drilling Contract with Pacific Scirocco Limited, a subsidiary of Pacific Drilling Operations Limited ("Drilling Contract Amendment"). The Drilling Contract Amendment clarifies the use of the Pacific Scirocco drillship for the upcoming drilling program offshore Guinea and provides for Special Mobilization and Standby Rate ("SMSR") of $100,000 per day to apply at the moment the drillship enters Guinea territorial waters. It further provides that SMSR ends the later of when Pacific Sirocco receives from SCS a 28 day notice for drilling commencement or July 17, 2017.

        In consideration for the Drilling Contract Amendment and taking into account certain significant costs incurred by Pacific Scirocco while waiting for SCS to agree terms of the Farm-out Agreement with SAPETRO and the Third Amendment to the Production Sharing Contract between SCS and the Government of the Republic of Guinea, we agreed to issue to Pacific Drilling Operations a number of shares of our common stock equal to $1,000,000 divided by the volume-weighted average price for the ten trading days preceding the date of the agreement, which was June 2, 2017. Under this agreement the issuance price was calculated at $1.761 per share, and 567,859 unregistered shares of our common stock were delivered to Pacific Drilling Operations within 10 business days. These shares will be included in the registration statement to be filed by the Company in connection with the Common Unit Offering described below. Pacific Drilling Operations also subscribed for 2,739,727 Units of common stock and common stock warrants in the Common Unit Offering for a purchase price of $4,000,000.

        On July 12, 2017, we obtained a letter from the Director General of the National Office of Petroleum of Guinea stating that in the event of an oil discovery at the end of the drilling of the Fatala-1 well, the government will have no objection to granting an additional period of two years to enable us to carry out the work of appraisal on the Concession.

        Our current capital resources are not sufficient to cover our financial commitments required to meet the exploration activity in the Concession. In the absence of operating cash flow to meet our current obligations as they become due over the next quarter and 12-month period, and to be able to continue with our operations, we shall be relying exclusively on issuing equity or debt securities or may seek divestiture of additional participating interests in the Concession. In case we are able to raise $15 million or more and, assuming no significant cost overruns on the Fatala-1 well, we will be able to pay Hyperdynamics' and SCS' overheads and, in case of discovery, either apply the remaining funds to implement the appraisal program or farmout our share of the Concession (or part of it) for cash and/or carry to finance project costs in respect of the retained participating interest in the Concession. There can be no assurance that such funding will be available in the amounts and at the times required.

        Failure to comply with any material obligations of the PSC subjects us to the risk of losing the Concession.

Series A Preferred Stock Offering

        Between March 17 and April 26, 2017, we held four closings of a private placement offering (the "Series A Offering") of an aggregate of 1,951 Units of our securities, at a purchase price of $1,000 per Unit. Each "Unit" consisted of (i) one share of our Series A Preferred Stock, with a Stated Value of $1,040 per share, and (ii) a common stock purchase warrant to purchase 223 shares of our common stock, exercisable from issuance until March 17, 2019, at an exercise price of $3.50 per share (subject to adjustment in certain circumstances) (the "Series A Investor Warrants"). At the closings, we issued to the subscribers an aggregate of: (i) 1,951 shares of Series A Preferred Stock and (ii) Series A Investor Warrants to purchase an aggregate of 435,073 shares of common stock.

        The Company received an aggregate of $1,951,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        See "Description of Securities—Preferred Stock—Series A Preferred Stock" below for a description of the voting powers, designations, preferences, limitations, restrictions and relative rights of, the Series A Preferred Stock.

        Subscribers in the Series A Offering had an option (the "Subscriber Option") to purchase, at the same purchase price of $1,000 per Unit, their pro rata share of up to an aggregate of $3,000,000 in additional Units. We expect that an additional 367 Units will be purchased pursuant to this Subscriber Option, as a result of which we will issue an additional 367 shares of Series A Preferred Stock and additional Series A Investor Warrants to purchase an aggregate of 81,841 shares of common stock, and for which we expect to receive an aggregate of $367,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        We also agreed pursuant to the Subscription Agreements that until March 17, 2018, we will not create or allow to be created any security interest, lien, charge or other encumbrance on any of our or our subsidiaries' rights under or interests in the PSC that secures the repayment of indebtedness of the Company or any of its subsidiaries for money borrowed.

        Katalyst Securities, LLC (the "Placement Agent"), a U.S. registered broker-dealer, was engaged by the Company as placement agent for the Series A Offering, on a reasonable best effort basis. We agreed to pay to the Placement Agent (and any sub agent) a cash commission of 9% of the gross purchase price paid by the Subscribers for the Units (including for Units that we issued upon exercise of the Subscriber

Option), and to issue to the Placement Agent (and any sub agent) common stock purchase warrants to purchase a number of shares of common stock equal to 7% of the number of shares of common stock initially issuable upon conversion of the shares of Series A Preferred Stock contained in the Units sold in the Series A Offering (including Units that we issued upon exercise of the Subscriber Option), at the exercise price of $3.00 per share (the "Series A Placement Agent Warrants"). We also agreed to reimburse the Placement Agent for certain expenses related to the Series A Offering. We paid the Placement Agent a total of $175,590 of cash fees and issued to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 51,650 shares of common stock.

        The Series A Investor Warrants and the Series A Placement Agent Warrants have provisions for the "weighted average" adjustment of their exercise price in the event that we issue shares of common stock (or common stock equivalents) for a consideration per share less than the exercise price then in effect, subject to certain exceptions.

        In connection with the Series A Offering, we also entered into a Registration Rights Agreement (the "Series A Registration Rights Agreement") with each of the Subscribers and the holders of the Series A Placement Agent Warrants. See "Description of Securities—Registration Rights" below for a description of the Series A Registration Rights Agreement.

Common Unit Offering

        Between June 5 and July 17, 2017, we held two closings of a private placement offering (the "Common Unit Offering") of an aggregate of 4,889,908 Units of our securities, at a purchase price of $1.46 per Unit. Each "Unit" consisted of (i) one share of our common stock, and (ii) a warrant (the "Common Unit Investor Warrant") to purchase three quarters ( 3/4) of a share of our common stock, exercisable for two years from issuance, at an exercise price of $1.825 per whole share (subject to adjustment in certain circumstances). At the closing, we issued to the subscribers an aggregate of: (i) 4,889,908 shares of common stock and (ii) Common Unit Investor Warrants to purchase an aggregate of 3,667,443 shares of common stock.

        The Company received an aggregate of $7,139,251 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        Katalyst Securities, LLC, was engaged by the Company as Placement Agent for the Common Unit Offering, on a reasonable best effort basis. We agreed to pay to the Placement Agent (and any sub agent) a cash commission of 9% of the gross purchase price paid by the Subscribers for the Units, and to issue to the Placement Agent (and any sub agent) warrants to purchase a number of shares of common stock equal to 7% of the number of shares of common stock contained in the Units sold in the Common Unit Offering, at the exercise price of $1.825 per share (the "Common Unit Placement Agent Warrants"). We also agreed to reimburse the Placement Agent for certain expenses related to the Common Unit Offering. We paid the Placement Agent a total of $642,533 of cash fees and issued to the Placement Agent or its designees Common Unit Placement Agent Warrants to purchase an aggregate of 342,308 shares of common stock.

        The Common Unit Investor Warrants and the Common Unit Placement Agent Warrants have provisions for the "weighted average" adjustment of their exercise price in the event that we issue shares of common stock (or common stock equivalents) for a consideration per share less than the exercise price then in effect, subject to certain exceptions.

        In connection with the Common Unit Offering, we also entered into a Registration Rights Agreement (the "Common Unit Registration Rights Agreement") with each of the subscribers and the holders of the Common Unit Placement Agent Warrants. See "Description of Securities—Registration Rights—The Common Unit Registration Rights Agreement" below for a description of the Registration Rights Agreement.

Reverse Stock Split

        We have sought shareholder approval to effect between a 1-for-2 and 1-for-6 reverse stock split of our common stock in the event we need to increase our stock price to a level that will enable us to qualify for listing on the NASDAQ Capital Market or another national stock exchange. In the event we obtain shareholder approval, and our board of directors subsequently decides to effectuate a reverse stock split, no fractional shares of our common stock will be issued as a result of such reverse stock split. In the event a proposed reverse stock split leaves a stockholder with a fraction of a share, the stockholder would receive a cash payment equal to the value of such fraction based on the closing sale price of our common stock on the trading day immediately prior to the day of reverse stock split. A reverse stock split will not be effective unless and until our board of directors authorizes an amendment to our certificate of incorporation. We may decide to effect the reverse stock split prior to the closing of this offering (if at all).

Listing on the NASDAQ Capital Market

        We have applied for listing of our common stock on the NASDAQ Capital Market under the symbol "HDYN", subject to the satisfaction of certain conditions and meeting all of the NASDAQ Capital Market listing standards on the date of this offering. While we believe that we will satisfy the listing requirements and expect that our common stock will be listed on the NASDAQ Capital Market, no assurance can be given that our application will be approved, or that, if the application is approved, the price of the common stock will not be volatile.

Reportable segments

        We have one reportable segment: our international operations in Guinea conducted through our subsidiary SCS. SCS is engaged in oil and gas exploration activities pertaining to offshore Guinea.

Results of Operations

        Based on the factors discussed below the net loss attributable to common shareholders for the three months ended March 31, 2017 decreased $14.2 million to a net loss of $3.4 million, or $0.16 per share, from a net loss of $17.6 million, or $0.84 per share for the three months ended March 31, 2016. Net loss attributable to common shareholders for the nine months ended March 31, 2017 decreased $12.4 million to a net loss of $9.0 million, or $0.42 per share, from a net loss of $21.4 million, or $1.02 per share for the nine months ended March 31, 2016.

        The decrease in net loss attributable to common shareholders for the current fiscal year three-month period is primarily the result of the full-cost ceiling test write-down of $14.3 million recorded during the quarter ended March 31, 2016.

        The decrease in net loss attributable to common shareholders for the current fiscal year nine-month period is primarily the result of the full-cost ceiling test write-down of $14.3 million recorded during the nine-month period ended March 31, 2016 and partially offset by an increase in general and administrative costs incurred on resuming operatorship of our Guinea Concession.

Three months ended March 31, 2017 Compared to Three Months Ended March 31, 2016

        Revenues.    There were no revenues for the three months ended March 31, 2017 and 2016.

        Depreciation.    Depreciation on property and equipment decreased 74% or $20 thousand from the fiscal 2016 period to the fiscal 2017 period. Depreciation expense was $7,400 and $27,700 in the three months ended March 31, 2017 and 2016, respectively. The decrease is primarily attributed to assets in service in the prior year became fully depreciated early in the current year.

        General, Administrative and other Operating Expenses.    Our general, administrative and other operating expenses were $3.4 million and $3.3 million for the three months ended March 31, 2017 and 2016, respectively. This represents an increase of 3.5% or $0.1 million from the fiscal 2016 period to the fiscal 2017 period. The general and administrative costs remained steady.

        Full-cost ceiling test write-down.    There were no full-cost ceiling write-downs in the three months ended March 31, 2017 compared to the $14.3 million write-down in the three months ended March 31, 2016. As of March 31, 2016, based on our impairment assessment, we fully impaired the $14.3 million of unproved oil and gas properties. This impairment assessment was based on the continued impasse by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needed to be commenced by the end of September 2016, and our inability to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Thus, we believed all legal measures to require Tullow and Dana to drill the planned exploration well have been exhausted. Despite this impairment, we continued to pursue any avenues with the members of the Consortium and the Government of Guinea in order to begin drilling activities in our Concession prior to the end of the Concession in September 2016.

        Loss from Operations.    As a result of the factors discussed above, our loss from operations decreased by $14.2 million from $17.6 million in the three months ended March 31, 2016 to $3.4 million for the three months ended March 31, 2017.

Nine months ended March 31, 2017 Compared to Nine Months Ended March 31, 2016

        Revenues.    There were no revenues for the nine months ended March 31, 2017 and 2016.

        Depreciation.    Depreciation on property and equipment decreased 49% or $41 thousand from the fiscal 2016 period to the fiscal 2017 period. Depreciation expense was $42 thousand and $83 thousand in the nine months ended March 31, 2017 and 2016, respectively. The decrease is primarily attributed to only a small amount of asset additions and related modest depreciation in the current year whereas a large portion of the assets in service in the prior year became fully depreciated early in the current year.

        General, Administrative and Other Operating Expenses.    Our general, administrative and other operating expenses were $11.6 million and $7 million for the nine months ended March 31, 2017 and 2016, respectively. This represents an increase of 67% or $4.6 million from the fiscal 2016 period to the fiscal 2017 period. The increase in expense was attributable to an increase in general and administrative costs incurred on resuming operatorship of our Guinea Concession. An increase of approximately $3.8 million was related to contract and professional services needed for the resumption of becoming operator on the Guinea Concession. In addition, salaries and benefits increased approximately $700 thousand due to staff additions.

        Full-cost ceiling test write-down.    During the period ended March 31, 2017 we impaired $0.8 million of unproved oil and gas property costs capitalized. That impairment assessment was based on our liquidity position, and the possibility that we may not reach an agreement with the Government of Guinea regarding the requirement under the PSC to provide a mutually acceptable security of $5.0 million and the possibility that the Government of Guinea may at any time and without prior notice terminate our Concession.

        Gain and cost on legal settlements.    The $4.8 million gain on legal settlement with Tullow and Dana includes a cash payment from Tullow to us of $686,570 and the fair value of $4.1 million for the well construction material we received from Tullow as a part of our Settlement and Release Agreement.

        We recognized a $1.3 million cost of the Iroquois legal case based on a settlement agreement at the end of December whereby we would issue 600,000 shares of company stock which we valued based on the settlement date at $2.18 per share. The common stock was issued on February 2, 2017.

        In deciding to settle we considered the possibility that the plaintiffs' claims for breach of contract and negligent misrepresentation could have result in a judgment that could have awarded damages in amounts ranging from $4.0 million to $18.5 million plus pre-judgment interest. Because we are seeking equity investment and project partners among many oil companies management decided to pursue the settlement option, eliminate this legal risk for the Company and thus improve the Company's attractiveness as a joint venture partner or as an investment in its stock.

        Loss from Operations.    As a result of the factors discussed above, our loss from operations decreased by $9.0 million from $21.4 million in the nine months ended March 31, 2016 to $12.4 million for the nine months ended March 31, 2017.

Fiscal year ended June 30, 2016, compared to fiscal year ended June 30, 2015

        Based on the factors discussed below, the net loss attributable to common shareholders for the year ended June 30, 2016, increased $9,452,000, to a net loss of $22,846,000, or $1.09 per share in 2016 from a net loss of $13,392,000, or $0.64 per share in 2015.

        Revenues.    There were no revenues for the years ended June 30, 2016 and 2015.

        Depreciation.    Depreciation decreased 54%, or $128,000, from fiscal 2015 to fiscal 2016. Depreciation expense was $109,000 and $237,000 in the years ended June 30, 2016 and 2015, respectively. The decrease is primarily attributed to no asset additions in the current year and a portion of assets used in the prior year being fully depreciated in the current year.

        Full impairment of unproved oil and gas properties.    At March 31, 2016, we fully impaired our unproved oil and gas properties as discussed in Note 3 to the consolidated financial statements for the fiscal year ended June 30, 2016, Investment in Oil and Gas Properties, which totaled $14.3 million.

        General, Administrative and Other Operating Expenses.    Our general, administrative and other operating expenses were $8.4 million and $13.2 million for the years ended June 30, 2016 and 2015, respectively. This represents a decrease of 36% or, $4.8 million from fiscal 2015 to fiscal 2016. The $4.8 million decrease in expense was attributable to a decrease in legal and other professional fees of $3.4 million, which can be attributed primarily to a decrease in legal and other professional fees related to the FCPA investigations ($5.0 million) offset somewhat by increased legal and other professional fees related to our lawsuits against Tullow and Dana ($1.6 million). Additionally, we had a decrease in personnel related costs of approximately $1.8 million, which can be attributed to a decline in headcount as a result of fiscal 2015 and 2016 staff reductions. These factors resulting in decreased costs were partially offset by a partial year increase in our Director and Officer insurance costs of approximately $0.4 million.

        Loss from Continuing Operations.    Primarily as a result of the decrease in general and administrative expenses of $4,777,000, offset by the full impairment of unproved oil and gas properties of $14,331,000, our loss from continuing operations increased by $9,454,000, from $13,392,000 in the year ended June 30, 2015 to $22,846,000 for the year ended June 30, 2016.

Liquidity and Capital Resources

Nine months ended March 31, 2017, compared to nine months ended March 31, 2016

	Nine Months Ended March 31,
Cash (used) provided, net	2017	2016
Net cash used in operating activities	$(8,168)	(5,397)
Net cash used in investing activities	(2,613)	(21)
Net cash provided by financing activities	1,045	—

Decrease in cash and cash equivalents	(9,736)	(5,418)
Cash and cash equivalents at Beginning of period	10,327	18,374

End of period	$591	12,956

Operating Activities

        Net cash used in operating activities for the nine months ended March 31, 2017 was $8.2 million compared to $5.4 million for the nine months ended March 31, 2016. The increase in cash used in operating activities is primarily attributable to the increase in general, administrative and other operating costs, partially offset by changes in working capital during the periods, and the $0.7 million in cash received from the legal settlement with Tullow and Dana.

Investing Activities

        Net cash used in investing activities for the nine months ended March 31, 2017 was $2.6 million compared to $21 thousand used in the nine months ended March 31, 2016. The increase primarily relates to oil and gas property costs incurred by the Company in resumption of the prospect development as operator of the Guinea Concession.

Financing Activities

        There were $64 thousand of cash proceeds provided by financing activities during the nine months ended March 31, 2017 as a result of the exercise of stock options.

        Between March 17 and April 26, 2017, we held four closings of a private placement offering (the "Series A Offering") of an aggregate of 1,951 Units of our securities, at a purchase price of $1,000 per Unit. Each "Unit" consisted of (i) one share of the Company's Series A Preferred Stock, with a Stated Value of $1,040 per share, and (ii) a warrant (the "Series A Investor Warrant") to purchase 223 shares of the Company's common stock, exercisable from issuance until March 17, 2019, at an exercise price of $3.50 per share (subject to adjustment in certain circumstances). At the closings, we issued to the subscribers an aggregate of: (i) 1,951 shares of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 435,073 shares of common stock. The Company received an aggregate of $1,951,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        Subsequent to quarter end, on June 5 and July 17, 2017, we held two closings of a private placement offering (the "Common Unit Offering") of an aggregate of 4,889,908 Units of our securities, at a purchase price of $1.46 per Unit. Each "Unit" consisted of (i) one share of our common stock, and (ii) a warrant (the "Common Unit Investor Warrant") to purchase three quarters ( 3/4) of a share of the Company's common stock, exercisable for two years from issuance, at an exercise price of $1.825 per whole share (subject to adjustment in certain circumstances). At the closing, we issued to the subscribers an aggregate of: (i) 4,889,908 shares of common stock and (ii) Common Unit Investor Warrants to purchase an aggregate of 3,667,443 shares of common stock. The Company received an aggregate of $7,139,251 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        Subsequent to quarter end, in July 2017, five of the original subscribers of the Series A Offering informed the Company of their intention to exercise their options to purchase their pro-rata share of up to $3,000,000 of additional Series A Units at the same purchase price of $1,000 per Unit. As a result, upon receipt of payment, we will issue to these Series A subscribers an aggregate of 367 additional shares of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 81,841 shares of common stock. The Company expects to receive an aggregate of $367,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of these Units. Upon closing, we will be obligated to pay Katalyst Securities LLC $33,030 of cash fees and to issue to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 9,342 shares of Common Stock.

        There was no cash provided by financing activities during the nine months ended March 31, 2016.

Fiscal year ended June 30, 2016, compared to fiscal year ended June 30, 2015

	Year Ended June 30,
	2016	2015
Net cash used in operating activities	$(8,027)	$(16,833)
Net cash used in investing activities	(20)	(63)
Net cash provided by financing activities	—	—

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,047)	(16,896)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	18,374	35,270

CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,327	$18,374

Operating Activities

        Net cash used in operating activities for the year ended June 30, 2016 was $8.0 million compared to $16.8 million for the year ended June 30, 2015. The decrease in cash used in operating activities is primarily attributable to our $4.8 million decrease in General, administrative and other operating expenses and by changes in working capital during the periods, primarily a $4.1 million working capital change in accounts payable in the current year when compared to the previous year.

Investing Activities

        Net cash used in investing activities for the year ended June 30, 2016 was $(20) thousand compared to $(63) thousand in the year ended June 30, 2015.

Financing Activities

        There was no cash provided by financing activities during the years ended June 30, 2016 and 2015.

Liquidity

        As of March 31, 2017, the Company's trade accounts payable and accrued expenses exceeded its cash balances. As of the date of this prospectus, we had approximately $3 million in cash and $3 million in trade accounts payable and accrued expense liabilities, all of which are current.

        We plan to use our existing cash to fund our general corporate needs and our expenditures associated with required activities under the Concession. The net working capital available will not be sufficient to meet our corporate needs and Concession-related activities for the quarter ending September 30, 2017, and the twelve months after the date of this prospectus, unless we raise at least $15 million through the proposed public offering or other means. If we raise $15 million, we expect these funds would enable us to complete the Fatala-1 well and, in the case of a petroleum discovery there, to compile a program for the appraisal period in the Concession.

        Failure to drill the Fatala-1 well or the absence of a petroleum discovery as a result of such drilling subjects us to risk of loss of the Concession. If there is a petroleum discovery in the Fatala-1 well, we would need to raise further capital to develop and implement the appraisal program, to be approved by the Government of the Republic of Guinea, which would likely include some additional exploration wells. We may raise capital in through issuing equity and/or debt securities and/or farming out a portion of our participating interest in the Concession in exchange for cash and/or carry to finance project costs in respect of the retained participating interest in the Concession. There can be no assurance that such funding will be available in the amounts and at the times required.

        We believe that we have necessary staff and knowledge to continue being project operator through the appraisal period. However we would likely seek a large oil & gas company to farm into the Concession to become an operator for the development phase of the project. To achieve this we may seek to dispose of a portion of our participating interst in the Concession to such operator for consideration to be determined. No assurance can be given that any of these actions can be completed.

Capital Expenditures

        During the first nine months of fiscal 2017, we incurred an additional $2.6 million on unproved oil and gas properties and $45 thousand for property, plant and equipment. This compares to the first nine months of fiscal 2016, where we spent $20 thousand on unproved oil and gas properties.

        In the legal settlement with Tullow and Dana, we also received long lead items of well construction material previously purchased by the Consortium in preparation for the initial drilling of the Fatala-1 well. The fair market value at the date of settlement, taking into account the condition of the material and then current pricing among other factors, was determined to be $4.1million. This part of the settlement was a non-cash transaction and was recorded as an oil and gas property asset addition and a gain on legal settlement.

Contractual Commitments and Obligations

Disclosure of Contractual Obligations as of June 30, 2016

	Payments due by period ($thousands)
Contractual Obligations(1):	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating Lease Obligations	$1,506	$—	$791	$715	$—

(1)
We are subject to certain commitments under the PSC as discussed under "Description of Business" below.

Quantitative and Qualitative Disclosures about Market Risk

        Our functional currency is the US dollar. Prior to the closure of our office in the United Kingdom, we had some foreign currency exchange rate risk related to the Pound Sterling. Subject to the receipt of adequate funding, we are in the process of opening an office in Conakry, Guinea, to supervise drilling activities. US dollars are accepted in Guinea and many of our purchases and purchase obligations, such as our office lease in Guinea, are denominated in US dollars. However, our costs for labor, supplies, and fuel could increase if the Guinea Franc significantly appreciates against the US dollar. We did not hedge the exposure to currency rate changes. We do not believe our exposure to market risk to be material.

Critical Accounting Policies

        Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those estimates that may have a significant effect on our financial condition and results of operations. Our significant accounting policies are disclosed in Note 1 to our consolidated financial statements for the fiscal year ended June 30, 2016, and for the three and nine months ended March 31, 2017. The following discussion of critical accounting policies addresses those policies that are both important to the portrayal of our financial condition and results of operations and require significant judgment and estimates. We base our estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Oil and Gas Properties

        We account for oil and natural gas producing activities using the full-cost method of accounting as prescribed by the SEC. Accordingly, all costs incurred in the acquisition, exploration, and development of oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All selling, general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change, or to the extent that the sale proceeds exceed our capitalized costs. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The net capitalized costs of proved oil and natural gas properties are subject to a full cost ceiling limitation in which the costs are not allowed to exceed their related estimated future net revenues discounted at 10%, net of tax considerations. In accordance with SEC release 33-8995, prices based on the preceding 12-months' average price based on closing prices on the first day of each month, or prices defined by existing contractual arrangements, are used in deriving future net revenues discounted at 10%, net of tax. The application of the full-cost method of accounting for oil and gas properties generally results in higher capitalized costs and higher depreciation, depletion and amortization rates compared to the successful efforts method of accounting for oil and gas properties.

Costs Excluded

        Costs associated with unevaluated properties are excluded from amortization until evaluated. We review our unevaluated properties at the end of each quarter to determine whether the costs incurred should be transferred to the amortization base.

        We assess unproved property on a quarterly basis for possible impairment or reduction in value. We assess properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term under our concession; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. We assess our unproved properties on a country-by-country basis. During any period in which these factors indicate impairment, the adjustment is recorded through earnings of the period. As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. At June 30, 2016, we had no capitalized costs associated with our Guinea operations.

        The amount of capitalized costs associated with our Guinea operations at March 31, 2017, totaled $4.7 million.

Environmental Obligations and Other Contingencies

        Management makes judgments and estimates in accordance with applicable accounting rules when it establishes reserves for environmental remediation, litigation and other contingent matters. Provisions for such matters are charged to expense when it is probable that a liability has been incurred and reasonable estimates of the liability can be made. Estimates of environmental liabilities are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations. In future periods, a number of factors could significantly change our estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology. Consequently, it is not possible for management to reliably estimate the amount and timing of all future expenditures related to environmental or other contingent matters and actual costs may vary significantly from our estimates.

Share-Based Compensation

        We follow ASC 718 which requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). ASC 718 also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. We account for non-employee share-based awards based upon the provisions of ASC 505-50, "Equity-Based Payments to Non-Employees."

Off-Balance Sheet Transactions

        The Company did not engage in any "off-balance sheet arrangements" (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of March 31, 2017.

 DESCRIPTION OF BUSINESS

Overview

        We are an independent oil and gas exploration company with a 50% participating interest in, and are the Operator of, a concession to explore 5,000 square kilometers of acreage in offshore Republic of Guinea ("Guinea") in Northwest Africa pursuant to rights granted to us by Guinea (the "Concession") under a Hydrocarbon Production Sharing Contract, as amended ("PSC"). We have the right to explore for hydrocarbons on the Concession and, if discoveries are made, submit for the approval of the authorities of Guinea a development plan aimed at producing discovered hydrocarbons over a period of 25 years.

        We sold a 23% gross interest in the Concession to Dana, a subsidiary of the Korean National Oil Corporation, during the fourth quarter of fiscal 2010 and a 40% gross interest to Tullow during the second quarter of fiscal 2013. Tullow became the Operator of the Concession on April 1, 2013. Dana and Tullow transferred their interest back to us on August 15, 2016 following a dispute stemming from their refusal to resume petroleum operations. On September 15, 2016, we signed a Second Amendment to the PSC with the Government of Guinea granting us 100% interest in the Concession and designating us as Operator and received a Presidential Decree on September 22, 2016. On March 30, 2017 we sold a 50% interest in the Concession to South Atlantic Petroleum Limited ("SAPETRO") and executed a Third Amendment to the PSC with the Government of Guinea on April 12, 2017. We received a Presidential Decree on April 21, 2017.

        Pursuant to the terms of the Share Purchase Agreement with Tullow ("Tullow SPA"), we planned to drill the exploration well in the ultra-deep-water area of the Concession the first half of calendar 2014, but Tullow called Force Majeure in March of 2014 based on the mere existence of DOJ and SEC investigations pursuant to the US Foreign Corrupt Practices Act ("FCPA Investigations"). Tullow withdrew its Force Majeure declaration in May of 2014, but did not resume petroleum operations citing the existence of the FCPA Investigations and the Ebola outbreak as the reason. The DOJ investigation ended in May 2015, the SEC investigation ended in September 2015, and the World Health Organization declared Guinea Ebola free on December 29, 2015. Notwithstanding the resolution of the FCPA Investigations, Dana insisted on further specific title assurances from the Government of Guinea. Repeated efforts to rectify the situation were unsuccessful and unable to see a path forward, we filed legal actions against Tullow and Dana under our Joint Operating Agreement. On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that returned to us 100% of the interest under the PSC, long-lead item property useful in the drilling of an exploratory well, and $0.7 million in cash, in return for a mutual release of all claims. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala-1 well if it results in a discovery.

        We executed the Second PSC Amendment on September 15, 2016, and received a Presidential Decree on September 22, 2016 that gave us a one-year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with the option of drilling additional wells. Fulfillment of the work obligation exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and are obliged to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis may result in a notice of termination with a 30 day period to cure), and (3) certain guarantees.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and began to move into the territory of Guinea the long lead items we received in the Settlement Agreement that were initially stored in Takoradi, Ghana, for the drilling of the Extension Well in 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $292,000.

        On March 10, 2017, SCS entered into a Tri Party Protocol ("Protocol") with South Atlantic Petroleum Limited ("SAPETRO"), a privately held Nigerian oil and gas exploration and production company, and the Government of Guinea.

        Pursuant to the terms of the Protocol, it was agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017, and that SAPETRO and SCS will make all reasonable efforts to negotiate and finalize all transaction documents for SAPETRO's entry into the project in conformity with the PSC and submit for the approval of the Government of Guinea no later than April 10, 2017. The Government of Guinea in turn agreed to provide adequate assurances in relation to the validity of the existing PSC and amendments to enable SCS and SAPETRO to enter into the transaction documents and obtain all necessary Government approvals and to mobilize of the requisite resources in the form of contracts, funds and personnel to spud and accomplish drilling operations in respect of the Fatala-1 well and subsequent exploration wells. It was further agreed that upon completion of the transaction documents and receipt of the requisite approvals by the Government of Guinea, SAPETRO will provide the $5 million Security Instrument as required by the terms of the Second PSC Amendment.

        On March 30, 2017, SCS entered into the Farm-out Agreement with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS would assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and execute a Joint Operating Agreement. Pursuant to the terms of the Farm-out Agreement, upon closing, SAPETRO would (i) reimburse SCS its proportional share of past costs associated with the preparations for the drilling of the Fatala-1 well, and (ii) pay its participating interest's share of future costs in the Concession.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farm-out Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract required that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") were to begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirms clear title of SAPETRO and SCS to the Concession as well as amends the security instrument requirements under the PSC. SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

        SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farm-out Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO a 2% participating interest in the Concession for each $ 1 million of SCS's costs paid by SAPETRO.

        On May 21, 2017, drilling operations commenced upon the Pacific Scirocco drillship entering Guinean continental shelf waters.

        On June 5, 2017, SCS received $4.1 million from SAPETRO in accordance with a Preliminary Closing Statement delivered by SCS, thus completing closing of the Farm-out Agreement and the assignment to SAPETRO of the 50% participating interest in the PSC, the parties executed the Joint Operating Agreement in the form attached to the Farm-out Agreement, governing the conduct of operations, and Hyperdynamics executed a parent guaranty of SCS's obligations as required by the Farm-out Agreement. On June 12, 2017, we delivered to SAPETRO a Final Adjustment Statement with the final calculation of past costs incurred by SCS in the amount of $671,801. After final review by SAPETRO of past costs submitted under both the Preliminary Closing Statement and the Final Adjustment Statement, we expect that SCS's 50% share of all material past costs presented for reimbursement to SAPETRO will be reimbursed to us.

        On July 12, 2017, we obtained a letter from the Director General of the National Office of Petroleum of Guinea stating that in the event of an oil discovery at the end of the drilling of the Fatala-1 well, the government will have no objection to granting an additional period of two years to enable us to carry out the work of appraisal on the Concession.

        We anticipate spudding the Fatala-1 well on or about August 1, 2017 and reaching expected total depth within 45 days absent any unforeseen delays.

        Failure to comply with the drilling and other obligations of the PSC as amended by the end of the Extension Period subjects us to financial penalties and a risk of loss of the Concession. Any future delay in drilling plans would adversely affect the ability to explore the Concession and reduce the attractiveness of the Concession to prospective industry participants and financing parties.

        Our primary focus is the advancement of exploration work in Guinea. We have no source of operating revenue, and there is no assurance when we will, if ever. We have no operating cash flows, and we will require substantial additional funds, through additional participation arrangements, securities offerings, or through other means, to fulfill our business plans. If we further farm-out additional interests in the Concession, our percentage will decrease. The terms of any such arrangements, if made, may not be advantageous. Our need for additional funding may also be affected by the uncertainties related to petroleum operations and the planned exploratory well, and other risks discussed under "Risk Factors" above.

        Our executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, Texas 77079, and our telephone number is +1-713-353-9400.

OPERATIONS OFFSHORE GUINEA

The PSC

        We have been conducting exploration work related to offshore Guinea since 2002. On September 22, 2006, we entered into the PSC with Guinea. Under that agreement, we were granted certain exclusive contractual rights to explore and exploit offshore oil and gas reserves, if any, off the coast of Guinea. We refer to the rights to the offshore area subject to the Concession as the "Contract Area."

        On March 25, 2010, we entered into the First PSC Amendment with Guinea. In May 2010, the government of Guinea issued a Presidential Decree approving the PSC, as amended by the First PSC Amendment. The First PSC Amendment clarified that we retained a Contract Area of approximately 25,000 square kilometers or 30% of the original Contract Area under the PSC. The First PSC Amendment required that an additional 25% of the retained Contract Area be relinquished by September 21, 2013 as part of the renewal of the second exploration period. As of June 30, 2016, the Contract Area was 18,750 square kilometers. Under the terms of the First PSC Amendment, the first exploration period ended and the second exploration period began on September 21, 2010. The second exploration period ran until September 2013, at which point it was renewed to September 2016.

        The First PSC Amendment required the drilling of an exploration well, which had to be commenced by year-end 2011 and drilled to a minimum depth of 2,500 meters below seabed. This requirement was satisfied with the drilling of the Sabu-1 well which was commenced during October of 2011 and reached the minimum depth of 2,500 meters below the seabed in February of 2012. It also required the acquisition of at least 2,000 square kilometers of 3D seismic data which was satisfied by the 3,600 square kilometer seismic acquisition in 2010-2011. To satisfy the September 2013-2016 work requirement, the Consortium is required to commence drilling of an additional exploration well by the end of September 2016, to a minimum depth of 2,500 meters below seabed. The First PSC Amendment required the expenditure of $15 million on each of the exploration wells ($30 million in the aggregate). Greater than $15 million was spent on the first exploration well. Fulfillment of work obligations exempted us from expenditure obligations and exploration work in excess of minimum work obligations for each exploration period may be carried forward to the following exploration period. We spent approximately $200 million fulfilling work obligations under the PSC through fiscal 2016.

        Under the First PSC Amendment, Guinea may participate in development of any discovery at a participating interest of up to 15% of costs being carried for its share. The cost of that carry is to be recovered out of 62.5% of Guinea's share of cost and profit oil. The First PSC Amendment clarified that only those eligible expenditures, which were made following the date the PSC was signed, on September 22, 2006, are eligible for cost recovery. It required the establishment of an annual training budget of $200,000 for the benefit of Guinea's oil industry personnel, and obligated the Consortium to pay an annual surface tax of $2.00 per square kilometer on the retained Concession acreage. The First PSC Amendment further provided that should the Guinea government note material differences between provisions of the First PSC Amendment and international standards or the Petroleum Code, the parties will renegotiate the relevant articles.

        On September 15, 2016, we executed the Second PSC Amendment where we received a one (1) year extension to the second exploration period of the PSC to September 22, 2017 and confirmed that we are the holder of 100% interest in the Concession following the official withdrawal by Tullow and Dana on August 15, 2016. The Second PSC Amendment became effective upon the receipt of a Presidential Decree on September 22, 2016.

        We executed a Second Amendment to the PSC ("Second PSC Amendment") on September 15, 2016, and received a Presidential Decree on September 22, 2016 that gave us a one-year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with a projected commencement date of May 2017 and the option of drilling additional wells. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and are obliged to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis could result in a notice of termination with a 30-day period to cure), and certain guarantees to Guinea.

        For the purposes of calculation for this clause (Article 4 of the PSC), however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and begin to move into the territory of Guinea the long lead items we received in the Settlement Agreement that were initially stored in Takoradi, Ghana for the drilling of the Extension Well in 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $292,000.

        We also agreed to allocate up to a maximum total budget of $120,000 for the actual travel and operating expenses incurred by Guinea for its participation in the management and administration of the Concession, subject to our review of receipts and limited to reimbursement of actual costs. Finally, we agreed that we would make available for the benefit of Guinea a virtual data room containing all seismic data in our possession relating to relinquished areas. We would not be agents of or work on behalf of Guinea, but will provide, at the request of Guinea during the PSC Extension Period, access to the virtual data room to interested third parties.

        On March 10, 2017, SCS entered into a Tri Party Protocol ("Protocol") with South Atlantic Petroleum Limited ("SAPETRO"), a privately held Nigerian oil and gas exploration and production company, and the Government of Guinea.

        Pursuant to the terms of the Protocol, it was agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017, and that SAPETRO and SCS will make all reasonable efforts to negotiate and finalize all transaction documents for SAPETRO's entry into the project in conformity with the PSC and submit for the approval of the Government of Guinea no later than April 10, 2017. The Government of Guinea in turn agreed to provide adequate assurances in relation to the validity of the existing PSC and amendments to enable SCS and SAPETRO to enter into the transaction documents and obtain all necessary Government approvals and to mobilize the requisite resources in the form of contracts, funds and personnel to spud and accomplish drilling operations in respect of the Fatala well and subsequent exploration wells. It was further agreed that upon completion of the transaction documents and receipt of the requisite approvals by the Government of Guinea, SAPETRO will provide the $5 million Security Instrument as required by the terms of the Second PSC Amendment.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farm-out Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirms clear title of SAPETRO and SCS to the Concession. SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

Sale of Interest to Dana

        On December 4, 2009, we entered into a Sale and Purchase Agreement ("Dana SPA") with Dana for Dana to acquire a 23% gross interest in the PSC. On January 28, 2010, we closed on the transaction with Dana, and we entered into an Assignment of Participating Interest (the "Assignment"), a Deed of Assignment and Joint Operating Agreement ("JOA"). Pursuant to the Assignment, we assigned to Dana an undivided 23% of our participating interest in the contractual interests, rights, obligations and duties under the PSC. On May 20, 2010, we completed the assignment to Dana following the receipt of the final approvals from the Government of Guinea, which were in the form of a Presidential Decree approving the PSC and a document, referred to as an Arrêté, from the Guinea Ministry of Mines and Geology, confirming the Guinea government's approval of the assignment of a 23% participating interest in the PSC to Dana.

Sale of Interest to Tullow

        On December 31, 2012, we closed a sale to Tullow of a 40% gross interest in the Concession. As consideration, we received $27 million from Tullow as reimbursement of our past costs in the Concession and, as additional consideration, Tullow agreed to: (i) pay our entire participating interest share of future costs associated with joint operations in the Concession, up to a gross expenditure cap of $100 million incurred during the carry period that began on September 21, 2013; and (ii) pay our participating interest share of costs associated with an appraisal well of the initial exploration well, if drilled, subject to a gross expenditure cap on the appraisal well of $100 million. The $27 million payment was received by us on December 31, 2012 and was recorded as a reduction in unproved oil and gas properties, net of transaction costs of approximately $3.3 million.

        The Assignment was approved by Guinea's Ministry of Mines and Geology by issuing an Arrêté on December 27, 2012 which formally authorized our assignment of a participating interest to Tullow. SCS, Dana and Tullow elected Tullow as the Operator of the Concession beginning April 1, 2013.

Settlement of Claims with Tullow and Dana

        On August 15, 2016, we entered into a Settlement and Release Agreement ("Settlement and Release") with Tullow and Dana with respect to our dispute in arbitration (American Arbitration Association, Case No: 01-16-0000-0679, styled SCS Corporation Ltd v. Tullow Guinea Ltd. and Dana Petroleum (E&P) Ltd.). Under the Settlement and Release, we released all claims against Tullow and Dana and (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) Tullow and Dana transferred their interest in the long lead items previously purchased by the Consortium in preparation for the drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery. We will record the long lead items and a gain once they have been inspected and appropriately valued.

Sale of Interest to South Atlantic Petroleum Limited

        On March 30, 2017, SCS entered into a Farm-out Agreement (the "Farm-out Agreement") with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS would assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and the Joint Operating Agreement (as defined below). Upon closing, SAPETRO would (i) reimburse SCS its proportional share of past costs associated with the preparations for the drilling of the Fatala-1 well, and (ii) pay its participating interest's share of future costs in the Concession.

        SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farm-out Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO a 2% participating interest in the Concession for each $1 million of SCS's costs paid by SAPETRO.

        On May 21, 2017, drilling operations commenced upon the Pacific Scirocco drillship entering Guinean continental shelf waters.

        On June 2, 2017 (the "Closing Date"), SCS submitted a Preliminary Closing Statement for $4.1 million to SAPETRO under the Farm-out Agreement. On June 5, 2017, SCS received $4.1 million from SAPETRO in accordance with the Preliminary Closing Statement, thus completing closing of the Farm-out Agreement and the assignment to SAPETRO of the 50% participating interest in the PSC, the parties executed the Joint Operating Agreement in the form attached to the Farm-out Agreement, governing the conduct of operations, and Hyperdynamics executed a parent guaranty of SCS's obligations as required by the Farm-out Agreement.

        As defined in the Farm-out Agreement, the Preliminary Closing Payment is an amount equal to 50% of the costs and expenses of the long-lead items and costs and expenses of the drilling program for the Extension Well in respect of the period commencing on September 15, 2016, and ending on the Closing Date. The total amount of the Closing Payment may not exceed $10 million. On June 12, 2017, we delivered to SAPETRO a Final Adjustment Statement for past costs in the amount of $671,801. After the delivery of the Final Adjustment Statement, SAPETRO has the right within 45 days to audit SCS's books and verify all the amounts and provide reasons for contesting them. If within 30 days from the date of SAPETRO's objection to any amount the parties fail to reach an agreement, the dispute will be referred to an independent accountant, appointed either jointly by the parties or, in case of disagreement, by the Institute of Charted Accountants of England and Wales. The independent accountant will be required to render its decision within 30 days of its appointment.

        After final review by SAPETRO of past costs submitted under both the Preliminary Closing Statement and the Final Adjustment Statement, we expect that SCS's 50% share of all material past costs presented for reimbursement to SAPETRO will be reimbursed to us.

        On July 12, 2017, we obtained a letter from the Director General of the National Office of Petroleum of Guinea stating that in the event of an oil discovery at the end of the drilling of the Fatala-1 well, the government will have no objection to granting an additional period of two years to enable us to carry out the work of appraisal on the Concession.

Exploration Strategies and Work to Date

        Our business plan incorporates a multi-channel approach to exploring and developing our Contract Area under the PSC. We plan to continue to develop and evaluate drilling targets and complete technical work and planning with Tullow and Dana.

        From the inception of our involvement in Guinea beginning in 2002 through June 2009, we accomplished exploration work, including:

  •
  a 1,000 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

  •
  a 4,000 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

  •
  acquisition and geochemical analysis of core samples from the Contract Area and a satellite seeps study;

  •
  third party interpretation and analysis of our seismic data, performed by PGS;

  •
  reconnaissance within Guinea to evaluate drilling infrastructure, support services, and the operating environment;

  •
  a 2,800 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

        Since July 2009, we have accomplished critical exploration work, including:

  •
  an oil seep study performed by TDI Brooks;

  •
  a 10,400 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data;

  •
  a 3,635 square kilometer 3D seismic data shoot covering the shallower-water portion of the deep water area, and the processing of the seismic data acquired, and the evaluation of that data;

  •
  completion of the drilling of the Sabu-1, an exploratory well, and evaluation of associated core and fluid samples;

  •
  a 4,080 square kilometer 3D seismic data shoot primarily covering the deeper water area, and the pre-stack depth migration processing and evaluation of the seismic data acquired. and

  •
  commissioned eSeis, Inc., to do further specialized processing of our 3D seismic data covering the Fatala, Bamboo and Buried Hill prospects in order to estimate fluid and rock properties.

        If there is a petroleum discovery in the Fatala-1 well, we would need to raise further capital to develop and implement the appraisal program, to be approved by the Government of the Republic of Guinea, which would likely include some additional exploration wells. We may raise capital in through issuing equity and/or debt securities and/or farming out a portion of our participating interest in the Concession in exchange for cash and/or carry to finance project costs in respect of the retained participating interest in the Concession. There can be no assurance that such funding will be available in the amounts and at the times required.

        We believe that we have necessary staff and knowledge to continue being project operator through the appraisal period. However we would likely seek a large oil & gas company to farm into the Concession to become an operator for the development phase of the project. To achieve this we may seek to dispose of a portion of our participating interst in the Concession to such operator for consideration to be determined. No assurance can be given that any of these actions can be completed.

DESCRIPTION OF OIL AND GAS PROPERTIES

        The Contract Area is located in the Transform Margin play, offshore Guinea. Following the relinquishment of approximately 77% of the remaining Contract Area as required by the Second PSC Amendment, we have the exclusive exploration and production rights, along with SAPETRO, to explore and develop approximately 5,000 square kilometers in offshore Guinea under the Concession and received a one-year extension of the PSC to September 22, 2017. The extension period is not renewable except in the case of a discovery where, following two months' notice to Guinea, we have up to two additional years to allow the completion of the appraisal of any discovery made. Delays have adversely affected the ability to explore the Concession, forced us to relinquish a sizable remaining portion of the Concession and reduce the attractiveness of the Concession to prospective industry participants and financing sources.

        An exploration well with a minimum depth of 2,500 meters below the seabed and a minimum cost of $46,000,000 is required to be drilled by September 22, 2017 to satisfy the work requirement during the PSC Extension Period of the PSC. Under the terms of a Third PSC Amendment, we agreed to provide a satisfactory Security instrument in the amount of $5 million within 30 days of the receipt of the April 21, 2017 Presidential Decree, to be released at such time that the drilling rig to be used in the drilling of the extension well is located in the shelf waters of the Republic of Guinea, including its territorial waters. We also agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017. The Pacific Sirocco entered territorial waters of the Republic of Guinea and began drilling operations on May 21, 2017.

        Failure to comply with the drilling and other obligations of the PSC subject us to risk of loss of the Concession.

        Our prospects are in an underexplored basin among multiple highly prospective trends with Turbidite fans and 4-way closures. Two wells have been drilled in the Contract Area: the GU-2B-1 well (1977) and the Sabu-1 well (2012). The GU-2B-1 well was drilled by another company reaching a total depth of 3,253 meters below seabed. Drilling of the Sabu-1 well was finished in February 2012 reaching a total depth of 2,891 meters below seabed.

        The GU-2B-1 well drilled in 1977 demonstrated good Upper Cretaceous shelf reservoirs and source rock. The oil seep and oil slick evaluation done by us in 2009 indicated a working petroleum system with mature Upper Cretaceous marine source. Well data from the Sabu-1 well also confirmed to us the presence of a working petroleum system. Hydrocarbons in fluid inclusions in the rock drilled in the well demonstrate that the well was part of an oil-migration pathway, and oil and gas shows during drilling of the well indicate the presence of hydrocarbons in the upper Cretaceous section. Our well-log interpretations indicated residual oil (noncommercial oil saturations) in a 400-meter section of the Upper Cretaceous. The fluid sampling of Upper Cretaceous intervals did not find movable oil. We believe the Sabu-1 well was not a commercial success because of the lack of a reservoir seal such as marine shales or reservoir-seal pairs needed for a commercial accumulation.

        We acquired approximately 18,200 kilometers of 2D seismic and 7,635 square kilometers of 3D seismic (with 4,000 square kilometers acquired during fiscal 2012 in the deep-water portion of the Concession) to evaluate the Concession. The most recent 3D seismic (Survey C) shows thick wedges of sediment that may contain deep water sandstone reservoirs with marine shale seals that may trap significant oil accumulations, similar to recent discoveries by others on trend. We believe the Sabu-1 well results, demonstrating good reservoir and a working petroleum system, reduced the risks associated with the deeper water exploration program and support the possibility of a continuation into Guinea of the oil-prone play along the Equatorial Atlantic margin.

Reserves Reported to Other Agencies

        We have not reported any estimates of proved or probable net oil or gas reserves to any federal authority or agency since July 1, 2008, on producing properties owned in the United States at that time, but subsequently sold in 2009.

Production

        We have no producing properties and have had no production during the periods covered by the financial statements in this prospectus.

Delivery Commitments

        We have no existing contracts or agreements obligating us to provide a fixed or determinable quantity of oil or gas in the future.

Employees and Independent Contractors

        As of the date of this prospectus, we have 20 employees, all of whom are based in the United States. We also use independent contractors from time to time for specific projects and functions. No employees are represented by a union.

Competition

        We are an independent oil and gas company with the exclusive exploration and production rights to explore and develop approximately 5,000 square kilometers in offshore Guinea. Along with our 50%

partner SAPETRO, we are the only operator conducting exploration for oil and gas in the entire offshore Guinea area. We currently do not face exploration competition from other companies, but we may, in the future, face competition regarding the sale of hydrocarbons if oil is found and produced.

Productive Wells and Acreage; Undeveloped Acreage

        We do not have any productive oil or gas wells, and we do not have any developed acres (i.e. acres spaced or assignable to productive wells). Undeveloped Acreage is owned through our Concession in offshore Guinea, a description of and the terms of which are described above under "Operations Offshore Guinea—The PSC." The following table sets forth the undeveloped acreage that we held as of June 30, 2016:

	Undeveloped Acreage(1)(2)(3)(4)
Foreign	Gross Acres	Net Acres
Offshore Guinea	4,632,000	1,713,840

Total	4,632,000	1,713,840

(1)
A gross acre is an acre in which a working interest is owned. A net acre is deemed to exist when the sum of fractional ownership working or participation interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof. Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas regardless of whether or not such acreage contains proved reserves.

(2)
One square mile equals 640 acres. The Contract Area in the Concession is approximately 18,750 square kilometers, or 7,238 square miles. We have a 100% working interest in the Concession. Upon closing of the Farm-out Agreement with SAPETRO, we will have a 50% working interest in the Concession.

(3)
On September 15, 2016, we entered into the Second PSC Amendment. Under the terms of the Second PSC Amendment, we received a one-year extension to the Second Exploration Period of the PSC to September 22, 2017 and confirmed that we are the holder of a 100% interest in the Concession following the official withdrawal by Tullow and Dana on August 15, 2016. In return, we will drill one exploratory well to a minimum depth of 2500 meters below the mudline for an estimated amount of $46,000,000, relinquished approximately 77% of the remaining Contract Area, and agreed to limit the past cost recoverable expenses to those costs directly incurred by SCS through the execution of the Second PSC Amendment. After the 77% relinquishment, we had approximately 1,065,000 gross and net acres.

Drilling Activity

        An exploratory well is a well drilled to find crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of crude oil or natural gas in another reservoir, or to extend a known reservoir. A development well is a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        In October 2011, we commenced drilling operations on the Sabu-1 well. In February 2012, the Sabu-1 exploratory well reached the planned total depth of 3,600 meters below sea level.

        There have been no drilling activities since February 2012.

Geographical Information

        The following table sets out long-lived assets associated with Guinea, including our investment in the Concession offshore Guinea as well as fixed assets:

	June 30, 2016	June 30, 2015
Long-lived assets related to Guinea	$—	$14,311,000

        The seismic data we collected prior to Tullow becoming Operator and our geological and geophysical work product are maintained in our offices in the United States. As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. This impairment assessment was based on the continued impasse by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needs to be commenced by the end of September 2016, and our inability to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Thus, we believe all legal measures to require Tullow and Dana to drill the planned exploration well have been exhausted. We entered in a Settlement and Release agreement with Tullow and Dana on August 15, 2016, and signed the Second PSC Amendment with Guinea on September 15, 2016, granting us a oneyear extension to the PSC to September 22, 2017. We also executed a Farm-out Agreement with SAPETRO and a Third PSC Amendment with the Republic of Guinea.

Cost of Compliance with Environmental Laws

        Management makes judgments and estimates in accordance with applicable accounting rules when it establishes reserves for environmental remediation, litigation and other contingent matters. Provisions for such matters are charged to expense when it is probable that a liability has been incurred and reasonable estimates of the liability can be made. Estimates of environmental liabilities are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations. In future periods, a number of factors could significantly change our estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology. Consequently, it is not possible for management to reliably estimate the amount and timing of all future expenditures related to environmental or other contingent matters and actual costs may vary significantly from our estimates.

 LEGAL PROCEEDINGS

        While there are currently no pending legal proceedings to which we are a party (or that are to our knowledge contemplated by governmental authorities) that we believe will have individually or in the aggregate, a material adverse effect on our business, financial condition or operating results, from time to time we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business or otherwise. Litigation is subject to inherent uncertainties, and an adverse result in any such matters could occur that could harm our business, financial condition or results of operation, including significant monetary damages or limitations on our ability to engage in our business activities. Although we have director and officer insurance, in case such claims arise it may not apply to or fully cover any liabilities we may incur as a result of these lawsuits.

        The following are descriptions of certain concluded legal proceedings in which we were involved that have historical significance in relation to the discussions herein under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, and are included for reference purposes.

Iroquois Lawsuit

        On May 9, 2012, a lawsuit was filed in the Supreme Court of the State of New York against us and all of our directors. The plaintiffs, five hedge funds, including Iroquois Master Fund Ltd., that invested in us in early 2012, allege that we breached an agreement with the plaintiffs, and that we and the directors made certain negligent misrepresentations relating to our drilling operations. Among other claims, the plaintiffs alleged that we misrepresented the status of our drilling operations and the speed with which the drilling would be completed. The plaintiffs advanced claims for breach of contract and negligent misrepresentation and sought damages in the amount of $18.5 million plus pre-judgment interest. On June 19, 2013, the court dismissed the negligent misrepresentation claim but declined to dismiss the breach of contract claim. On August 12, 2013, the plaintiffs filed an amended complaint. That complaint named only us and sought recovery for alleged breaches of contract.

        On December 31, 2016 we entered into a settlement agreement with the five hedge funds in this lawsuit. Under the terms of the settlement agreement, Hyperdynamics would issue to the plaintiffs a total of 600,000 new shares of common stock, and it would cause a payment to be made of $1.35 million in cash that would be covered under its directors' and officers' insurance policy. The plaintiffs are restricted from selling the shares of common stock before April 1, 2017 under the terms of the agreement.

        On January 26, 2017 an order to approve the settlement agreement was entered in the Supreme Court of the State of New York, New York County and subsequently approved by the Court on the same day.

        On January 11, 2017 a payment of $1.35 million was made by the insurance underwriters of the Company's directors' and officers' insurance policy to the hedge funds in the Iroquois lawsuit on behalf of the Company. On February 2, 2017, the Company issued 600,000 shares of its common stock to the hedge funds named in the settlement agreement.

Tullow and Dana Legal Actions

        On January 11, 2016, we filed legal actions against members of the Consortium under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea ("JOA") in the United States District Court for the Southern District of Texas and before the AAA against Tullow for their failure to meet their obligations under the JOA. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas. On February 8, 2016 Tullow and Dana removed the case to Federal District Court.

        On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activities; and (e) require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment. With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016, that SCS is not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel District Court proceedings. On February 12, 2016, the case was voluntarily stayed by us. SCS believes that it has exhausted all of its options for the pursuit of legal measures to require Tullow and Dana to drill the planned exploration well.

        The AAA action sought (1) a determination that Tullow and Dana were in breach of their contractual obligations and (2) the damages caused by the repeated delays in well drilling caused by the activities of Tullow and Dana. We determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations. SCS believed that it had exhausted all of its options for the pursuit of legal measures to require Tullow and Dana to drill the planned exploration well.

        On August 15, 2016, we subsequently entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration. Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items of well construction material previously purchased by the Consortium in preparation for the initial drilling of the Fatala well, and agreed to pay net cash of $0.7 million to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

        The following table sets forth the name, age, and positions and offices with us of each of our directors and executive officers as of the date of this prospectus. Each of our directors was re-elected for a one-year term at our Annual Meeting held on April 19, 2017. There are no family relationships between or among any of the directors and our executive officers. Should a vacancy arise on the Board of Directors between Annual Meetings, such vacancy would be filled based on a majority vote of the Board of Directors. Our Board maintains an Audit Committee, a Compensation, Nominating and Corporate Governance Committee, and a Government Relations Committee.

Name	Position	Committee Memberships	Age
Ray Leonard	Director, CEO and President	Member of Government Relations Committee	64
Ian Norbury*	Director and Non-Executive Chairman	Member of Audit Committee	66
Patricia N. Moller*	Director	Chair of Government Relations Committee	73
William O. Strange*	Director	Chair of Audit Committee and Member of Compensation, Nominating, and Corporate Governance Committee	74
Fred S. Zeidman*	Director	Chair of Compensation, Nominating, and Corporate Governance Committee, Member of Audit Committee, and Member of Government Relations Committee	71
Gary D. Elliston*	Director	Member of Compensation, Nominating, and Corporate Governance Committee	64
Jason D. Davis	Interim Chief Financial Officer		45

*
Independent Director

Ray Leonard

        Ray Leonard was appointed to the Board of Directors and as CEO and President in July 2009. Mr. Leonard served as the Vice President of Eurasia & Exploration for Kuwait Energy Company from December 2006 to June 2009. From January 2005 to November 2006, Mr. Leonard served as the Senior Vice President of International Exploration and Production of MOL Plc. Mr. Leonard also served as Vice President of Exploration & New Ventures for YUKOS, Russia's second largest oil company, based in Moscow, Russia, from February 2001 to December 2004. Prior to joining YUKOS, Leonard held the title of Vice President of Exploration with First International Oil from July 1998 to January 2001. Previously, Mr. Leonard spent 19 years with Amoco, where he began his career as a geologist and was later promoted to Vice President of Resource Acquisitions. During his tenure at Amoco, he held a three-year assignment as Division Geologist in West Africa. Mr. Leonard holds a Master of Arts in Geology from the University of Texas-Austin and a Bachelor of Science in Geosciences from the University of Arizona.

        In addition to the professional and educational background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Leonard should serve as a director:

        Leadership Experience—Mr. Leonard has held numerous roles in key executive management positions during the course of his career, including Vice President of Exploration for YUKOS and First International Oil, and Senior Vice President of Exploration and Production for MOL.

        Industry Experience—Mr. Leonard has worked in the Oil & Gas industry his entire career in various Exploration and Production companies and has also been a featured speaker at numerous international forums on world oil reserves and future industry trends.

Ian Norbury

        Ian Norbury joined the Board of Directors in January 2013. Mr. Norbury was appointed Chairman of the Board in April 2015. Mr. Norbury is a Director of Energy Software Information and Analytics Limited, a UK firm, which is the holding company for Hannon Westwood. Prior to joining Hannon Westwood in 2003, Mr. Norbury held various positions with Amerada Hess International since 1985, most recently as Executive Manager, Exploration with responsibility for worldwide exploration performance, including West Africa. He previously held senior geologist positions with Conoco and Amoco. Mr. Norbury earned his B.Sc. in Geology and Geography at the University of London.

        In addition to the professional and educational background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Norbury should serve as a director:

        Leadership Experience—Mr. Norbury has held various key executive positions such as executive manager of exploration at Amerada Hess International and has held the position of CEO with Hannon Westwood.

        Industry Experience—Mr. Norbury has worked in the Oil & Gas industry his entire career in various Exploration and Production companies and consultancy firms.

Patricia N. Moller

        Patricia N. Moller was appointed to the Board of Directors in November 2015. Ms. Moller served as the United States Ambassador to the Republic of Guinea from 2009 to 2012 and to the Republic of Burundi from March 2006 until 2009. From April 1987 to March 2006, she served in various capacities in the U.S. Department of State, including as a Foreign Service Officer and management officer. Ms. Moller retired from the Department of State in 2012, and subsequently served as Charge d'Affaires to both the Kingdom of Morocco and to Romania in 2013. Ms. Moller received several awards in honor of her service within the U.S. government, including the Robert C. Frasure Award (2011), the Presidential Meritorious Service Award (2009) and the Leamon Hunt Award (1999), among others. She received a Bachelor of Arts degree from the University of Tampa in 1974.

        In addition to the professional and educational background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Ms. Moller should serve as a director:

        Leadership Experience—Ms. Moller has held several high level positions within the U.S. government, including as Ambassador to the Republic of Guinea.

William O. Strange

        William O. Strange was appointed to the Board of Directors in November 2010. Mr. Strange was an audit partner with Deloitte & Touche LLP prior to his retirement in May 2005. He joined the international accounting firm in 1964 and became a partner in 1976. During his 41 years with Deloitte & Touche LLP, he specialized in audits of SEC registrants for a variety of publicly traded energy clients in the areas of exploration and production, petrochemicals, pipelines, and oil services. Since 2005, he has been engaged in independent financial and accounting consulting services. Mr. Strange is a graduate of the University of Oklahoma and lives in Houston. He is on the Audit Committee of the Presbytery of the New Covenant, the governing body for Presbyterian Churches in the Gulf Coast area. He has served as the President of the Petroleum Club of Houston and as a member of the Major Cases Committee of the Texas State Board of Public Accountancy. In January 2014, he was elected Treasurer of Habitat for Humanity Northwest Harris County, and was additionally elected to its Board of Directors in January 2015.

        In addition to the professional and educational background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Strange should serve as a director:

        Leadership Experience—Mr. Strange worked over 41 years for Deloitte & Touche LLP, including 29 years as an audit partner. While at Deloitte & Touche LLP, most of his clients were in the energy industry, including many exploration and production companies, and he spent the vast majority of his time working on clients that reported to the SEC. He has also lived overseas and understands foreign operations.

        Financial Experience—In addition to his over 41 years at Deloitte & Touche LLP, Mr. Strange was considered a Senior Technical Partner at Deloitte & Touche LLP. He has extensive knowledge of energy industry economics and business methods. He has worked with more than 20 audit committees of public company clients and has a deep understanding of the best practices of audit committees.

Fred S. Zeidman

        Fred S. Zeidman was appointed to our Board of Directors in December 2009. Mr. Zeidman has been the Chairman of Gordian Group LLC, a U.S. investment bank specializing in complex and distressed financial advisory work, since January 2015. In March 2008, Mr. Zeidman was appointed Interim President of Nova Biosource Fuels, Inc. ("Nova"), a publicly traded biodiesel technology company, and served in that position until the company's acquisition in November 2009 and has served as a Nova director since June 2007. From August 2009 through November 2009, Mr. Zeidman was appointed Chief Restructuring Officer for Transmeridian Exploration, Inc. and served in that position until its sale in November 2009. Mr. Zeidman has been Bankruptcy Trustee of AremisSoft Corp since 2004.

        Mr. Zeidman currently serves as Chairman Emeritus of the University of Texas Health Science System Houston, he serves as interim Chief Financial Officer of the Texas Heart Institute, and is a director of Lucas Energy Inc., Straight Path Communications Inc. and Petro River Oil. Mr. Zeidman served as Chairman of the United States Holocaust Memorial Council from March 2002 through September 2010. Mr. Zeidman served on the board of Compact Power, Inc., an energy storage systems company from November 2007 to November 2009. Mr. Zeidman has served on the board of Prosperity Bank for 30 years. He also served as CEO, President and Chairman of the Board of Seitel Inc., an oil field services company, from June 2002 until its sale in February 2007. Mr. Zeidman served as a Managing Director of the law firm Greenberg Traurig, LLP from July 2003 to December 2008.

        In addition to the professional and educational background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Zeidman should serve as a director:

        Leadership Experience—Mr. Zeidman has served in numerous roles of executive and directorship responsibility, including serving on the board of Prosperity Bank for 30 years and acting as Chairman of the United States Holocaust Memorial Council.

        Financial Experience—Mr. Zeidman has a Master's in Business Administration degree and was the Chief Restructuring Officer for Transmeridian Exploration.

Gary D. Elliston

        Gary D. Elliston was appointed to our Board of Directors in November 2015. Mr. Elliston has been the senior founding partner of DeHay & Elliston, L.L.P., a registered limited liability legal partnership, since August 1992, and specializes in litigation. He is licensed to practice before the United States Supreme Court, Texas Supreme Court, U.S. District Courts for the Northern, Southern, Western and Eastern Districts of Texas, and the U.S. Court of Appeals Fifth Circuit. He is also licensed in New York, West Virginia, Illinois and Oklahoma. He graduated cum laude from Howard Payne University in 1975 and cum laude from Southern Methodist University Law School in 1978. In 2007, he received an Honorary Doctorate of Humanities from Howard Payne University.

        In addition to the professional and educational background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Elliston should serve as a director:

        Leadership Experience—Mr. Elliston is the senior founding partner of DeHay & Elliston, L.L.P. In addition, he has previously served on the Board of Trustees for Howard Payne University, a private university located in Brownwood, Texas, and the Board of Regents for Baylor University, a private university located in Waco, Texas.

Executive Officers

Ray Leonard

        Ray Leonard, 64, President and Chief Executive Officer is also a director of the Company. Mr. Leonard has been the Company's Chief Executive Officer and President since December 2009. Information about his professional background is discussed in the section above regarding the Board of Directors.

Jason D. Davis

        Jason D. Davis, 45, rejoined the Company as Interim Chief Financial Officer and Corporate Secretary on June 6, 2017. Mr. Davis first joined the Company in June 2009 as the Company's Chief Financial Officer and subsequently held the position of Vice President of Finance and Treasurer from August 2010 to December 2014. Mr. Davis is a licensed certified public accountant and has served in various financial positions for several companies, including as the Chief Financial Officer of CASA Exploration from May 2015 to May 2017, the Controller at Particle Drilling Technologies, Inc. from June 2006 to June 2009, the Manager of SEC Reporting at Texas Genco, LLC from August 2005 to June 2006, and Assistant Controller at Isolagen, Inc. from March 2004 to August 2005. Mr. Davis also served as the interim Chief Financial Officer for Particle Drilling Technologies, Inc. from January 2009 to June 2009. Mr. Davis began his career with Deloitte & Touche LLP, where he worked from 1997 until 2003. He received his BBA in Accountancy and Taxation from the University of Houston in 1997.

Director Independence

        Our common stock is traded on the OTCQX. We use SEC Rule 10A-3 in determining whether a director is independent in the capacity of director and in the capacity as a member of a board committee. In determining director independence, we have not relied on any exemptions from any rule's definition concerning director independence.

        We currently have six directors, five of whom are deemed Independent Directors in accordance with SEC Rule 10A-3. The Board of Directors has determined that the following directors qualify as independent because they have no relationship with the Company (other than being a director and stockholder of the Company): Ian Norbury, Chairman of the Board; Patricia N. Moller; William O. Strange; Fred S. Zeidman; and Gary D. Elliston (collectively, the "Independent Directors"). In addition, as we intend for our common stock to be listed on The NASDAQ Capital Market prior to or immediately after the completion of this offering, our Board of Directors has also determined that the Independent Directors are independent under applicable NASDAQ rules and regulations.

        Our Independent Directors meet in regularly scheduled executive sessions without management present. Ian Norbury, the Chairman of our Board of Directors, is the presiding Independent Director at these executive sessions.

Corporate Governance Guidelines

        We have adopted a set of Corporate Governance Guidelines that provide the framework for the governance of the Company and reflect the Board of Directors' belief that sound corporate governance policies and practices provide an essential foundation for the Board in fulfilling its oversight responsibilities. Our Corporate Governance Guidelines are available at the Company's website at www.hyperdynamics.com. We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, as we intend for our common stock to be listed on The NASDAQ Capital Market prior to or immediately after the completion of this offering, we believe our corporate initiatives comply with the rules of The NASDAQ Capital Market.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our compensation discussion and analysis for the fiscal year ended June 30, 2017, discusses the compensation for our Principal Executive Officer ("PEO"), who is our President and Chief Executive Officer, Ray Leonard; as well as disclosure for Jason Davis and Sergey Alekseev, as well as David W. Wesson and Paolo G. Amoruso, who, pursuant to Item 402 of Regulation S-K, would have been deemed to be named executive officers except that they were not serving as officers at the end of the Company's fiscal year ended June 30, 2017 (individually, each a "Named Executive Officer" or "NEO," and collectively, our "Named Executive Officers" or "NEOs"). Both Messrs. Wesson and Amoruso provided services to the Company as independent consultants pursuant to Consulting Agreements entered into on June 30, 2016 through September 30, 2016, having resigned their employment positions in advance of the expiration of their employment agreements. The Company engaged Mr. Amoruso through his law firm, Paolo G Amoruso PLLC, beginning on October 1, 2016 to provide services as requested by the Company from time to time.

        The Company's 10-K for the fiscal year that ended on June 30, 2016 included disclosures for David W. Wesson and Paolo G. Amoruso, who, pursuant to Item 402 of Regulation S-K, would have been deemed to be named executive officers except that they were not serving as officers at the end of the Company's prior fiscal year.

        These officers are also reflected in the Summary Compensation Table below and discussed further in the accompanying narrative thereto. In this compensation discussion and analysis, the terms "we" and "our" refer to Hyperdynamics Corporation, and not the Compensation, Nominating, or Corporate Governance Committee.

Compensation Overview, Objectives, and Elements

        We are a small, early-stage company in the oil and gas exploration industry and our operations in the last several years have focused on oil and gas exploration in our Concession offshore the coast of the Republic of Guinea in West Africa, identifying additional prospects that may contain oil or gas and identifying other oil & gas companies to farm-out participating interests in the Concession. We have accomplished this with a small team of management individuals with significant industry experience. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward these individuals for the successful execution of our business plan.

        The Compensation, Nominating and Corporate Governance Committee of the Board of Directors reviews the performance of our executives and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation, Nominating and Corporate Governance Committee is empowered by the Board of Directors to establish and administer our executive compensation programs. The members of the Compensation, Nominating and Corporate Governance Committee are Messrs. Elliston, Strange, and Zeidman. Mr. Zeidman is the Chair of the Compensation, Nominating and Corporate Governance Committee. All committee members are independent.

        Because of the uniqueness of our business and operations, the Compensation, Nominating and Corporate Governance Committee has concluded that we do not have a single group of peer or comparison companies for purposes of traditional benchmarking and percentile targeting and, as such, the Compensation, Nominating and Corporate Governance Committee does not use traditional benchmarking or percentile targeting against a stated peer group in setting compensation. Rather than looking to a single peer or comparison group of companies, our compensation practice concerning our executives is to review compensation on a position-by-position basis and determine the particular skill set required to be successful at the Company for the particular position in question. The skill set necessarily varies among positions but may include: executive management experience at oil and gas enterprises; offshore experience and technical expertise; international experience; experience growing and maturing a company; relevant financial and commercial experience; and relevant compliance and legal experience. As a result, the Compensation, Nominating and Corporate Governance Committee's determinations in setting compensation are often qualitative and subjective, depending on the executive's position.

        The details of the processes and procedures for the consideration and determination of executive compensation are described below.

What are the objectives of our executive officer compensation program?

        The objectives of the Compensation, Nominating and Corporate Governance Committee in determining executive compensation are to: (1) attract and retain key individuals who are important to the continued success of Hyperdynamics, and (2) provide strong financial incentives, at reasonable cost to the stockholders, for senior management to enhance the value of the stockholders' investment.

What is our executive officer compensation program designed to reward?

        Our compensation program is designed to reward individuals for the achievement of our business goals and to foster continuity of management by encouraging key individuals to maintain long-term careers with Hyperdynamics.

What are the elements of our executive officer compensation program and why do we provide each element?

        The elements of compensation that the Compensation, Nominating and Corporate Governance Committee uses to accomplish these objectives include: (1) base salaries, (2) bonuses, and (3) long-term incentives in the form of stock and stock options. From time to time, we also provide perquisites to certain executives and health and life insurance to all employees. The elements of compensation that we offer help us to attract and retain our officers. The specific purpose of each element of compensation is outlined below.

Base Salaries

        We provide fixed annual base salaries as consideration for each executive's performance of his or her job duties. Salaries are set based on level of responsibility, skills, knowledge, experience, and contribution to Hyperdynamics' business.

Bonuses

        Annual cash bonuses are typically awarded to our executives as a variable compensation component. Bonuses are based on goals and objectives for each executive. Each executive is given a target bonus percentage. The Chief Executive Officer recommends a bonus amount to the Compensation, Nominating and Corporate Governance Committee.

        Our historic policy has been to set such executive's bonus in a range of 50% to 100% of that executive's annual base salary with a target of 75% of the executive's annual base salary. The Compensation, Nominating and Corporate Governance Committee or the Board of Directors at large approves annual bonuses for our executives. Such approval usually occurs during the month of June of the fiscal year that concludes at the end of that month. Our President and Chief Executive Officer, Ray Leonard, has specific performance-related goals and targets usually set by the Compensation, Nominating and Corporate Governance Committee in the month of June (prior to the commencement of the applicable fiscal year). The following June (at the end of the fiscal year) the Compensation, Nominating and Corporate Governance Committee evaluates the Chief Executive Officer's performance against those goals and targets and recommends a bonus amount to the Board of Directors following that evaluation.

        In June 2016, the Board of Directors revised Hyperdynamics' Bonus Policy to make all annual bonuses completely performance-based upon the achievement of pre-established targets.

Long-term Incentives

        We can provide long-term incentives in the form of stock and stock options. Our practice has been to provide stock options as our preferred form of long-term incentives. Long-term incentives are a component of variable compensation because the amount of income ultimately earned is dependent upon and varies with our common stock price over the term of the option. The stock option awards tie a portion of executive compensation to the stock price and, accordingly, our financial and operating results. We do not use a formula to determine stock and stock option awards to executives. Stock option awards are not designed to be tied to yearly results. We view stock option awards as a means to encourage equity ownership by executives and, thus, to generally align the interests of the executives with the stockholders.

        Our 2010 Plan authorizes the Compensation, Nominating and Corporate Governance Committee to award stock options, restricted stock, and stock registered under a Form S-8 registration statement to officers and other key employees. The Compensation, Nominating, and Corporate Governance Committee implements this authority by awarding stock options designed to align the interests of all senior executives to those of stockholders. This is accomplished by awarding stock options, which change in value based upon the market price of Hyperdynamics' common stock, on a systematic basis.

        The actual amount of long-term incentives that each of our executives is eligible to receive is established by that executive's employment agreement.

        Our policy has been to make such executive's long-term incentive award in the form of stock options. The number of shares underlying the stock options is typically set at 25% of the dollar amount of that executive's annual cash bonus. For example, if an executive's annual cash bonus was $150,000, a stock option to purchase 37,500 share of our common stock would be granted. The Compensation, Nominating, and Corporate Governance Committee or Board of Directors usually approves long-term incentive grants during the month of June of the fiscal year that concludes at the end of that month.

        We report the estimated fair value of our stock option grants, as determined for accounting purposes in accordance with ASC 718, using either the Black-Scholes option pricing model or a Monte Carlo model, in the Summary Compensation Table and the Grants of Plan-Based Awards Table. The amount reflected for accounting purposes does not reflect whether the executive has or will realize a financial benefit from the awards. Because stock option awards are made at a price equal to or above the market price on the date of grant, stock options have no intrinsic value at the time of grant. We believe the potential appreciation of the option awards over the stock price provide motivation to executives.

Perquisites

        Perquisites are determined on a case-by-case basis by the Compensation, Nominating and Corporate Governance Committee.

How do we determine the amount for each element of executive officer compensation?

        Our policy is to provide compensation packages that are competitively reasonable and appropriate for our business needs. We consider such factors as: competitive compensation packages as negotiated with our officers; evaluations of the President and Chief Executive Officer and other executive officers; achievement of performance goals and milestones as additional motivation for certain executives; officers' ability to work in relationships that foster teamwork among our executive officers; officers' individual skills and expertise, and labor market conditions. We did not engage a third-party compensation consultant during the fiscal years ended June 30, 2015 or 2016.

        During the fiscal years ended June 30, 2015, and 2016, total executive compensation consisted of base salary, bonuses and option awards. Generally, the option awards for executives are negotiated in the executive's contract, with an exercise price based on the market price on the award date. Special option awards are also issued to employees on a case-by-case basis during the year for significant achievement. Because of the simplicity of the compensation package, there is very little interaction between decisions about the individual elements of compensation.

Administration of Executive Compensation

        The Compensation, Nominating and Corporate Governance Committee reviews and approves corporate goals and objectives relevant to compensation of the NEOs, evaluates the NEOs' performance, and sets their compensation. In determining compensation policies and procedures, the Compensation, Nominating and Corporate Governance Committee considers the results of stockholder advisory votes on executive compensation and how the votes have affected executive compensation decisions and policies.

        The Compensation, Nominating and Corporate Governance Committee or Board of Directors usually sets annual salaries during the month of December of the fiscal year that ends the following June 30th and usually approves the payment of annual bonuses and the award of long-term incentives during the month of June of the fiscal year that concludes at the end of that month.

Chief Executive Officer Involvement in Compensation Decisions

        The Chief Executive Officer makes recommendations to the Compensation, Nominating and Corporate Governance Committee concerning the employment packages of all subordinate officers. Neither the Chief Executive Officer nor any other Company officer or employee attends periodic executive sessions of the Compensation, Nominating and Corporate Governance Committee.

How compensation or amounts realizable from prior compensation are considered?

        The amount of past compensation generally does not affect current year considerations because bonuses and long-term incentives are awarded for each individual fiscal year's job performance. As part of its ongoing review process, the Compensation, Nominating and Corporate Governance Committee regularly evaluates our compensation programs to ensure they meet changing business needs and support alignment with stockholders' interests.

Tax Considerations

        Our compensation plans are designed generally to ensure full tax deductibility of compensation paid under the plans.

        This includes compliance with Section 162(m) of the Internal Revenue Code, which limits our tax deduction for an executive's compensation to $1 million, unless certain conditions are met. For the fiscal year ended June 30, 2016, the full amount of all compensation provided to all executives was tax deductible to the Company.

Timing, Award Date, and Exercise Price for Stock Option Awards

        Our policy is to award stock options upon hiring of the employee and on a case-by-case basis throughout the year. Stock option exercise prices are the closing price on the date of grant. We also have made certain awards based on the completion of performance criteria.

Analysis of Variations in Individual NEOs Compensation

        Each NEO's compensation is detailed in the Summary Compensation Table below and discussed further in the accompanying narrative thereto. For those NEOs who have employment agreements, each such agreement is described under the caption "Narrative Disclosure to Summary Compensation Table."

2017 Compensation Decisions for Our Named Executive Officers

        Described below are the details of the processes and procedures for the consideration and determination of executive compensation for fiscal year 2017.

Summary Compensation Table

        The following table shows the salaries, bonuses, incentive awards, retirement benefits and other compensation relating to fiscal years ended June 30, 2017 and June 30, 2016 for our PEO and our two most highly compensated executive officers, other than our PEO, pursuant to paragraph (m)(2)(iii) of Item 402 of SEC Regulation S-K. Columns for which there was no compensation have been omitted.

SUMMARY COMPENSATION TABLE—2017

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Grants ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Raymond C, Leonard	2017	350,000	—	151,000	—	—	501,000
President and CEO(2)	2016	400,000	50,000	42,000	—	—	492,000
Jason D. Davis,	2017	19,792	—	7,786	63,040	—	90,618
Interim Chief Financial Officer(5)	2016	—	—	—	—	—	—
Sergey Alekseev(6)	2017	279,170	—	113,250	37,894	—	430,314
Former Chief Financial Officer	2016	—	—	—	—	—	—
David W. Wesson	2017	—	—	—	—	—	—
Former V.P., Principal Financial and	2016	268,250	—	—	5,836	—	274,086
Accounting Officer(3)
Paolo G. Amoruso	2017	—	—	—	—	—	—
Former Vice President of Legal Affairs	2016	288,000	—	—	6,260	—	294,260
and Secretary(4)

(1)
These amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded in the last two fiscal years ended June 30, 2017 and 2016. For a description of the assumptions used for purposes of determining award date fair value, see Note 8 to the financial statements for the fiscal year ended June 30, 2016 included in this prospectus. Regardless of the value on the grant date, the actual value that may be recognized by the executives will depend on the market value of the Company's common stock on a date in the future when a stock option is recognized.

(2)
In order to minimize cash compensation payments during the fiscal year, the Company decided to reduce salaries by half for all employees from March 2017 through May 2017. The amount withheld from Mr. Leonard's salary was $50,000 and will be paid in the future.

(3)
The amounts noted above for Mr. Wesson reflect the compensation for his service as our Vice President, Chief Financial Officer and our Principal Financial and Accounting Officer for the fiscal year ended June 30, 2016. Mr. Wesson continued to provide services to the Company as an independent consultant pursuant to a Consulting Agreement entered into on June 30, 2016, having resigned his employment positions in advance of the expiration of his Employment Agreement. Mr. Wesson entered into a separate engagement agreement with the Company for services as requested from time to time. (See "Certain Relationships and Related Party Transactions").

(4)
The amounts noted above for Mr. Amoruso reflect the compensation for his service as our Vice President of Commercial and Legal Affairs and Corporate Secretary for the fiscal year ended June 30, 2016. Mr. Amoruso continued to provide services to the Company as an independent consultant through September 30, 2016 pursuant to a consulting agreement entered into on June 30, 2016, having resigned his employment positions in advance of the expiration of his Employment Agreement. The Company engaged Mr. Amoruso through his law firm, Paolo G Amoruso PLLC, beginning on October 1, 2016 to provide services as requested by the Company from time to time. (See "Certain Relationships and Related Party Transactions").

(5)
Mr. Davis was appointed Interim Chief Financial Officer on June 6, 2017. The total compensation reflects the 24 days in the fiscal year ended June 30, 2017. Mr. Davis' annual salary is $275,000.

(6)
Mr. Alekseev was appointed Chief Financial Officer on April 19, 2017 and resigned from the position on June 6, 2017. The total compensation reflects compensation earned during the entire fiscal year Mr. Alekseev was employed with the Company. Mr. Alekseev's annual salary is $300,000. In order to minimize cash compensation payments during the fiscal year, the Company decided to reduce salaries by half for all employees from March 2017 through May 2017. The amount withheld from Mr. Alekseev's salary was $25,000 and will be paid in the future.

Narrative Disclosure to Summary Compensation Table

Ray Leonard, President and Chief Executive Officer

        We entered into a three-year employment agreement with Ray Leonard, our current Chief Executive Officer, President and Director effective as of July 22, 2009, as amended, effective December 11, 2009. On September 10, 2012, effective as of July 23, 2012, we entered into an amended and restated employment agreement with Mr. Leonard. The agreement, as amended and restated, has a one-year term that is automatically extended for successive one-year periods following the end of the initial one-year term, unless otherwise terminated by delivery of written notice by either party prior to May 31 of each period. The agreement provides that Mr. Leonard will serve as our President and Chief Executive Officer. Mr. Leonard's current base salary is $400,000, which is subject to annual adjustments, at the discretion of the Board of Directors, but in no event shall the Company pay Mr. Leonard a base salary less than that set forth above, or any increased base salary later in effect, without the consent of Mr. Leonard.

        In June 2015, the Board of Directors approved the annual base salary for Mr. Leonard for fiscal year 2016 (to be effective July 1, 2015) of $400,000, which represents no increase in Mr. Leonard's salary in 2015.

        Additionally, pursuant to his employment agreement, Mr. Leonard is eligible to receive incentive compensation, as may be adopted and approved by the Compensation, Nominating and Corporate Governance Committee from time to time and is entitled to participate in any incentive compensation plan ("ICP") applicable to Mr. Leonard's position, as may be adopted by us from time to time and in accordance with the terms of such plan(s). Mr. Leonard's cash bonus award opportunity is 100% of his base salary with a minimum of 50% and a maximum of 200% and shall be subject to such other terms, conditions and restrictions as may be established by the Board of Directors or the Compensation, Nominating and Corporate Governance Committee.

        Mr. Leonard is also entitled to receive stock options in an amount equal to 50% of the number of dollars of the cash award, as adjusted for the July 1, 2013 reverse stock split.

        Annually, Mr. Leonard develops a proposed set of current year performance metrics that are subject to review and approval by the Board of Directors and/or the Compensation, Nominating and Corporate Governance Committee and the achievement of which are evaluated by the Committee in making annual cash bonus payments and long-term incentive awards. Since the inception of Mr. Leonard's employment, the metrics for his bonus award have been based on annual objectives related to advancing our exploration activities, achieving funding from equity capital raises, participation in the Concession, and/or stock price appreciation. The Compensation, Nominating, and Corporate Governance Committee approved that the bonus would be determined by allocating 50% of the amount to the stock price, 25% to securing funding and addressing our "going concern" status, and 25% to operations, with each component to be reviewed by the Committee.

        In June 2017, in order to minimize cash compensation payments, the Board of Directors offered all employees restricted stock as bonuses. As part of the annual review of Mr. Leonard's performance during the 2017 fiscal year, on June 30, 2017, Mr. Leonard received and we issued him 100,000 shares of our restricted common stock.

        In June 2016, in order to minimize cash compensation payments, the Board of Directors offered all employees an election to receive their bonuses through an increased stock component and a lower cash component. As part of the annual review of Mr. Leonard's performance during the 2016 fiscal year, on June 30, 2016, Mr. Leonard elected to receive and we issued him 100,000 shares of our common stock and $50,000 in lieu of paying Mr. Leonard his incentive bonus amount of $200,000 and 50,000 associated stock option grants.

        Finally, Mr. Leonard will receive certain standard benefits, including reimbursement in accordance with our standard policies and procedures of business and business-related business expenses and dues and fees to industry and professional organizations, four weeks of paid vacation each calendar year, and participation by Mr. Leonard and his spouse and dependents in all benefits, plans and programs available to our executive employees.

Jason D. Davis, Interim Chief Financial Officer

        On June 6, 2017, we entered into an agreement with Mr. Davis, which provided for a base salary of $275,000.

        Mr. Davis also participated in the Company's ICP, and had an annual cash target award (the "ICP Bonus Award") opportunity under the ICP of 75% of his base salary with a minimum of 50% and a 100% maximum. In June 2017, in order to minimize cash compensation payments, the Board of Directors offered all employees restricted stock as bonuses. As part of the annual review of Mr. Davis' performance during the 2017 fiscal year, on June 30, 2017, Mr. Davis received and we issued to him 5,156 shares of our restricted common stock.

Sergey Alekseev, Former Chief Financial Officer

        On April 19, 2017, we entered into an agreement with Mr. Alekseev, to provide for a base salary of $300,000.

        Mr. Alekseev also participated in the Company's ICP, and had an annual cash target award (the "ICP Bonus Award") opportunity under the ICP of 75% of his base salary with a minimum of 50% and a maximum of 100%. In June 2017, in order to minimize cash compensation payments, the Board of Directors offered all employees restricted stock as bonuses. As part of the annual review of Mr. Alekseev's performance during the 2017 fiscal year, on June 30, 2017, Mr. Alekseev received and we issued him 75,000 shares of our restricted common stock.

David W. Wesson, Former V.P., Principal Financial and Accounting Officer

        In setting fiscal year 2016 annual salary for Mr. Wesson in June 2015, the Compensation, Nominating and Corporate Governance Committee and Board of Directors reviewed and evaluated his individual performance, experience level and level of responsibility, among other factors. Based on the recommendation of Mr. Leonard, the Board of Directors decided to increase the salary for Mr. Wesson, reflected in the Summary Compensation Table above.

        Mr. Wesson also participated in the Company's ICP, and had an annual cash target award (the "ICP Bonus Award") opportunity under the ICP of 75% of his base salary with a minimum of 50% and a maximum of 100%. The performance metrics for the ICP Bonus Award for the Mr. Wesson mirrored the metrics of our Chief Executive Officer as approved by our Compensation, Nominating, and Corporate Governance Committee in May 2015. In addition to the ICP Bonus Award, Mr. Wesson received an annual award of options to purchase shares of our common stock under our equity incentive plan then in effect in an amount equal to 25% of the number of dollars of the cash award.

        Upon termination of the initial term of the employment agreement, on June 30, 2016, we entered into a consulting agreement with Mr. Wesson pursuant to the terms of which he will provide services to the Company as an independent consultant (See "Certain Relationships and Related Party Transactions").

Paolo G. Amoruso, Former Vice President of Legal Affairs and Secretary

        In setting the fiscal year 2016 annual salary for Mr. Amoruso in June 2015, the Compensation, Nominating and Corporate Governance Committee and the Board of Directors reviewed and evaluated his individual performance, experience level and level of responsibility, among other factors. Based on the recommendation of Mr. Leonard, the Board of Directors decided to increase the salary for Mr. Amoruso, as reflected in the Summary Compensation Table above.

        Mr. Amoruso also participated in the Company's ICP, and had an annual cash target award (the "ICP Bonus Award") opportunity under the ICP of 75% of his base salary with a minimum of 50% and a maximum of 100%. The performance metrics for the ICP Bonus Award for Mr. Amoruso mirrored the metrics of our Chief Executive Officer as approved by our Compensation, Nominating, and Corporate Governance Committee in May 2015. In addition to the ICP Bonus Award, Mr. Amoruso received an annual award of options to purchase shares of our common stock under our equity incentive plan then in effect in an amount equal to 25% of the number of dollars of the cash award.

        Upon termination of the initial term of the employment agreement, on June 30, 2016, we entered into a consulting agreement with Mr. Amoruso pursuant to the terms of which he will provide services to the Company as an independent consultant (See "Certain Relationships and Related Party Transactions").

Potential Payments upon Termination or Change-In-Control

        The Employment Agreement with Mr. Leonard may be earlier terminated by us in the event of his death or inability to perform, or for cause, including material breach of his duties involving fraud. Mr. Leonard may terminate the Employment Agreement for good reason, including a material reduction in his reporting responsibilities or a change of more than 75 miles in the location of his principal place of employment. Either we or Mr. Leonard may terminate the employment agreement without cause or without good reason.

        If we terminate Mr. Leonard without cause, or if Mr. Leonard terminates for good reason, or upon expiration of the employment term due to our notice to terminate, then Mr. Leonard will be entitled to receive one year's base salary, his bonus award at the target level for the performance period in effect on the employment termination date, and full vesting of all stock options and restricted stock awards held by him with a 12-month period to exercise (or the expiration of the award term, if that occurs sooner).

Retirement Plans, Perquisites and Other Personal Benefits

        During the fiscal year ended June 30, 2016, no executive officer received any perquisites.

Plan-Based Awards

        The following table lists awards of plan-based stock options for the 2017 fiscal year for our PEO and our two most highly compensated executive officers other than our principal executive officer.

 AWARDS OF PLAN-BASED STOCK OPTIONS IN FISCAL YEAR—2017

Name	Action Date	Award Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Award Date Fair Value of Stock & Options ($)
Ray Leonard	—	—	—	—	—	—	—	—
Jason Davis,	6/6/2017	6/6/2017	—	—	—	40,000	$1.64	63,040
Sergey Alekseev	7/7/2016	7/7/2016	—	—	—	20,000	0.41	3,394
	4/19/2017	4/19/2017	—	—	—	30,000	1.70	34,530
Paolo G. Amoruso	—	—	—	—	—	36,875	0.42	6,260

Equity Awards

        The following table lists all equity awards outstanding on the last day of the fiscal year ended June 30, 2017 to each of the executives named in the Summary Compensation Table. All option awards are fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date
Ray Leonard	18,750	—	3.60	6/25/2018
Ray Leonard	50,000	—	3.25	6/30/2019
Ray Leonard	34,522	—	0.90	6/30/2020
Jason Davis	40,000	—	1.64	6/6/2022
Sergey Alekseev	30,000	—	1.70	4/19/2022

Director Compensation for Fiscal Year Ended June 30, 2017

        The following table sets forth compensation amounts for our Independent Directors for the fiscal year ended June 30, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Grants ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ray Leonard(1)	—	—	—	—	—
William O. Strange(2)	52,500	—	72,850	—	125,350
Patricia N. Moller(2)	40,500	—	122,065	—	162,565
Fred S. Zeidman(2)	49,500	—	72,850	—	122,350
Ian Norbury(2)	55,500	—	72,850	—	128,350
Gary D. Elliston(2)	42,000	—	72,850	—	114,850

(1)
We do not provide additional compensation to employees who also serve as directors for their service on the Board of Directors. All compensation paid to Mr. Leonard is reflected above separately in the Summary Compensation Table.

(2)
During the fiscal year ended June 30, 2017, each of Directors Norbury, Strange, Zeidman, Moller and Elliston received five-year options to purchase 50,000 shares of common stock, with 50% vesting on December 30, 2017 and 50% vesting on June 30, 2018. In addition, Ms. Moller received five-year options to purchase 50,000 shares of common stock, with 50% vesting on March 22, 2017 and 50% vesting on September 22, 2018

Director Compensation Arrangements

        The current compensation program for our Independent Directors consists of the following:

  •
  Cash compensation consisting of quarterly payments, as applicable, of: (i) $11,000 for services as a director, (ii) $5,000 for service as the Chairman of the Board or Chair of the Audit Committee, (iii) $2,500 for service as a member of the Audit Committee or Chair of the Government Relations Committee, (iv) $1,500 for service as a member of the Compensation, Nominating, and Corporate Governance Committee or Government Relations Committee, and (v) $3,000 for service as the Chair of the Compensation, Nominating, and Corporate Governance Committee.

  •
  An annual award, pursuant to our 2010 Equity Incentive Plan, of options to purchase shares of our common stock. The options are to be awarded on or about July 1st of each year, have an exercise price equal to the then current closing price of our common stock, vest 50% six months from the award date and vest the remaining 50% on the first anniversary of the award date. The options have a five-year term.

Director Stock Option Awards

        The Board of Directors awarded stock options to our directors on June 30, 2017, as reflected in the table below. The awards were made pursuant to our 2010 Equity Incentive Plan. The options have an exercise price of $1.51 per share, which was the closing price of our common stock on June 30, 2017, have a term of five years from the date of award, and vest 50% on December 30, 2017 and 50% on June 30, 2018. The following table sets forth the number of shares of our common stock underlying the options awarded to each of our Independent Directors during the fiscal year 2017:

Name of Director	Shares of Common Stock Underlying Options Awarded for Fiscal Year Ended June 30, 2017
Patricia N. Moller	100,000
Ian Norbury	50,000
William O. Strange	50,000
Fred S. Zeidman	50,000
Gary D. Elliston	50,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of July 25, 2017 (the "Determination Date") with respect to the beneficial ownership of shares of common stock by (1) each person known to us that owns beneficially more than 5% of the outstanding shares of common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our executive officers and directors as a group. As of the Determination Date, we had 28,819,961 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after the Determination Date are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The address of each director and officer named in the below table is c/o Hyperdynamics Corporation, 12012 Wickchester Lane, Suite 475 Houston, TX 77079.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
5% Stockholders
BlackRock, Inc.(1)	1,844,576	(1)	6.4%
Pacific Drilling Operations Limited	5,362,382	(2)	17.4%
Named Executive Officers and Directors
Ray. Leonard	747,368	(3)	2.6%
Ian Norbury	98,000	(4)	*
Patricia N. Moller	65,000	(5)	*
William O. Strange	157,808	(6)	*
Fred S. Zeidman	95,875	(7)	*
Gary D. Elliston	445,808	(8)	1.6%
Jason D. Davis	125,023	(9)	*
All directors and officers as a group (7 persons)	1,734,882		5.9%

(1)
This amount is based on ownership reported by BlackRock, Inc., as of December 31, 2016, in a Schedule 13G filed with the SEC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
Consists of 3,307,586 shares of Common Stock and warrants to purchase 2,054,796 shares of Common Stock. The address of Pacific Drilling Operations Limited is 11700 Katy Freeway, Suite 175, Houston, TX 77079.

(3)
This amount includes: (a) 543,047 shares of Common Stock; (b) options to purchase 103,272 shares of Common Stock and (c) a warrant to purchase 101,049 shares of Common Stock.

(4)
This amount includes: 3,000 shares of Common Stock and options to purchase 95,000 shares of Common Stock.

(5)
This amount includes: no shares of Common Stock and options to purchase 65,000 shares of Common Stock.

(6)
This amount includes: 38,372 shares of Common Stock, warrants to purchase 25,686 shares of Common Stock and options to purchase 93,750 shares of Common Stock.

(7)
This amount includes: 1,375 shares of Common Stock and options to purchase 94,500 shares of Common Stock.

(8)
This amount includes: 390,122 shares of Common stock (all pledged as security), warrants to purchase 25,686 shares of Common stock and options to purchase 30,000 shares of Common Stock.

(9)
This amount includes: 73,655 shares of Common Stock and warrants to purchase 51,372 shares of Common Stock.

        There are no existing arrangements that may result in a change in control of the Company.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Conflicts of Interest

        We have a conflict of interest policy governing transactions involving related parties. In accordance with the policy, transactions involving related parties must be pre-approved by the Audit Committee, which is comprised of Independent Directors.

Related Persons Transactions

        Paolo G. Amoruso and David W. Wesson continued, after year end, to provide services to the Company as independent consultants pursuant to Consulting Agreements entered into on June 30, 2016, extending through September 30, 2016. Under the Consulting Agreements, Mr. Amoruso received a consulting fee of $30,000 per month and Mr. Wesson received a consulting fee of $25,000 per month. After September 30, 2016, Mr. Wesson continued to provide services as a contractor, respectively, to the Company on an hourly basis pursuant to engagement agreements depending on the needs of the Company. Mr. Amoruso, through his law firm, Paolo G Amoruso PLLC, entered into an engagement agreement with the Company on October 1, 2016 to provide outside counsel services depending on the needs of the Company.

        On June 30, 2016, the Company also entered into Transition Agreements with Messrs. Amoruso and Wesson. Mr. Amoruso and Mr. Wesson agreed in the Transition Agreements that they are not entitled to any payments under their former employment agreements.

        Pursuant to his Transition Agreement, Mr. Amoruso received payments of $150,000 on July 15, 2016, $50,000 on August 15, 2016, and $300,000 on September 15, 2016; provided, if the Company and Mr. Amoruso entered into a new employment agreement as Vice President, General Counsel and Corporate Secretary prior to September 15, 2016, Mr. Amoruso would not be entitled to the September 15, 2016 payment of $300,000. Mr. Amoruso and the Company did not enter into a new employment agreement. In addition, Mr. Amoruso received an award of non-qualified stock options to acquire 36,875 shares of the Company's common stock with an exercise price equal to the closing price on June 30, 2016.

        Pursuant to his Transition Agreement, Mr. Wesson received payments of $150,000 on July 15, 2016, August 15, 2016, and September 15, 2016. In addition, Mr. Wesson received an award of non-qualified stock options to acquire 34,375 shares of the Company's common stock with an exercise price equal to the closing price on June 30, 2016.

        In March 2017, Ray Leonard, our President and Chief Executive Officer and a director, purchased 50 Units in our Series A Offering, described above under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" above, for a purchase price of $50,000.

        In June 2017:

  •
  Gary D. Elliston, our director, purchased 34,247 Units in our Common Unit Offering, described above under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Common Unit Offering" above, for a purchase price of $50,000.

  •
  Ray Leonard purchased 68,494 Units in our Common Unit Offering, for a purchase price of $100,000.

  •
  William O. Strange, our director, purchased 34,247 Units in our Common Unit Offering, for a purchase price of $50,000.

  •
  Jason D. Davis, our Interim Chief Financial Officer and Secretary, purchased 34,247 Units in our Common Unit Offering, for a purchase price of $50,000.

  •
  Pacific Drilling Operations Limited, the parent of Pacific Scirocco, and a beneficial owner of more than 5% of our outstanding shares of common stock, purchased 2,739,727 Units in the Common Unit Offering for a purchase price of $4,000,000.

  •
  Pacific Drilling Operations also received 567,859 shares of common stock in connection with the amendment to our Offshore Drilling Contract as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" above.

        In July 2017:

  •
  Ray Leonard purchased 51,370 Units in our Common Unit Offering, for a purchase price of $75,000.

  •
  Jason D. Davis purchased 34,248 Units in our Common Unit Offering, for a purchase price of $50,001.24.

PLAN OF DISTRIBUTION

        The selling stockholders and their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of common stock offered by the selling stockholders. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  through brokers, dealers or underwriters that may act solely as agents;

  •
  transactions other than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, , whether such options are listed on an options exchange or otherwise;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Rule 144 under the Securities Act, generally permits the resale, subject to various terms and conditions, of restricted securities after they have been held for six months.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades, unless otherwise prohibited by applicable law or agreement.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        Each selling stockholder that is an affiliate of a broker-dealer has informed us that it purchased the shares of common stock covered by this prospectus in the ordinary course of business and, at the time of the purchase of such shares, had no agreements, plans or understandings, directly or indirectly, with any person to distribute such shares.

        There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock covered by this prospectus. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

        We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.

        We have agreed with the selling stockholders use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (a) the date that is two years from the date it is declared effective by the SEC, (b) the date on which all the securities registered hereunder have been transferred other than to certain permitted assignees, and (c) the date as of which all of the selling stockholders may sell all of the securities registered hereunder without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

        To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares covered by this prospectus by such selling stockholders. Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus or a post-effective amendment to the registration statement of which it is a part, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such underwriter, broker-dealer or agent, where applicable, (v) that such underwriter, broker-dealer or agent did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus or a post-effective amendment to the registration statement if then required in accordance with applicable securities law.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

        Our common stock is currently quoted on OTC Markets and trades below $5.00 per share; therefore, our common stock is considered a "penny stock" and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

 LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by CKR Law LLP, New York, New York ("CKR"). CKR is counsel to us and receives legal fees in accordance with an executed retainer agreement.

DESCRIPTION OF SECURITIES

        We have authorized capital stock consisting of 87,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the date of this prospectus, we had 28,819,961 shares of common stock issued and outstanding, and 810 shares of Series A Preferred Stock issued and outstanding.

Common Stock

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the Board of Directors from time to time may determine. We do not have any plans to pay dividends to our stockholders. See "Market for Common Equity and Related Stockholder Matters—Dividends" for more information. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

        Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

        While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

  •
  Restricting dividends on the common stock;

  •
  Diluting the voting power of the common stock;

  •
  Impairing the liquidation rights of the common stock; or

  •
  Delaying or preventing a change in control of the Company without further action by the stockholders.

Series A Preferred Stock

        Between March 17 and April 26, 2107, we issued and sold 1,951 shares of the Series A Preferred Stock. As of the date of this prospectus, 810 shares of the Series A Preferred Stock remain outstanding.

        The Certificate of Designation for the Series A Preferred Stock provides that:

  •
  Each holder of Series A Preferred Stock is entitled to receive dividends payable on the Stated Value of such Series A Preferred Stock at the rate of 1% per annum, which shall be cumulative and be due and payable in common stock on the applicable conversion date or in cash in the case of a redemption of the Series A Preferred Stock by the Company.

  •
  Shares of Series A Preferred Stock are redeemable, in whole or in part, at the option of the Company, in cash, at a price per share equal to 115% of the Stated Value plus 115% of accrued but unpaid dividends.

  •
  In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive, out of assets available therefor, an amount equal to 115% of the Stated Value of their shares plus 115% of any accrued but unpaid dividends.

  •
  The Series A Preferred Stock is convertible at the option of the holder, in whole or in part, into shares of common stock at any time since June 22, 2017. If no conversion has taken place by December 17, 2017, the Series A Preferred Stock, plus any accrued but unpaid dividends, will automatically convert into shares of common stock. The conversion price per share of common stock in either event is the lesser of (i) $2.75 per share (subject to adjustment in certain circumstances), or (ii) 80% of the lowest closing price during 21 consecutive trading days ending on the trading day immediately prior to the conversion date, subject to a floor of $0.25 per share (which floor is subject to "full ratchet" adjustment in certain circumstances if we issue common stock (or common stock equivalents) in the aggregate amount of not less than $1,000,000 at a price below $0.25 per share of common stock, and to proportionate adjustment in certain other circumstances).

  •
  Except in certain limited circumstances affecting the rights of the holders of Series A Preferred Stock or as required by law, holders of the Series A Preferred Stock will not have voting rights.

  •
  Until September 17, 2017, the Company will not authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to the Series A Preferred Stock, without the consent of holders of no less than 66 2/3% of the then-outstanding shares of Series A Preferred Stock.

        Other than in connection with shares of preferred stock (as explained above), which, other than the Series A Preferred Stock, is not currently designated nor contemplated by us, and as described below under "Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware State Law" we do not believe that any provision of our charter or bylaws would delay, defer or prevent a change in control of the Company.

Warrants

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" for a description of the Series A Investor Warrants and the Series A Placement Agent Warrants issued in the Series A Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Common Unit Offering" for a description of the Common Unit Investor Warrants and the Common Unit Placement Agent Warrants issued in the Common Unit Offering.

        As of the date of this prospectus, no other warrants to purchase shares of our stock are outstanding.

Options

        As of the date of this prospectus, we have outstanding options to purchase up to 1,095,165 shares of common stock, with a weighted-average exercise price of $3.14, exercisable until various dates though June

2022. See "Market for Common Equity and Related Stockholder Matters—Securities Authorized for Issuance under Equity Compensation Plans" for additional information.

Other Convertible Securities

        We have outstanding no other securities convertible into or exercisable or exchangeable for share of our equity securities.

Registration Rights

The Series A Registration Rights Agreement

        In connection with the Series A Offering, we entered into the Series A Registration Rights Agreement with each of the subscribers for the Series A Preferred Stock and the holders of the Series A Placement Agent Warrants, which required the Company to file a Registration Statement with the SEC by May 1, 2017, registering for resale (i) all shares of common stock issued or issuable upon conversion of the Series A Preferred Stock (including any shares of Series A Preferred Stock issued pursuant to the Subscriber Option described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" above), and (ii) all shares of common stock issued or issuable upon exercise of the Series A Investor Warrants (including any Investor Warrants issued pursuant to the Subscriber Option described above) and the Series A Placement Agent Warrants (including any that may be issued upon exercise of the Subscriber Option), and to use our commercially reasonable efforts to cause the Registration Statement to be declared effective no later than July 29, 2017. On May 1, 2017, we filed a registration statement in compliance with the agreement, which became effective on June 22, 2017.

        We also granted to the holders of these registrable shares certain "piggyback" registration rights until two years after the effectiveness of the Registration Statement.

        If the Registration Statement ceases to be effective or otherwise cannot be used for a period specified in the Series A Registration Rights Agreement, or trading of the common stock on the Company's principal market is suspended or halted for more than three consecutive trading days (each, a "Registration Event"), monetary penalties payable by the Company to the holders of registrable shares that are affected by such Registration Event will commence to accrue at a rate equal to 12% per annum of the purchase price paid for each Unit purchased, for the period that such Registration event continues, but not exceeding in the aggregate 5% of such purchase price.

        We have agreed to use our commercially reasonable efforts to keep such Registration Statement effective until the earliest of (a) the date that is two years from the date it is declared effective by the SEC, (b) the date on which all the securities registered thereunder have been transferred other than to certain permitted assignees, and (c) the date as of which all of the selling stockholders may sell all of the securities registered hereunder without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

        Pursuant to comments received from the staff of the SEC reflecting SEC staff policy, we were not permitted to include in such Registration Statement up to 12,573,598 as the number of shares that may be issuable upon conversion of the up to 3,000 shares of Series A Preferred Stock that may be issued pursuant to the Subscriber Option, up to 669,000 shares that may be issuable upon exercise of Series A Investor Warrants that may be issued pursuant to the Subscriber Option, and up to 79,420 shares that may be issuable upon exercise of Series A Placement Agent Warrants that may be issued to the placement agent for the Series A Convertible Preferred Stock and its designees in connection with exercises of the Subscriber Option. (Such 12,573,598 shares represent the number of shares that would become issuable upon conversion of all of such shares of Series A Preferred Stock at a price of $0.25 per share, the current

"floor" on the conversion price of the Series A Preferred Stock.) The Series A Registration Rights Agreement provides that in this circumstance, we are not liable for the payment of the monetary penalties described above with respect to those shares.

The Common Unit Registration Rights Agreement

        In connection with the Common Unit Offering, we entered into a Registration Rights Agreement (the "Common Unit Registration Rights Agreement") with each of the subscribers for the common stock Units and the holders of the Common Unit Placement Agent Warrants, which requires the Company to file a Registration Statement with the SEC within 45 calendar days after the final closing of the Offering, registering for resale (i) all shares of common stock sold in the Common Unit Offering, and (ii) all shares of common stock issued or issuable upon exercise of the Common Unit Investor Warrants and the Common Unit Placement Agent Warrants, and to use our commercially reasonable efforts to cause the Registration Statement to be declared effective no later than 90 calendar days after the filing deadline. The 567,859 unregistered shares of common stock issued to Pacific Drilling Operations as described above will also be included in this registration. The registration statement of which this prospectus is a part is filed to satisfy such requirements.

        We also granted to the holders of these registrable shares certain "piggyback" registration rights until two years after the effectiveness of the Registration Statement.

        If the Registration Statement is not filed with or declared effective by the SEC within the specified deadlines set forth above, or the Registration Statement ceases to be effective or otherwise cannot be used for a period specified in the Registration Rights Agreement, or trading of the common stock on the Company's principal market is suspended or halted for more than three consecutive trading days (each, a "Registration Event"), monetary penalties payable by the Company to the holders of registrable shares that are affected by such Registration Event will commence to accrue at a rate equal to 12% per annum of the purchase price paid for each Unit purchased, for the period that such Registration event continues, but not exceeding in the aggregate 5% of such purchase price.

        We have agreed to use our commercially reasonable efforts to keep the Registration Statement effective until the earliest of (a) the date that is two years from the date it is declared effective by the SEC, (b) the date on which all the securities registered thereunder have been transferred other than to certain permitted assignees, and (c) the date as of which all of the selling stockholders may sell all of the securities registered hereunder without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

Transfer Agent

        The transfer agent for our common stock is American Stock Transfer & Trust Company. The transfer agent's address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is +1-800-937-5449.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

        Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of a non-friendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

        In general, Delaware corporations are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder; or

  •
  the corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

        Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

        While we are currently not subject to the restrictions contained in Section 203, we will become subject to these restrictions if our common stock is listed on a national securities exchange or we have more than 2,000 stockholders of record of our common stock.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Special Stockholder Meetings

        Our bylaws provide that special meetings may be called by the Board of Directors or by any officer instructed by the directors to call the meeting. Special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies and shall be called in accordance with the By-law's notice or waiver of notice provisions. Special meetings of the stockholders may also be called by the Secretary upon the written request in proper form of the holders of at least 30% of the outstanding shares of common stock entitled to vote at such meeting. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders, including that notice—which must include certain information specified in the bylaws—of such proposals be timely delivered (generally not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year) in writing to our Secretary prior to the meeting at which the action is to be taken. Our bylaws also specify certain requirements regarding the form and content of a stockholder's notice.

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Election and Removal of Directors

        Our bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board of Directors is permitted to be set only by a resolution adopted by our Board of Directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board of Directors but promotes continuity of management.

        The foregoing provisions of the DGCL, our certificate of incorporation and our bylaws may have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

        None.

 DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Under the DGCL and our certificate of incorporation, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

  •
  His or her act or failure to act constituted a breach of his or her fiduciary duty as a director or officer; and

  •
  His or her breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

        Delaware law allows corporations to provide broad indemnification to its officers and directors. At the present time, our bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by CKR Law LLP, New York, New York ("CKR"). CKR is counsel to us and receives legal fees in accordance with an executed retainer agreement.

EXPERTS

        Our consolidated financial statements as of June 30, 2016 and 2015, and for the fiscal years then ended, included in this prospectus and registration statement, have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern, as described in Note 1 to the audited consolidated financial statements for the fiscal year ended June 30, 2016) appearing elsewhere herein, and are included in reliance on such report given upon such firm's authority as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

        We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the securities offered by this prospectus. The term "registration statement" means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC's public reference facilities and Internet site referred to above.

HYPERDYNAMICS CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Hyperdynamics Corporation
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Hyperdynamics Corporation and subsidiaries (the "Company") as of June 30, 2016 and 2015, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of June 30, 2016. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting as of June 30, 2016. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hyperdynamics Corporation and subsidiaries as of June 30, 2016 and 2015, and the results of their consolidated operations and their consolidated cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the absence of cash inflows raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP
Houston, Texas
September 22, 2016

HYPERDYNAMICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Number of Shares and Per Share Amounts)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$10,327	$18,374
Prepaid expenses	1,294	1,170
Other current assets	6	81

Total current assets	11,627	19,625
Property and equipment, net of accumulated depreciation of $2,075 and $1,983	51	160
Unproved oil and gas properties excluded from amortization (Full-Cost method)	—	14,311

	51	14,471

Total assets	$11,678	$34,096

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities—Accounts payable and accrued expenses	$1,743	$1,668

Commitments and contingencies (Note 8)	—	—
Shareholders' equity:
Preferred stock, $0.001 par value; 20,000,000 authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 43,750,000 shares authorized; 21,046,591 shares issued and outstanding	169	169
Additional paid-in capital	317,757	317,404
Accumulated deficit	(307,991)	(285,145)

Total shareholders' equity	9,935	32,428

Total liabilities and shareholders' equity	$11,678	$34,096

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Number of Shares and Per Share Amounts)

	Years Ended June 30,
	2016	2015
Costs and expenses:
Depreciation	$109	$237
General, administrative and other operating	8,406	13,157
Full impairment of unproved oil and gas properties	14,331	—

Loss from operations	(22,846)	(13,394)

Other income (expense):
Interest income	—	2

Total other income (expense)	—	2

Loss before income tax	(22,846)	(13,392)
Income tax	—	—

Net loss	$(22,846)	$(13,392)

Basic and diluted loss per common share	$(1.09)	$(0.64)

Weighted average shares outstanding—basic and diluted	21,046,591	21,046,591

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In Thousands, Except Number of Shares)

	Common Stock
			Additional Paid- in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance, July 1, 2014	21,046,591	$169	$316,760	$(271,753)	$45,176

Net loss	—	—	—	(13,392)	(13,392)
Amortization of fair value of stock options	—	—	644	—	644

Balance, June 30, 2015	21,046,591	$169	$317,404	$(285,145)	$32,428

Net loss	—	—	—	(22,846)	(22,846)
Amortization of fair value of stock options	—	—	353	—	353

Balance, June 30, 2016	21,046,591	$169	$317,757	$(307,991)	$9,935

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,846)	$(13,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	109	237
Full Impairment of unproved oil and gas properties	14,331	—
Stock based compensation	353	644
Changes in operating assets and liabilities:
Increase in Prepaid expenses	(124)	(338)
(Increase) decrease in Other current assets	75	(2)
Increase (decrease) in Accounts payable and accrued expenses	75	(3,982)

Net cash used in operating activities	(8,027)	(16,833)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of property and equipment	—	1
Investment in oil and gas properties	(20)	(64)

Net cash used in investing activities	(20)	(63)

DECREASE IN CASH AND CASH EQUIVALENTS	(8,047)	(16,896)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	18,374	35,270

CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,327	$18,374

SUPPLEMENTAL DISCLOSURES:
Interest paid in cash	$—	$—
Income taxes paid in cash	$—	$—
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Accounts payable for oil and gas property	$—	$(12)

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business

        Hyperdynamics Corporation ("Hyperdynamics," the "Company," "we," "us," and "our") is a Delaware corporation formed in March 1996. Hyperdynamics has two wholly-owned subsidiaries, SCS Corporation Ltd (SCS), a Cayman corporation, and HYD Resources Corporation (HYD), a Texas corporation. Through SCS and its wholly-owned subsidiary, SCS Guinea SARL (SCSG), which is a Guinea limited liability company formed under the laws of the Republic of Guinea ("Guinea") located in Conakry, Guinea, Hyperdynamics focuses on oil and gas exploration offshore the coast of West Africa. Our exploration efforts are pursuant to a Hydrocarbon Production Sharing Contract, as amended (the "PSC"). We refer to the rights granted under the PSC as the "Concession." We began operations in oil and gas exploration, seismic data acquisition, processing, and interpretation in late fiscal 2002.

        As used herein, references to "Hyperdynamics," "Company," "we," "us," and "our" refer to Hyperdynamics Corporation and our subsidiaries, including SCS Corporation Ltd ("SCS"). The rights in the Concession offshore Guinea are held by SCS.

Status of our Business

        We have no source of operating revenue and there is no assurance when we will, if ever. On June 30, 2016, we had $10.3 million in cash, and $1.7 million in liabilities, all of which are current liabilities. We plan to use our existing cash to fund our general corporate needs and our expenditures associated with the Concession.

        On December 31, 2012, we closed a sale to Tullow, a subsidiary of Tullow Oil plc, of a 40% gross interest in the Concession. Through June 30, 2016, we held a 37% participating interest, with Dana Petroleum, PLC ("Dana"), which is a subsidiary of the Korean National Oil Corporation, holding the remaining 23% interest in the Concession. We refer to Tullow, Dana and us in the Concession as the "Consortium".

        Pursuant to the Share Purchase Agreement ("Tullow SPA") between Tullow and us, Tullow agreed to pay our entire participating interest share of expenditures associated with joint operations in the Concession up to a gross expenditure cap of $100 million incurred during the carry period that began on September 21, 2013. Additionally, Tullow agreed to pay our participating interest share of future costs for the drilling of an appraisal of the initial exploration well, if drilled, up to a gross expenditure cap of $100 million.

        We signed a non-binding Memorandum of Understanding with the Government of Guinea on August 19, 2016 and a second amendment to the PSC ("2016 Amendment") on September 15, 2016. As more fully described below, the 2016 Amendment gave us a one-year extension to the PSC to September 22, 2017 ("PSC Extension Period"). During the PSC Extension Period, we agreed to drill an exploration well to a minimum depth of two thousand five hundred (2,500) meters below the seabed for an estimated amount of forty six million US Dollars ($46,000,000 USD). The projected commencement date of drilling of the exploration well is April 2017 with a currently estimated time to completion of 42 days. Additional exploration wells may be drilled during the PSC Extension Period. If the well is not drilled within the PSC Extension Period, we will owe the Government of Guinea the difference between the actual expenditures related to the well and U.S. $46,000,000. Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The continued delays have affected adversely the ability to explore the Concession and reduces the attractiveness of the Concession to prospective industry participants and financing sources. While we currently hold 100% of the Concession, it is unknown whether we will be able to raise the necessary funds to drill the exploratory well during the PSC Extension Period.

        As described in Note 8, SCS filed parallel actions on January 11, 2016, in the United States District Court for the Southern District of Texas and before the American Arbitration Association ("AAA") against Tullow and Dana. The legal actions sought (1) a determination that Tullow and Dana are in breach of their contractual obligations and (2) orders requiring Tullow and Dana to move forward with well drilling activities offshore Guinea. In addition, the arbitration action seeks the damages caused by the repeated delays in well drilling resulting from the activities of Tullow and Dana. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas (the "Texas District Court"). On February 8, 2016 Tullow and Dana removed the case to Federal District Court. On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activities; and I require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment. With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016 that SCS is not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel Federal District Court proceeding. The Federal District Court action was voluntarily stayed by us on February 12, 2016.

        Subsequently, on August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration (American Arbitration Association, Case No: 01-16-0000-0679, styled SCS Corporation Ltd v. Tullow Guinea Ltd. and Dana Petroleum (E&P) Ltd.). Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items previously purchased by the Consortium in preparation for the drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery. We will record the long lead items and a gain once they have been inspected and appropriately valued.

        The timing and amount of our cash outflows are dependent on a number of factors including: a negative outcome related to any of our legal proceedings, inability to resume petroleum operations or drilling delays, well costs exceeding our carry, or if we have unfavorable well results. As a result, absent cash inflows, there is substantial doubt as to whether we will have adequate capital resources to meet our current obligations as they become due and therefore be able to continue as a going concern. Our ability to meet our current obligations as they become due over the next twelve-months, and to be able to continue exploration, will depend on obtaining additional resources through sales of additional interests in the Concession, equity or debt financings, or through other means, although no assurance can be given that any of these actions can be completed.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Hyperdynamics and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission (SEC).

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses at the balance sheet date and for the period then ended. We believe our estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from such estimates. Significant estimates and assumptions underlying these financial statements include:

  •
  estimates in the calculation of share-based compensation expense,

  •
  estimates made in our income tax calculations,

  •
  estimates in the assessment of current litigation claims against the company, and

  •
  estimates and assumptions involved in our assessment of unproved oil and gas properties for impairment.

        We are subject to legal proceedings, claims, and liabilities that arise in the ordinary course of business. We accrue for losses when such losses are considered probable and the amounts can be reasonably estimated.

Cash and cash equivalents

        Cash equivalents are highly liquid investments with an original maturity of three months or less. For the years presented, we maintained all of our cash in bank deposit accounts which, at times, exceed the federally insured limits.

Oil and Gas Properties

Full-Cost Method

        We account for oil and natural gas producing activities using the full-cost method of accounting as prescribed by the SEC. Accordingly, all costs incurred in the acquisition, exploration, and development of oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs and annual lease rentals are capitalized. All selling, general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of capitalized costs to proved reserves would significantly change, or to the extent that the sale proceeds exceed our capitalized costs. Depletion of evaluated oil and natural gas properties would be computed on

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

the units of production method based on proved reserves. The net capitalized costs of proved oil and natural gas properties are subject to quarterly impairment tests.

Costs Excluded from Amortization

        Costs associated with unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to the properties. We review our unproved properties at the end of each quarter to determine whether the costs incurred should be transferred to the amortization base.

        We assess unproved property on a quarterly basis for possible impairment or reduction in value. We assess properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term under our concession; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. We assess our unproved properties on a country-by-country basis. During any period in which these factors indicate an impairment, the adjustment is recorded through earnings of the period.

Full-Cost Ceiling Test

        At the end of each quarterly reporting period, the capitalized costs less accumulated amortization and deferred income taxes shall not exceed an amount equal to the sum of the following items: (i) the present value of estimated future net revenues of oil and gas properties (including future development and abandonment costs of wells to be drilled) using prices based on the preceding 12-months' average price based on closing prices on the first day of each month, or prices defined by existing contractual arrangements, discounted at 10%, (ii) the cost of properties not being amortized, and (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, less related income tax effects ("Full-Cost Ceiling Test").

        The calculation of the Full-Cost Ceiling Test is based on estimates of proved reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production, timing, and plan of development. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimates. Accordingly, reserves estimates are often different from the quantities of oil and natural gas that are ultimately recovered. We have no proved reserves. We recognized a $14.3 million Full-Cost Ceiling test write-down in the year ended June 30, 2016. No Full-Cost Ceiling test write-down was recognized in the year ended June 30, 2015.

Property and Equipment, other than Oil and Gas

        Property and equipment are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Income Taxes

        We account for income taxes in accordance with FASB Accounting Standards Codification ("ASC") 740, "Income Taxes," which requires the recognition of deferred tax assets and liabilities for the

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

expected future tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities and for loss and credit carryforwards. Valuation allowances are provided when recovery of deferred tax assets is not considered likely.

        Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. As of June 30, 2016 and 2015, the Company has unrecognized tax benefits totaling $5.5 million.

        Our policy is to recognize potential accrued interest and penalties related to unrecognized tax benefits within income tax expense. For the years ended June 30, 2016 and 2015, we did not recognize any interest or penalties in our consolidated statements of operations, nor did we have any interest or penalties accrued on our consolidated balance sheets at June 30, 2016 and 2015 relating to unrecognized benefits.

        The tax years 2011-2015 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Stock-Based Compensation

        ASC 718, "Compensation-Stock Compensation" requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). We measure the cost of employee services received in exchange for an award based on the grant-date fair value of the award. We account for non-employee share-based awards based upon ASC 505-50, "Equity-Based Payments to Non-Employees."

Earnings Per Share

        Basic loss per common share has been computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. In a period of earnings, diluted earnings per common share are calculated by dividing net income available to common shareholders by weighted-average common shares outstanding during the period plus weighted-average dilutive potential common shares. Diluted earnings per share calculations assume, as of the beginning of the period, exercise of stock options and warrants using the treasury stock method.

        All potential dilutive securities, including potentially dilutive options, warrants and convertible securities, if any, were excluded from the computation of dilutive net loss per common share for the years ended June 30, 2016, and 2015, respectively, as their effects are antidilutive due to our net loss for those periods.

        Stock options to purchase approximately 1.0 million common shares at an average exercise price of $5.03 were outstanding at June 30, 2016. Using the treasury stock method, had we had net income, approximately 25 thousand common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the year ended June 30, 2016.

        Stock options to purchase approximately 1.2 million common shares at an average exercise price of $7.43 and warrants to purchase approximately 0.03 million shares of common stock at an average exercise price of $12.64 were outstanding at June 30, 2015. Using the treasury stock method, had we had net

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

income, approximately four hundred common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share calculation for the year ended June 30, 2015. There would have been no dilution attributable to our outstanding warrants to purchase common shares. Had we had net income, approximately four thousand common shares attributable to restricted stock awards would have been included in the fully diluted earnings per share for the year ended June 30, 2015.

Contingencies

        We are subject to legal proceedings, claims and liabilities. We accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred. See Note 8 for more information on legal proceedings.

Foreign currency gains and losses from current operations

        In accordance with ASC Topic 830, Foreign Currency Matters, the functional currency of our international subsidiaries is the U.S. Dollar. Gains and losses from foreign currency transactions arising from operating assets and liabilities are included in general, administrative and other operating expense, have not been significant. Net foreign currency transaction gains (losses) were ($3) thousand and ($0.1) million for the years ended June 30, 2016 and 2015, respectively.

Subsequent Events

        The Company evaluated all subsequent events from June 30, 2016 through the date of issuance of these financial statements.

2. PROPERTY AND EQUIPMENT

        A summary of property and equipment as of June 30, 2016 and 2015 is as follows:

		June 30,
	Useful Life
(in thousands)		2016	2015
Computer equipment and software	3 years	$1,285	$1,302
Office equipment and furniture	5 years	307	307
Leasehold improvements	3 years	534	534

Total Cost		2,126	2,143
Less—Accumulated depreciation		(2,075)	(1,983)

		$51	$160

        We review assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of June 30, 2016 and 2015, there were no impairments of property and equipment.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES

        Investment in oil and gas properties consists entirely of our Guinea Concession in offshore West Africa. We owned a 77% participating interest in our Guinea Concession prior to the sale of a 40% gross interest to Tullow which closed on December 31, 2012. We now own a 37% interest in the Concession.

Guinea Concession

        We have been conducting exploration work related to the area off the coast of Guinea since 2002. On September 22, 2006 we entered into the PSC with Guinea. Under that agreement, we were granted certain exclusive contractual rights by Guinea to explore and exploit offshore oil and gas reserves, if any, off the coast of Guinea. We are conducting our current work in Guinea under the PSC, as amended on March 25, 2010 (the "PSC Amendment").

        The PSC Amendment clarified that we retained a Contract Area of approximately 25,000 square kilometers, which is approximately equivalent to 9,650 square miles or 30% of the original Contract Area under the PSC, following a December 31, 2009 relinquishment of approximately 70% of the original Contract Area. The PSC Amendment required that the Consortium relinquish an additional 25% of the retained Contract Area by September 30, 2013. The Contract Area is currently 18,750 square kilometers. Under the terms of the PSC Amendment, the first exploration period ended and the Consortium entered into the second exploration period on September 21, 2010. The second exploration period ran until September 2013, at which point it was renewed to September 2016 and may be extended for up to one (1) additional year to allow the completion of a well in process and for up to two (2) additional years to allow the completion of the appraisal of any discovery made.

        The PSC Amendment required the drilling of an exploration well, which had to be commenced by the year-end 2011, to a minimum depth of 2,500 meters below seabed. This requirement was satisfied with the drilling of the Sabu-1 well which was commenced during October of 2011 and reached the minimum depth of 2,500 meters below the seabed in February of 2012. The Consortium is required to drill an additional exploration well, which is to be commenced by the end of September 2016, to a minimum depth of 2,500 meters below seabed. The PSC Amendment requires the expenditure of $15 million on each of the exploration wells ($30 million in the aggregate). The Consortium was also required to acquire a minimum of 2,000 square kilometers of 3D seismic by September 2013 with a minimum expenditure of $12 million. This requirement was satisfied with the first 3D seismic survey acquired in 2010. Fulfillment of work obligations exempts us from expenditure obligations and exploration work in excess of minimum work obligations for each exploration period may be carried forward to the following exploration period. If the Consortium does not fulfil the work requirement under the PSC, it is required to pay to Guinea the difference between the amounts actually spent on work realized in fulfillment of the obligations of the work program and the amounts estimated for the total work program.

        Under the PSC Amendment, Guinea may participate in development of any discovery at a participating interest of up to 15% of costs being carried for its share. The cost of that carry is to be recovered out of 62.5% of Guinea's share of cost and profit oil. The PSC Amendment clarified that only those eligible expenditures, which were made following the date the PSC was signed, on September 22, 2006, are eligible for cost recovery. We are required to establish an annual training budget of $200,000 for the benefit of Guinea's oil industry personnel, and we are also obligated to pay an annual surface tax of $2.00 per square kilometer on our retained Concession acreage. The PSC Amendment also provides that should the Guinea government note material differences between provisions of the PSC Amendment and international standards or the Petroleum Code, the parties will renegotiate the relevant articles.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

        Under the PSC and PSC Amendment our Guinea Concession is subject to a 10% royalty interest to Guinea. Of the remaining 90% of the first production, we will receive 75% of the revenue for recovery of the cost of operations, and Guinea will receive 25%.

        After recovery cost of operations, revenue will be split as outlined in the table below:

Daily production (b/d)	Guinea Share	Contractor Share
From 0 to 2,000	25%	75%
From 2,001 to 5,000	30%	70%
From 5,001 to 100,000	41%	59%
Over 100,001	60%	40%

        The Guinea Government may elect to take a 15% working interest in any exploitation area.

        On May 20, 2010, we completed a 23% assignment to Dana following the receipt of the final approvals from the Government of Guinea, which were in the form of a Presidential Decree approving the PSC and a document, referred to as an Arrêté, from the Guinea Ministry of Mines and Geology. On December 27, 2012, we received an Arrêté which formally authorized our 40% assignment of a participating interest to Tullow.

Sale of Interest to Tullow

        On December 31, 2012, we closed a sale to Tullow of a 40% gross interest in the Concession. As consideration, we received $27 million from Tullow as reimbursement of our past costs in the Concession and, as additional consideration, Tullow agreed to: (i) pay our participating interest share of future costs associated with joint operations in the Concession, up to a gross expenditure cap of $100 million incurred during the carry period that began on September 21, 2013; and (ii) pay our participating interest share of costs associated with an appraisal well of the initial exploration well, if drilled, subject to a gross expenditure cap on the appraisal well of $100 million. Tullow will continue to pay our costs, subject to the gross expenditure cap of $100 million, until 90 days following the date on which the rig contracted to drill the exploration well moves off the well location. We are responsible for our share of any costs exceeding the gross expenditure cap of $100 million per well. The $27 million payment was received by us on December 31, 2012 and was recorded as a reduction in unproved oil and gas properties, net of transaction costs of approximately $3.3 million.

        In connection with the transaction, SCS, Tullow and Dana entered into a Joint Operating Agreement Novation and Amendment Agreement reflecting that as a result of the sale to Tullow, the interest of the parties in the Concession are SCS 37%, Dana 23%, and Tullow 40%, and that Tullow agreed to be bound by the PSC and the JOA previously entered into between SCS and Dana. Tullow assumed all the respective liabilities and obligations of SCS in respect of the assigned 40% interest. SCS and Tullow executed a Deed of Assignment. The Assignment was approved by Guinea's Ministry of Mines and Geology by issuing an Arrêté on December 27, 2012 which formally authorized our assignment of a participating interest to Tullow. SCS, Dana and Tullow have elected Tullow as the Operator of the Concession beginning April 1, 2013.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

Accounting for oil and gas property and equipment costs

        We follow the "Full-Cost" method of accounting for oil and natural gas property and equipment costs. Under this method, internal costs incurred that are directly identified with exploration, development, and acquisition activities undertaken by us for our own account, and which were not related to production, general corporate overhead, or similar activities, are capitalized. Capitalization of internal costs was discontinued April 1, 2013 when Tullow became the operator. Geological and geophysical costs incurred that are directly associated with specific unproved properties are capitalized in "Unproved properties excluded from amortization" and evaluated as part of the total capitalized costs associated with a prospect. The cost of unproved properties not being amortized is assessed to determine whether such properties have been impaired. In determining whether such costs should be impaired, we evaluate current drilling results and available geological and geophysical information. If petroleum operations are not commenced soon, our ability to obtain additional financing and our financial condition will be adversely affected, which will likely impact our ability to conduct exploration. No reserves have been attributed to the concession.

        We exclude capitalized costs of unproved oil and gas properties from amortization until evaluated. Geological and geophysical information pertaining to the Guinea concession was collected and evaluated and no reserves have been attributed to the Concession. In February 2012, we completed the drilling of the Sabu-1 well, which was determined to be non-commercial. As a result, we evaluated certain geological and geophysical related costs in unproved properties along with the drilling costs of the Sabu-1 well totaling $116.8 million and determined that these properties were subject to the Full-Cost Ceiling Test. As we have no proved reserves to include in the Full-Cost Ceiling Test, the entire $116.8 million resulted in a Full-Cost Ceiling Test write-down of our unproved oil and gas properties. As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. This impairment assessment was based on the continued impasse by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needs to be commenced by the end of September 2016, and our inability to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Thus, we believe all legal measures to require Tullow and Dana to drill the planned exploration well have been exhausted. Despite this impairment, we continued to pursue any avenues in order to begin drilling activities in our Concession.

        The following table provides detail of total capitalized costs for our Guinea Concession as of June 30, 2016 and 2015 (in thousands):

	June 30, 2016	June 30, 2015
Oil and Gas Properties:
Unproved oil and gas Properties	$—	$14,311
Other Equipment Costs	—	—

Unproved properties not subject to amortization	$—	$14,311

        During the year ended June 30, 2016, our oil and gas property balance increased by $20 thousand to $14,331,000 as a result of additional geological and geophysical costs incurred.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

        Subsequently on August 19, 2016, we signed a non-binding Memorandum of Understanding with the Government of Guinea and executed a Second Amendment to the PSC ("2016 Amendment") on September 15, 2016. The 2016 Amendment, upon receipt of a Presidential Decree, will give us a oneyear extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period"). In addition to clarifying certain elements of the PSC, we agreed in the 2016 Amendment to drill one (1) exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period with a projected commencement date of April 2017 (the "Extension Well") with the option of drilling additional wells. If the Extension Well is not drilled within the PSC Extension Period, we will owe the Government of Guinea the difference between the actual expenditures in Guinea related to the well and $46,000,000. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we will retain only an area equivalent to approximately 5,000 square kilometers in the Guinea offshore and will provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis in a notice of termination with a 30 day period to cure), and (3) guarantees to Guinea that (a) no later than January 21, 2017 we will provide a mutually acceptable security for $5,000,000 on terms customary in international petroleum operations, provided that this security is to be released at the time the drilling rig for the Extension Well is on location offshore Guinea, and (b) no later than April 12, 2017, we will deliver a mutually acceptable security for the difference between $46,000,000 and the amount spent to date on the Extension Well. For the purposes of calculation for this clause, however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $150,000,000) and move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently in Takoradi, Ghana for the drilling of the Extension Well by January 31, 2017. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC, estimated to be approximately $500,000.

        Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession. The continued delays have affected adversely the ability to explore the Concession and reduces the attractiveness of the Concession to prospective industry participants and financing sources. While we currently hold 100% of the Concession, it is unknown whether we will be able to raise the necessary funds to drill the exploratory well during the PSC Extension Period.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses as of June 30, 2016 and 2015 include the following (in thousands):

	2016	2015
Accounts payable—trade	$1,361	$1,157
Accounts payable—legal costs	61	342
Accrued payroll	321	169

	$1,743	$1,668

        The single largest payable in the Accounts payable trade balances is for the yearly Director & Officer Insurance renewal and was $1.3 million and $1.1 million for 2016 and 2015, respectively.

5. INCOME TAXES

        Federal Income taxes are not currently due since Hyperdynamics has had losses since inception. Components of deferred tax assets as of June 30, 2016 and 2015 are as follows (in thousands):

	2016	2015
Current deferred tax assets:
Other current deferred tax assets	$—	$—

Total current temporary differences	—	—
Less: valuation allowance	—	—

Net current deferred tax assets	$—	$—

Non-current deferred tax assets
Stock compensation	$2,464	$2,389
Property and Equipment	69	164
Oil and gas properties	21,504	16,503
Capital loss	144	144

Total non-current deferred tax assets	$24,181	$19,200

Non-current deferred tax liabilities
Property and Equipment	—	—

Net operating losses	36,138	34,128

	60,319	53,328
Less: valuation allowance	(60,319)	(53,328)

Net non-current deferred tax assets (liabilities)	$—	$—

        Deferred tax assets have been fully reserved due to determination that it is more likely than not that the Company will not be able to realize the benefit from them. In accordance with generally accepted accounting principles, no deferred income tax asset has been recognized for the $118 million excess of the income tax basis in SCS, the Company's Cayman Island operating subsidiary, over the book basis of the subsidiary. This potential tax benefit will only be fully realized if the subsidiary or the Concession is sold at a taxable gain, subject to potential tax limitations.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

        Hyperdynamics has U.S. net operating loss carryforwards of approximately $115.8 million at June 30, 2016. The U.S. net operating losses contain excess tax benefits related to stock compensation in the amount of $2.2 million which have not been included in the financial statements.

        Internal Revenue Code Section 382 restricts the ability to use these carryforwards whenever an ownership change, as defined, occurs. Hyperdynamics incurred such an ownership change on January 14, 1998 and again on June 30, 2001. As a result of the first ownership change, Hyperdynamics' use of net operating losses as of January 14, 1998, of $949,000, is restricted to $151,000 per year. The availability of losses from that date through June 30, 2001 of $3,313,000 is restricted to $784,000 per year.

        The Company underwent a restructuring during fiscal 2012 that removed approximately $13.2 million of net operating losses from the U.S. consolidated tax return. It is unlikely that the entity where these net operating losses reside will ever generate U.S. taxable income sufficient to utilize any of these losses. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations or financial position of the Company. The U.S. net operating loss carryforwards expire from 2020 to 2035.

        The difference between the statutory tax rates and our effective tax rate is primarily due to the valuation allowance applied against our deferred tax assets generated by net operating losses. A reconciliation of the actual taxes to the U.S. statutory tax rate for the years ended June 30, 2016 and 2015 is as follows (in thousands):

	2016	2015
Income tax (benefit) at the statutory federal rate (35%)	$(7,996)	$(4,687)
Increase (decrease) resulting from nondeductible stock compensation	56	172
Foreign Rate Differential	914	1,885
Other, net	35	21
Change in valuation allowance	6,991	2,609

Net income tax expense	$—	$—

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

        The following table summarizes the activity related to our gross unrecognized tax benefits from July 1, 2014 to June 30, 2016 (in thousands):

Federal, State and Foreign Tax
(In thousands)
Balance at July 1, 2014	$5,485

Additions to tax positions related to the current year	—
Additions to tax positions related to prior years	—
Statute expirations	—

Balance at June 30, 2015	$5,485

Additions to tax positions related to the current year	—
Additions to tax positions related to prior years	—
Statute expirations	—

Balance at June 30, 2016	$5,485

        The total unrecognized tax benefits that, if recognized, would affect our effective tax rate was $5,485,000 for the years ended June 30, 2016 and June 30, 2015.

        We file income tax returns, including tax returns for our subsidiaries, with federal, state, local, and foreign jurisdictions. Our tax returns are subject to routine compliance review by the taxing authorities in the jurisdictions in which we file tax returns in the ordinary course of business. We consider the United States to be our most significant tax jurisdiction; however, the taxing authorities in Guinea may audit various tax returns. We currently have no ongoing federal or state audits. The normal statute of limitations for tax returns being available for IRS audit is three years from the filing date of the return. However, net operating losses are subject to adjustment upon utilization of the loss to offset taxable income regardless of when the net operating loss was generated. Therefore, all of our historic losses are subject to adjustment until they are utilized or expire. We do not believe there will be any decreases to our unrecognized tax benefits within the next twelve months.

6. SHAREHOLDERS' EQUITY

Common Stock issuances

        There were no stock options or warrants exercised during the years ended June 30, 2016 or 2015.

7. SHARE-BASED COMPENSATION

        On February 18, 2010, at our annual meeting of stockholders, the board of directors and stockholders approved the 2010 Equity Incentive Plan (the "2010 Plan"). Prior to the 2010 stockholder meeting, we had two stock award plans: the Stock and Stock Option Plan, which was adopted in 1997 ("1997 Plan") and the 2008 Restricted Stock Award Plan ("2008 Plan"). In conjunction with the approval of the 2010 Plan at the annual meeting, the 1997 Plan and 2008 Plan were terminated as of February 18, 2010. Subsequently, on February 17, 2012, the 2010 Plan was amended to increase the maximum shares issuable under the 2010 Plan and again on January 27, 2016, at our annual meeting of stockholders, the stockholders approved amending the 2010 Plan to increase the number of shares available for issuance by 750,000 shares.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

        The 2010 Plan provides for the grants of shares of common stock, restricted stock or incentive stock options and/or nonqualified stock options to purchase our common stock to selected employees, directors, officers, agents, consultants, attorneys, vendors and advisors of ours' or of any parent or subsidiary thereof. Shares of common stock, options, or restricted stock can only be granted under this plan within 10 years from the effective date of February 18, 2010. A maximum of 2,000,000 shares are issuable under the 2010 Plan and at June 30, 2016, 945,710 shares remained available for issuance.

        The 2010 Plan provides a means to attract and retain the services of participants and also to provide added incentive to such persons by encouraging stock ownership in the Company. Plan grants are administered by the Compensation, Nominating, and Corporate Governance Committee, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

        Additionally, from time to time, we issue non-compensatory warrants, such as warrants issued to investors.

Stock Options

        The fair value of stock option awards is estimated using the Black-Scholes valuation model. For market based stock option awards, those options where vesting terms are dependent on achieving a specified stock price, the fair value was estimated using a Black-Scholes option pricing model with inputs adjusted for the probability of the vesting criteria being met and the median expected term for each grant as determined by utilizing a Monte Carlo simulation. Expected volatility is based solely on historical volatility of our common stock over the period commensurate with the expected term of the stock options. We rely solely on historical volatility as we do not have traded options. The expected term calculation for stock options is based on the simplified method as described in the Securities and Exchange Commission Staff Accounting Bulletin number 107. We use this method because we do not have sufficient historical information on exercise patterns to develop a model for expected term. The risk-free interest rate is based on the U. S. Treasury yield in effect at the time of grant for an instrument with a maturity that is commensurate with the expected term of the stock options. The dividend yield rate of zero is based on the fact that we have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock during the expected term of the options.

        The following table provides information about options during the years ended June 30:

	2016	2015
Number of options granted	183,860	476,106
Compensation expense recognized	$352,653	$643,980
Compensation cost capitalized	—	—
Weighted average grant-date fair value of options outstanding	$5.03	$5.13

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

        The following table details the significant assumptions used to compute the fair market values of employee and director stock options granted during the years ended June 30:

	2016	2015
Risk-free interest rate	0.–6 - 1.01%	0.–7 - 0.93%
Dividend yield	0%	0%
Volatility factor	1–9 - 148%	–5 - 216%
Expected life (years)	0–5 - 2.875	0–5 - 2.875

        Summary information regarding employee stock options issued and outstanding under all plans as of June 30, 2016 is as follows:

	Options	Weighted Average Share Price	Aggregate intrinsic value	Weighted average remaining contractual life (years)
Options outstanding at July 1, 2014	1,441,727	$8.76	$8,327	3.14
Granted	476,106	1.40
Exercised	—	—
Forfeited	(517,853)	4.21
Expired	(218,026)	10.71

Options outstanding at June 30, 2015	1,181,954	$7.43	$—	3.39

Granted	183,860	0.54
Exercised	—	—
Forfeited	(39,175)	1.39
Expired	(309,642)	12.01

Options outstanding at June 30, 2016	1,016,997	$5.03	$—	3.19

Options exercisable at June 30, 2016	919,396	$5.50	$—	3.00

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

Options outstanding and exercisable as of June 30, 2016

Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
$0.–2 - 4.00	71,250	1 year	71,250
$0.–2 - 4.00	78,855	2 years	78,855
$0.–2 - 4.00	197,390	3 years	197,390
$0.–2 - 4.00	348,954	4 years	333,963
$0.–2 - 4.00	82,610	5 years	—
$4.–1 - 10.00	97,938	1 year	97,938
$4.–1 - 10.00	9,000	2 years	9,000
$4.–1 - 10.00	4,062	3 years	4,062
$4.–1 - 10.00	18,250	4 years	18,250
$10.–1 - 20.00	1,875	1 year	1,875
$10.–1 - 20.00	28,750	4 years	28,750
$20.–1 - 30.00	1,250	1 year	1,250
$20.–1 - 30.00	31,000	4 years	31,000
$30.–1 - 40.00	16,250	1 year	16,250
$30.–1 - 40.00	25,813	5 years	25,813
$40.–1 - 50.00	3,750	5 years	3,750

	1,016,997		919,396

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

Options outstanding and exercisable as of June 30, 2015

Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
$0.–0 - 4.00	121,067	1 year	121,067
$0.–0 - 4.00	88,264	3 years	68,842
$0.–0 - 4.00	217,707	4 years	187,716
$0.–0 - 4.00	375,000	5 years	—
$4.–1 - 10.00	43,498	1 year	43,498
$4.–1 - 10.00	107,126	2 years	106,502
$4.–1 - 10.00	13,062	3 years	10,281
$4.–1 - 10.00	22,000	5 years	22,000
$10.–1 - 20.00	1,250	1 year	1,250
$10.–1 - 20.00	1,875	2 years	1,875
$10.–1 - 20.00	28,750	5 years	28,750
$20.–1 - 30.00	16,667	1 year	16,667
$20.–1 - 30.00	1,250	2 years	1,250
$20.–1 - 30.00	31,625	5 years	31,625
$30.–1 - 40.00	74,000	1 year	74,000
$30.–1 - 40.00	27,563	6 years	27,563
$40.–1 - 50.00	6,250	1 year	6,250
$40.–1 - 50.00	5,000	6 years	5,000

	1,181,954		754,136

        At June 30, 2016, there was $31 thousand of unrecognized compensation costs related to non-vested share based compensation arrangements granted to employees under the plans. During 2016, a total of 449,904 options, with a weighted average grant date fair value of $1.10 per share, vested in accordance with the underlying agreements. Unvested options at June 30, 2016 totaled 97,601 with a weighted average grant date fair value of $5.50, an amortization period of one to two years and a weighted average remaining life of 4.91 years. At June 30, 2015, there was $0.4 million of unrecognized compensation costs related to non-vested share based compensation arrangements granted to employees under the plans. During 2015, a total of 377,274 options, with a weighted average grant date fair value of $3.76 per share, vested in accordance with the underlying agreements. Unvested options at June 30, 2015 totaled 427,826 with a weighted average grant date fair value of $10.95, an amortization period of one to two years and a weighted average remaining life of 4.83 years.

Restricted Stock

        The fair value of restricted stock awards classified as equity awards is based on the Company's stock price as of the date of grant. Such awards do not grant any rights as a shareholder of the company until a certificate for the vested shares of common stock has been issued. During the year ended June 30, 2015, all such awards were forfeited with compensation expense forfeiture credits of approximately $46 thousand recorded. No new grants have been issued, and none are outstanding at June 30, 2016.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

Warrants

        The exercise price of the warrants may be adjusted in the case of stock splits, stock dividends or combinations of shares, or in the event the Company issues rights, options or warrants to all holders of the Company's common stock with an exercise or purchase price less than the volume weighted average price of the Company's shares on the record date. The warrants are considered indexed to our common stock and therefore are not considered a derivative. The fair value of the warrants was determined using the Black-Scholes option pricing model. The last of the previously granted outstanding warrants expired in October 2015, and there were no warrants granted or exercised in the years ended June 30, 2016 and 2015. Accordingly, there were no warrants outstanding at the year ended June 30, 2016

        Summary information regarding common stock warrants issued and outstanding as of June 30, 2015 is as follows:

	Warrants	Weighted Average Share Price	Aggregate intrinsic value	Weighted average remaining contractual life(years)
Outstanding at year ended June 30, 2014	32,358	$11.69	$—	1.12
Granted	—	—
Exercised	—	—
Expired	(6,375)	7.84

Outstanding at year ended June 30, 2015	25,983	$12.64	$—	0.30

Warrants outstanding and exercisable as of June 30, 2015

Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
$12.64	25,983	0.30 year	25,983

	25,983		25,983

8. COMMITMENTS AND CONTINGENCIES

LITIGATION AND OTHER LEGAL MATTERS

        From time to time, we and our subsidiaries are involved in disputes. We are unable to predict the outcome of such matters when they arise. We review the status of on-going proceedings and other contingent matters with legal counsel. Liabilities for such items are recorded if and when it is probable that a liability has been incurred and when the amount of the liability can be reasonably estimated. If we are able to reasonably estimate a range of possible losses, an estimated range of possible loss is disclosed for such matters in excess of the accrued liability, if any. Liabilities are periodically reviewed for adjustments based on additional information.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

Tullow and Dana Legal Actions

        On January 11, 2016, we filed legal actions against members of the Consortium under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea ("JOA") in the United States District Court for the Southern District of Texas and before the AAA against Tullow for their failure to meet their obligations under the JOA. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas. On February 8, 2016 Tullow and Dana removed the case to Federal District Court.

        On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activities; aI(e) require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment. With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016, that SCS is not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel District Court proceedings. On February 12, 2016, the case was voluntarily stayed by us.

        The AAA action sought (1) a determination that Tullow and Dana are in breach of their contractual obligations and (2) the damages caused by the repeated delays in well drilling caused by the activities of Tullow and Dana. We determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations.

        Subsequently, on August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration (American Arbitration Association, Case No: 01-16-0000-0679, styled SCS Corporation Ltd v. Tullow Guinea Ltd. and Dana Petroleum (E&P) Ltd.). Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items previously purchased by the Consortium in preparation for the drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery. We will record the long lead items and a gain once they have been inspected and appropriately valued.

Shareholder Lawsuits

        Beginning on March 13, 2014, two lawsuits styled as class actions were filed in the U.S. District Court for the Southern District of Texas against us and several then-current officers of the Company alleging that we made false and misleading statements that artificially inflated our stock prices. The lawsuits allege, among other things, that we misrepresented our compliance with the Foreign Corrupt Practices Act and anti-money laundering statutes and that we lacked adequate internal controls. The lawsuits seek damages based on Sections 10(b) and 20 of the Securities Exchange Act of 1934, although the specific amount of damages is not specified. On May 12, 2014, a shareholder filed a motion for appointment as lead plaintiff, which remains pending. One of the March 2014 lawsuits has now been dismissed voluntarily, and the

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

parties to the remaining suit await the issuance of a scheduling order in that matter. We have assessed the status of the remaining March 2014 lawsuit and have concluded that an adverse judgment remains reasonably possible, but not probable. As a result, no provision has been made in the consolidated financial statements. We are unable to estimate a range of possible loss; however, in our opinion, the outcome of this dispute will not have a material effect on our financial condition and results of operations.

        In addition, we have received demands from shareholders to inspect our books and records.

Iroquois Lawsuit

        On May 9, 2012, a lawsuit was filed in the Supreme Court of the State of New York against us and all of our directors. The plaintiffs, five hedge funds that invested in us in early 2012, allege that we breached an agreement with the plaintiffs, and that we and the directors made certain negligent misrepresentations relating to our drilling operations. Among other claims, the plaintiffs allege that we misrepresented the status of our drilling operations and the speed with which the drilling would be completed. The plaintiffs advance claims for breach of contract and negligent misrepresentation and seek damages in the amount of $18.5 million plus pre-judgment interest. On July 12, 2012, we and the directors moved to dismiss the suit for failure to state a claim as to all defendants and for lack of personal jurisdiction over the director defendants. On June 19, 2013, the court dismissed the negligent misrepresentation claim but declined to dismiss the breach of contract claim. The negligent misrepresentation claim was dismissed without prejudice, meaning plaintiffs could attempt to refile it. On August 12, 2013, the plaintiffs filed an amended complaint. That complaint names only us and seeks recovery for alleged breaches of contract. We filed an answer to the plaintiffs' amended complaint on September 9, 2013, and the court has entered a scheduling order governing pre-trial proceedings in the matter. The maximum possible loss is the full amount of $18.5 million plus interest accrued thereon until judgment. We, however, have assessed the status of this matter and have concluded that although an adverse judgment is reasonably possible, it is not probable. As a result, no provision has been made in the consolidated financial statements. In our opinion, the outcome of this dispute will not have a material effect on our financial condition and results of operations.

COMMITMENTS AND CONTINGENCIES

Operating Leases

        We lease office space under long-term operating leases with varying terms. Most of the operating leases contain renewal and purchase options. We expect that in the normal course of business, the majority of operating leases will be renewed or replaced by other leases.

        The following is a schedule by years of minimum future rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of June 30, 2016 (in thousands):

Years ending June 30:
2017	$392
2018	399
2019	406
2020	309

Total minimum payments required	$1,506

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

        Rent expense included in loss from operations for the years ended June 30, 2016 and 2015 was $0.4 million and $0.3 million, respectively in each year.

9. SUBSEQUENT EVENTS

        On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that gave us 100% of the interest under the PSC, property useful in the drilling of an exploratory well, and cash, in return for a mutual release of all claims. We will record the property received and a gain once they have been inspected and appropriately valued.

        On August 19, 2016, we signed a non-binding Memorandum of Understanding with the Government of Guinea and executed a Second Amendment to the PSC ("2016 Amendment") on September 15, 2016. As more fully described below, upon receipt of a Presidential Decree, the 2016 Amendment will give us a one-year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period"). In addition to clarifying certain elements of the PSC, we agreed in the 2016 Amendment to drill one (1) exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period with a projected commencement date of April 2017 (the "Extension Well") with the option of drilling additional wells. If the Extension Well is not drilled within the PSC Extension Period, we will owe the Government of Guinea the difference between the actual expenditures in Guinea related to the well and $46,000,000. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we will retain only an area equivalent to approximately 5,000 square kilometers in the Guinea offshore and will provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis in a notice of termination with a 30 day period to cure), and (3) guarantees to Guinea that (a) no later than January 21, 2017 we will provide a mutually acceptable security for $5,000,000 on terms customary in international petroleum operations, provided that this security is to be released at the time the drilling rig for the Extension Well is on location offshore Guinea, and (b) no later than April 12, 2017, we will deliver a mutually acceptable security for the difference between $46,000,000 and the amount spent to date on the Extension Well. For the purposes of calculation for this clause, however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $150,000,000) and move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently in Takoradi, Ghana for the drilling of the Extension Well by January 31, 2017. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC, estimated to be approximately $292,000.

        Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession. The continued delays have affected adversely the ability to explore the Concession and reduces the attractiveness of the Concession to prospective industry

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. SUBSEQUENT EVENTS (Continued)

participants and financing sources. While we currently hold 100% of the Concession, it is unknown whether we will be able to raise the necessary funds to drill the exploratory well during the PSC Extension Period.

10. QUARTERLY RESULTS (UNAUDITED)

        Shown below are selected unaudited quarterly data for the years ended June 30, 2016 and 2015 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2016:
Depreciation	$28	$28	$27	$26
General, administrative and other operating	1,877	1,829	3,266	1,434
Full impairment of unproved oil and gas properties	—	—	14,331	—
Loss from operations	(1,905)	(1,857)	(17,624)	(1,460)
Net loss	(1,905)	(1,857)	(17,624)	(1,460)
Basic and diluted loss per common share:	$(0.09)	$(0.09)	$(0.84)	$(0.07)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015:
Depreciation	$86	$69	$49	$33
General, administrative and other operating	3,962	3,633	2,721	2,841
Loss from operations	(4,048)	(3,702)	(2,770)	(2,874)
Net loss	(4,047)	(3,701)	(2,770)	(2,874)
Basic and diluted loss per common share:	$(0.19)	$(0.18)	$(0.13)	$(0.14)

        The sum of the individual quarterly net loss per share amounts may not agree with year-to-date net loss per share as each quarterly computation is based on the weighted average number of common shares outstanding during that period. In addition, certain potentially dilutive securities were not included in any of the quarterly computations of diluted net loss per share because to do so would have been antidilutive.

11. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

        Estimates of reserve quantities and related standardized measure of discounted net cash flows are estimates only, and are not intended to reflect realizable values or fair market values of reserves. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than producing oil and gas properties. Additionally, the price of oil has been very volatile and downward changes in prices can significantly affect quantities that are economically recoverable. Accordingly, estimates are expected to change as future information becomes available and these changes may be significant.

        Proved reserves are estimated reserves of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (Continued)

        The standardized measure of discounted future net cash flows are computed by applying average price for the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

Capitalized Costs Related to Oil and Gas Activities

        Aggregate capitalized costs relating to our crude oil and natural gas producing activities, including asset retirement costs and related accumulated depreciation, depletion & amortization are shown below (in thousands):

	United States	Republic of Guinea	Total
June 30, 2016
Unproved properties	$—	$—	$—
Proved properties	—	—	—

	—	—	—
Less accumulated DD&A	—	—	—

Net capitalized costs	$—	$—	$—

June 30, 2015
Unproved properties	$—	$14,311	$14,311
Proved properties	—	—	—

	—	14,311	14,311
Less accumulated DD&A	—	—	—

Net capitalized costs	$—	$14,311	$14,311

        As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. This impairment assessment was based on the continued impasse by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needs to be commenced by the end of September 2016, and our inability to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Despite this impairment, we continued to pursue any avenues in order to begin drilling activities in our Concession.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (Continued)

Costs Incurred in Oil and Gas Activities

        Costs incurred in connection with our crude oil and natural gas acquisition, exploration and development activities are shown below (in thousands):

	United States	Republic of Guinea	Total
June 30, 2016
Property acquisition:
Unproved	$—	$—	$—
Exploration	—	20	20
Development	—	—	—

Total costs incurred	$—	$20	$20

June 30, 2015
Property acquisition:
Unproved	$—	$—	$—
Exploration	—	52	52
Development	—	—	—

Total costs incurred	$—	$52	$52

Proved Reserves

        We do not hold any proved reserves as of June 30, 2016 and 2015.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Number of Shares and Par Value)

(Unaudited)

	March 31, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$591	$10,327
Prepaid expenses	322	1,294
Deposits and other current assets	110	6

Total current assets	1,023	11,627
Property and equipment, net of accumulated depreciation of $2,104 and $2,075	53	51
Unproved oil and gas properties excluded from amortization (Full-Cost Method)	4,653	—

	4,706	51

Total assets	$5,729	$11,678

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,169	$1,743

Total current liabilities	2,169	1,743
Warrants derivative liability	205	—

Total Liabilities	2,374	1,743

Commitments and contingencies (Note 6)	—	—
Shareholders' equity:
Preferred stock, $0.001 par value; 20,000,000 authorized, 1,191 and -0- shares issued and outstanding as of March 31, 2017 and June 30, 2016, respectively	—	—
Common stock, $0.001 par value, 87,000,000 shares authorized; 21,840,146 and 21,046,591 shares issued and outstanding as of March 31, 2017 and June 30, 2016, respectively	170	169
Additional paid-in capital	320,142	317,757
Accumulated deficit	(316,957)	(307,991)

Total shareholders' equity	3,355	9,935

Total liabilities and shareholders' equity	$5,729	$11,678

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Costs and expenses:
Depreciation	$7	$27	$42	$83
General, administrative and other operating	3,380	3,266	11,627	6,972
Full-cost ceiling test write-down	—	14,331	753	14,331

Loss from operations	(3,387)	(17,624)	(12,422)	(21,386)
Gain on settlement agreement	—	—	4,764	—
Cost of legal settlement	—	—	(1,308)	—

Loss before income tax	(3,387)	(17,624)	(8,966)	(21,386)
Income tax	—	—	—	—

Net loss	$(3,387)	$(17,624)	$(8,966)	$(21,386)

Basic and diluted loss per share	$(0.16)	$(0.84)	$(0.42)	$(1.02)

Weighted average shares outstanding—basic and diluted	21,113,632	21,046,591	21,277,232	21,046,591

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In Thousands, Except Number of Shares)

(Unaudited)

	Common Stock		Preferred Stock
					Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance, July 1, 2015	21,046,591	$169	—	—	$317,404	$(285,145)	$32,428

Net loss	—	—	—	—	—	(22,846)	(22,846)
Amortization of fair value of stock options	—	—	—	—	353	—	353

Balance, June 30, 2016	21,046,591	$169	—	—	$317,757	$(307,991)	$9,935

Net loss	—	—	—	—	—	(8,966)	(8,966)
Exercise of stock options	58,610	—	—	—	64	—	64
Stock issued in lieu of cash bonus	134,945	—	—	—	57	—	57
Amortization of fair value of stock options	—	—	—	—	146	—	146
Stock Issued for Settlement	600,000	1	—	—	1,307	—	1,308
Preferred Stock Issuance	—	—	1,191	—	1,191	—	1,191
Beneficial conversion feature (discount)	—	—	—	—	(1,009)	—	(1,009)
Beneficial conversion feature	—	—	—	—	1,009	—	1,009
Discount (investor warrants and other)	—	—	—	—	(230)	—	(230)
Other	—	—	—	—	47	—	47
Cost of issuance of preferred stock	—	—	—	—	(197)	—	(197)

Balance, March 31, 2017	21,840,146	170	1,191	—	320,142	(316,957)	3,355

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,966)	$(21,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on legal settlement	(4,078)	—
Depreciation	42	83
Loss on disposal of fixed assets	1	—
Full cost ceiling test write-down	753	14,331
Internal costs written off to general, administrative and other	1,275	—
Stock based compensation	146	280
Stock issued in lieu of cash bonuses	57	—
Stock issued for settlement	1,308	—
Changes in operating assets and liabilities:
(Increase) decrease in Accounts receivable—joint interest	—	(28)
Decrease in Prepaid expenses	972	886
(Increase) decrease in Deposits and other current assets	(104)	2
Increase (decrease) in Accounts payable and accrued expenses	426	435

Net cash used in operating activities	(8,168)	(5,397)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(45)	(1)
Investment in unproved oil and gas properties	(2,568)	(20)

Net cash used in investing activities	(2,613)	(21)

CASH FLOWS FROM FINANCING ACTIVITIES:
Preferred stock issued	1,191	—
Offering costs	(210)	—
Proceeds from exercise of stock options	64	—

Net cash provided by financing activities	1,045	—

DECREASE IN CASH AND CASH EQUIVALENTS	(9,736)	(5,418)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,327	18,374

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$591	$12,956

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

General Overview

        Hyperdynamics Corporation ("Hyperdynamics," the "Company," "we," "us," and "our") is a Delaware corporation formed in March 1996. Hyperdynamics has two wholly-owned subsidiaries, SCS Corporation Ltd ("SCS"), a Cayman corporation, and HYD Resources Corporation ("HYD"), a Texas corporation. Through SCS, Hyperdynamics focuses on oil and gas exploration offshore the coast of West Africa. Our exploration efforts are pursuant to a Hydrocarbon Production Sharing Contract, as amended (the "PSC"). We refer to the rights granted under the PSC as the "Concession." We began operations in oil and gas exploration, seismic data acquisition, processing, and interpretation in late fiscal 2002.

        As used herein, references to "Hyperdynamics," "Company," "we," "us," and "our" refer to Hyperdynamics Corporation and our subsidiaries, including SCS. The rights in the Concession offshore Guinea are held by SCS.

Status of our Business, Liquidity and Going Concern

        We have no source of operating revenue and there is no assurance when we will, if ever.

        On March 31, 2017 we had $0.6 million in cash, and $2.2 million in accounts payable and accrued expense liabilities, all of which are current liabilities. On March 31, 2017, our net working capital was not sufficient to meet our corporate and project needs and Concession related activities for the quarter ended June 30, 2017; however, the Company completed several financings in the quarter ended June 30, 2017. See Note 8, "Subsequent Events," below for information about capital raising activities undertaken subsequent to March 31, 2017.

        As of the date of filing of the Company's Form 10-Q for the quarter ended March 31, 2017, the Company's trade accounts payable and accrued expenses exceeded its cash balances.

        Following the execution of Amendment No. 1 to the PSC in March 2010 (the "First PSC Amendment") and the receipt of a Presidential Decree in May 2010, we closed on a sale of a 23% gross interest in the Concession to Dana Petroleum, PLC ("Dana"), a subsidiary of the Korean National Oil Corporation. In December 2012, we closed a sale of a 40% gross interest to Tullow Guinea Ltd. ("Tullow"), and Tullow became the Operator on April 1, 2013.

        Pursuant to the terms of sale between Tullow and us, Tullow paid us $26.0 million in cash and Tullow agreed to pay our entire participating interest share of expenditures associated with joint operations in the Concession up to a gross expenditure cap of $100.0 million incurred during the period of our carried interest while drilling the initial exploratory well that began on September 21, 2013. Tullow also agreed to pay our participating interest share of future costs for the drilling of an appraisal well following the initial exploration well, if drilled, up to an additional gross expenditure cap of $100.0 million.

        A planned deepwater exploration well of the Concession during the first half of calendar 2014 was delayed by Tullow upon declaration of Force Majeure in March of 2014 based on the mere existence of the Department of Justice ("DOJ") and Securities and Exchange Commission ("SEC") investigations pursuant to the Foreign Corrupt Practices Act of the United States ("FCPA Investigations"). Tullow withdrew its Force Majeure declaration in May of 2014, but did not resume petroleum operations citing the continued existence of the FCPA Investigations and the Ebola outbreak in Guinea.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The DOJ investigation ended in May 2015, the SEC investigation ended in September 2015, and the World Health Organization declared Guinea Ebola free on December 29, 2015. Notwithstanding the resolution of the FCPA Investigations, Dana insisted on further specific title assurances from the Government of Guinea. Continued failure to resume petroleum operations by both Tullow and Dana in December 2015 forced us to file legal actions under our Joint Operating Agreement.

        On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that returned to us 100% of the interest under the PSC, long-lead item property useful in the drilling of an exploratory well, and $0.7 million in cash, in return for a mutual release of all claims. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala-1 well if it results in a discovery.

        We executed a Second Amendment to the PSC ("Second PSC Amendment") with the Government of Guinea on September 15, 2016, and received a Presidential Decree that gave us a one-year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with the option of drilling additional wells. Fulfillment of this work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and took on the obligation to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis could result in a notice of termination with a 30 day period to cure), and (3) certain guarantees.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and began to move into the territory of Guinea the long lead items we received in the Settlement Agreement that were initially stored in Takoradi, Ghana. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $292,000.

        In mid-January 2017 we requested and received a notification letter dated January 24, 2017 from the General Director of the National Petroleum Office of the Republic of Guinea, informing us that the Republic of Guinea granted a postponement of our obligation to provide a mutually acceptable security of $5.0 million to February 20, 2017 (originally required by no later than January 21, 2017) as well as a clarification regarding the timing of the security under Article 4.2 of the Second PSC Amendment until the work on the Fatala-1 well is completed. On March 1, 2017, the Republic of Guinea issued a reservation of rights letter asserting that we did not satisfy our obligation to deposit mutually acceptable security of $5.0 million.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Following the signing of a Tri-Party Protocol on March 10, 2017 (the "Protocol"), with Guinea and South Atlantic Petroleum Limited ("SAPETRO"), a Nigerian independent oil company, we executed a Farm-out Agreement ("Farm-out Agreement") with SAPETRO on March 30, 2017. Under the terms of the Farm-out Agreement, upon closing, SAPETRO received a 50% participating interest in the PSC in exchange for its commitment to pay 50% of the expenditures associated with the Concession, including the drilling of the upcoming Fatala-1 well, (the minimum work program under the PSC). Further, SAPETRO agreed to reimburse us for 50% of the costs previously incurred in preparing for the well since the approval of the Second PSC Amendment. The approximate total amount of such costs is estimated to be $8-10 million depending on the timing of the closing of the Farm-out Agreement.

        As more fully described in Note 8, on April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farm-out Agreement. We received a Presidential Decree on April 21, 2017. The Third PSC Amendment approves the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO and confirms the two companies' rights to explore for oil and gas on a 5,000-square-area of our Concession offshore the Republic of Guinea. It further requires that drilling operations in relation to the Extension Well are to begin no later than May 30, 2017 and amends the security instrument requirements initially agreed under the Second PSC Amendment. In turn, we agreed SAPETRO would put in place a US $5 million security instrument within 30 days from the date of the Presidential Decree.

        On May 21, 2017 we put into force Amendment No.1 to the Offshore Drilling Contract with a subsidiary of Pacific Operations Drilling Limited ("Pacific Amendment"). The Pacific Amendment clarifies the use of the Pacific Scirocco drill ship for the upcoming drilling program offshore Guinea and provides for Special Mobilization and Standby Rate ("SMSR") of $100,000 per day to apply at moment the drill ship enters Guinea territorial waters. It further provides that SMSR ends the later of when Pacific Sirocco receives from SCS a 28 day notice for drilling commencement or July 17, 2017. In consideration for the Drilling Contract Amendment and taking into account certain significant costs incurred by Pacific Scirocco while waiting for SCS to agree terms of the Farm-out Agreement with SAPETRO and the Third Amendment to the Production Sharing Contract between SCS and the Government of the Republic of Guinea, we agreed with Pacific Scirocco Limited ("Pacific") to issue and deliver to Pacific's parent a number of shares of our Common Stock equal to $1,000,000 at a 10 day average market price preceding the date of the agreement to issue the shares.

        The Pacific Sirocco drillship entered Guinea shelf waters as provided by the terms of the Third PSC Amendment on May 21, 2017, which is within the 30 days from the Presidential Decree signing date. It relieves SAPETRO and SCS from an obligation to place a $5 million security instrument with the Government of Guinea. Subsequent to arrival of the Pacific Sirocco in Guinea waters, SCS begins mobilization of additional equipment, materials and supplies on the rig to prepare for spudding the Fatala-1 well, which constitutes the commencement of the drilling operations before May 30, 2017 as required by the Third PSC Amendment.

        In addition, SCS and SAPETRO separately agreed on April 12, 2017, that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farm-out Agreement will be $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred. SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farm-out Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO a 2% participating interest in the Concession for each $ 1 million of SCS's costs paid by SAPETRO.

        As more fully described in Note 7 and Note 8, between March 17 and April 26, 2017, we held four closings of a private placement offering (the "Series A Offering") of an aggregate of 1,951 Units of our securities, at a purchase price of $1,000 per Unit. Each "Unit" consisted of (i) one share of the Company's Series A Convertible Preferred Stock, with a Stated Value of $1,040 per share, and (ii) a warrant (the "Investor Warrant") to purchase 223 shares of the Company's common stock, exercisable from issuance until March 17, 2019, at an exercise price of $3.50 per share (subject to adjustment in certain circumstances). At the closings, we issued to the subscribers an aggregate of: (i) 1,951 Units of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 435,073 shares of common stock with an exercise price of $3.50 per share.

        The Company received an aggregate of $1,951,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units. We paid the Placement Agent a total of $175,555 of cash fees and issued to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 51,650 shares of common stock.

        The delays have adversely affected our ability to date to explore the Concession and reduced the attractiveness of the Concession to prospective industry participants and financing parties. We have no source of operating revenue, and there is no assurance when we will, if ever. We have no operating cash flows, and absent cash inflows we will not have adequate capital resources to meet our current obligations as they become due, and therefore there is substantial doubt about our ability to continue as a going concern. Our ability to meet our current obligations as they become due and to be able to continue exploration, will depend on obtaining additional resources through sales of additional interests in the Concession, equity or debt financial offerings, or through other means. If we further farm-out additional interests in the Concession, our percentage will decrease. If we enter into equity or debt offerings, the terms of any such arrangements, if made, may not be advantageous and will be dilutive to our shareholders. Our need for additional funding may also be affected by the uncertainties related to petroleum operations and the planned exploratory well.

        No assurance can be given that any of these actions can be completed.

        See Note 8, "Subsequent Events," below for information about other significant events that have occurred subsequent to March 31, 2017.

Principles of consolidation

        The accompanying unaudited condensed consolidated financial statements include the accounts of Hyperdynamics and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in our Annual Report filed with the SEC on Form 10-K for the year ended June 30, 2016.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year ended June 30, 2016, as reported in the Form 10-K, have been omitted.

Use of estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses at the balance sheet date and for the period then ended. We believe our estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from such estimates. The following assumptions underlying these financial statements include:

  •
  estimates in the calculation of share-based compensation expense,

  •
  estimates in valuation of warrants derivative liability,

  •
  estimates made in our income tax calculations,

  •
  estimates in the assessment of current litigation claims against the Company,

  •
  estimates and assumptions involved in our assessment of unproved oil and gas properties for impairment, and

  •
  estimates and assumptions involved in our fair market value assessment of the well construction equipment received in the August 15, 2016 Settlement Agreement with Tullow and Dana.

        We are subject, from time to time, to legal proceedings, claims, and liabilities that arise in the ordinary course of business. We accrue for losses when such losses are considered probable and the amounts can be reasonably estimated.

Cash and cash equivalents

        Cash equivalents are highly liquid investments with an original maturity of three months or less. For the periods presented, we maintained all of our cash in bank deposit accounts which, at times, exceed the federally insured limits.

Earnings per share

        Basic loss per common share has been computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. In period of earnings, diluted earnings per common share are calculated by dividing net income available to common shareholders by weighted-average common shares outstanding during the period plus weighted-average dilutive potential common shares. Diluted earnings per share calculations assume, as of the beginning of the period, exercise of stock options and warrants using the treasury stock method.

        All potential dilutive securities, including potentially dilutive options, warrants and convertible securities were excluded from the computation of dilutive net loss per common share for the three and

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

nine month periods ended March 31, 2017 and 2016, respectively, because their effects in the computation are antidilutive due to our net loss for those periods.

        Stock options to purchase approximately 1.2 million common shares at an average exercise price of $4.06 were outstanding at March 31, 2017. Using the treasury stock method, had we had net income, approximately 1,158 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the three-month period ended March 31, 2017 while approximately 1,173 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the nine-month period ended March 31, 2017.

        Stock options to purchase approximately 1.2 million common shares at an average exercise price of $5.67 were outstanding at March 31, 2016. Using the treasury stock method, had we had net income, approximately 1,182 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the three-month period ended March 31, 2016 while approximately 958 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the nine-month period ended March 31, 2016.

Contingencies

        We are subject to legal proceedings, claims and liabilities. We accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred. See Note 6 for more information on legal proceedings and settlements.

Fair Value Measurements

        The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurements and enhance disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  •
  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

        As discussed in Note 2, we determined a fair value of the well construction equipment material (Level 3 fair value measurement) that we received at the time of our legal settlement with Tullow and Dana. The fair value estimate was based on the combination of cost and market approaches taking into consideration a number of factors, which included but were not limited to the original cost and the condition of the material and demand for steel and tubulars at the time of measurement. As discussed further below the fair value of the warrants was determined using the Black Scholes option-pricing model. The warrants derivative liability is carried on the balance sheet at its fair value. Significant Level 3 inputs used to calculate the fair value of the warrants include expected volatility, risk-free interest rate and expected dividends.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company has determined that Investor Warrants and Placement Agent Warrants issued in March 2017 qualify as derivative financial instruments. These warrant agreements include provisions designed to protect holders from a decline in the stock price ('down-round' provision) by reducing the exercise price of warrants in the event we issue equity shares at a price lower than the exercise price of the warrants. As a result of this down-round provision, these warrants are considered derivative liabilities and as such, are recorded at fair value at date of issuance and at each reporting date. Change in fair value of derivative instruments during the period are recorded in earnings as "Other income (expense)—Gain (loss) on warrants derivative liability." The change in fair value between preferred stock issuance dates in March 2017 and March 31, 2017 was immaterial.

        The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2017 (in thousands).

		Fair Value Measurement at March 31, 2017
	Carrying Value at March 31, 2017
		Level 1	Level 2	Level 3
Warrants derivative liability	$205	$—	$—	$205

        The following describes some of the key inputs into our fair value model as it relates to valuation of warrants.

Expected Volatility

        As the Company's stock has been extremely volatile during 2016-2017 as a result of uncertainty surrounding the Company's target spud date, the expected stock price volatility for the Company's common stock was estimated by taking the average of the observed volatility of daily returns of the Company's stock and the historic price volatility for industry peers based on daily price observations. Industry peers consist of several public companies in the Company's industry which were the same as the comparable companies used in the common stock valuation analysis. The Company intends to continue to consistently apply this process using the same or similar public companies until a statistically significant amount of historical information regarding the volatility of its own share price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be used in the calculation.

Risk-Free Interest Rate

        The risk-free interest rate is based on the zero-coupon U.S. Treasury notes.

Expected Dividend Yield

        The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future and, therefore, uses an expected dividend yield of zero in the Black-Scholes option-valuation model.

New Accounting Pronouncement

        In July 2017, the FASB issued Update No. 2017-11—Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The Company has determined that Investor Warrants and Placement Agent Warrants issued in fiscal year 2017 qualify as derivative financial instruments. These warrant agreements include provisions designed to protect holders from a decline in the stock price ('down-round' provision) by reducing the exercise price of warrants in the event we issue equity shares at a price lower than the exercise price of the warrants. As a result of this down-round provision, these warrants are considered derivative liabilities and as such, are recorded at fair value at date of issuance and at each reporting date. Change in fair value of derivative instruments during the period are recorded in earnings as "Other income (expense)—Gain (loss) on warrants derivative liability." The Company is in the process of evaluating this new update and whether to early adopt this amendment.

2. INVESTMENT IN OIL AND GAS PROPERTIES

        Investment in oil and gas properties consists entirely of our Concession in offshore the Republic of Guinea in West Africa. We previously owned a 37% participating interest in our Guinea Concession on June 30, 2016. As part of our settlement with Tullow and Dana, we received their respective 40% and 23% participating interests in the Concession. Following execution of a Second Amendment to the PSC ("Second PSC Amendment") on September 15, 2016 and receipt of a Presidential Decree on September 21, 2016 we held a 100% ownership of the Concession. On March 30, 2017, we executed a Farm-out Agreement with SAPETRO. Under the terms of the Farm-out Agreement, upon closing of the transaction SAPETRO will receive a 50% participating interest in the PSC in exchange for its commitment to pay 50% of the expenditures associated with the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with the option of drilling additional wells. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and are obliged to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis could result in a notice of termination with a 30-day period to cure), and (3) certain guarantees.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and begin to move into the territory of Guinea the long lead items we received in the Settlement Agreement that were initially stored in Takoradi, Ghana for the drilling of the Extension Well in 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

        The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $292,000.

        The closing of the Farm-out Agreement with SAPETRO is subject to several conditions, including, but not limited to: (i) the receipt of the requisite approvals and consents of the government of the Republic of Guinea, (ii) if required by the Government of Guinea, security in respect of each party's participating share of the drilling costs, and (iii) subject to the satisfaction of SAPETRO acting reasonably, SCS having obtained cash or committed financings in the amount of up to $15 million to enable it to meet its obligations related to the Fatala-1 well. At closing, SAPETRO and SCS will deliver mutual parent guarantees to secure the obligations under the Farm-out Agreement and a joint operating agreement governing the conduct of operations. Each party to the Farm-out Agreement may waive certain conditions in whole or in part at any time.

        The parties have agreed to close on or before May 31, 2017, unless the Farm-out Agreement is previously terminated due to parties' failure to satisfy the closing conditions, by mutual agreement of the parties, or if either party receives final, unappealable written notice from the Government of Guinea stating that it will not approve the transfer of the farm-in interest, or on certain other conditions.

        As more fully described in Note 8, on April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") approving the assignment of a 50% interest in the Concession, subject to the receipt of a Presidential Decree as well as the closing of the Farm-out Agreement. We received a Presidential Decree on April 21, 2017.

        We follow the "Full-Cost" method of accounting for oil and natural gas property and equipment costs. Under this method, internal costs incurred that were directly identified with exploration, development, and acquisition activities undertaken by us for our own account, and which were not related to production, general corporate overhead, or similar activities, are capitalized. Capitalization of internal costs was discontinued on April 1, 2013 when Tullow became the Operator of the Concession. Following receipt of the Presidential Decree after the signing of the Second Amendment of the PSC on September 15, 2016 we resumed the role of Operator of the Concession and thus capitalization of certain internal, project related costs resumed. For the three and nine-month periods ended March 31, 2017, we capitalized $0.5 million and $2.0 million of such costs, respectively.

        Capitalized internal costs of approximately $0.2 million from the quarter ended September 30, 2016 were written off and recorded as Full-cost ceiling test write-down expenses, and capitalized internal costs of approximately $ 1.3 million in the quarter ended December 31, 2016 were written off and recorded as General, administrative and other operating costs.

        Geological and geophysical costs incurred that are directly associated with specific unproved properties are capitalized in "Unproved properties excluded from amortization" and evaluated as part of the total capitalized costs associated with a prospect. The cost of unproved properties not being amortized is assessed to determine whether such properties have been impaired. In determining whether such costs should be impaired, we evaluate current drilling plans and drilling results and available geological and geophysical information. No reserves have been attributed to the Concession.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

        The following table provides detail of total capitalized costs for the Concession which remain unproved and unevaluated and are excluded from amortization as of March 31, 2017 and June 30, 2016 (in thousands):

	March 31, 2017	June 30, 2016
Oil and Gas Properties:
Unproved properties not subject to amortization	$4,653	$—

        During the nine-month period ended March 31, 2017, our oil and gas property balance increased by $4.7 million as a result of the fair value of the material received in our settlement with Tullow and Dana. The fair value of the material, for the most part well construction material, at the time of the settlement was approximately $4.4 million, of which we reduced by approximately $0.4 million during the second quarter of fiscal year 2017 based on additional information that we determined reduced the original fair market value. We engaged an independent outside party with expertise in valuing oil and gas equipment to conduct an appraisal and provide a fair valuation determination for our initial recording and reporting purposes.

        During the quarter ended December 31, 2016 we impaired $0.8 million of unproved oil and gas property costs capitalized during the second quarter ($0.5 million) and first quarter ($0.3 million) and the internal costs described above. That impairment assessment was based on our liquidity position, and the possibility that we may not reach an agreement with the Government of Guinea regarding the requirement under the PSC to provide a mutually acceptable security of $5.0 million, and the possibility that the Government of Guinea may at any time and without prior notice terminate our Concession.

        As of June 30, 2016, at the close of our last fiscal year we fully impaired the $14.3 million of previously capitalized unproved oil and gas property costs. That impairment assessment was based on the continued impasse with Tullow and Dana to resume petroleum operations and drill the next exploration obligation well, which needed to be commenced at that time by the end of September 2016, as well as our inability at the time to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Thus, we believed all legal measures to require Tullow and Dana to drill the planned exploration well had been exhausted.

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses as of March 31, 2017 and June 30, 2016 include the following (in thousands):

	March 31, 2017	June 30, 2016
Accounts payable—trade and oil and gas exploration activities	$1,793	$1,361
Accounts payable—legal costs	278	61
Accrued payroll	98	321

	$2,169	$1,743

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. SHARE-BASED COMPENSATION

        On February 18, 2010, at our annual meeting of stockholders, the board of directors and stockholders approved the 2010 Equity Incentive Plan (the "2010 Plan"). Prior to the 2010 stockholder meeting, we had two stock award plans: The Stock and Stock Option Plan, which was adopted in 1997 ("1997 Plan") and the 2008 Restricted Stock Award Plan ("2008 Plan"). In conjunction with the approval of the 2010 Plan at the annual meeting, the 1997 Plan and the 2008 Plan were terminated as of February 18, 2010. Subsequently, on February 17, 2012, the 2010 Plan was amended to increase the maximum shares issuable under the 2010 Plan and again on January 27, 2016, at our annual meeting of stockholders, the stockholders approved amending the 2010 Plan to increase the number of shares available for issuance by 750,000 shares.

        The 2010 Plan provides for the awards of shares of common stock, restricted stock units or incentive stock options or nonqualified stock options to purchase our common stock to selected employees, directors, officers, agents, consultants, attorneys, vendors and advisors of ours' or of any parent or subsidiary thereof. Shares of common stock, options, or restricted stock can only be awarded under the 2010 Plan within 10 years from the effective date of February 18, 2010. A maximum of 2,000,000 shares are issuable under the 2010 Plan and at March 31, 2017, 783,460 shares remained available for issuance.

        The 2010 Plan provides a means to attract and retain the services of participants and also to provide added incentive to such persons by encouraging stock ownership in the Company. Plan awards are administered by the Compensation, Nominating, and Corporate Governance Committee, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

        From time to time we issue non-compensatory warrants, such as warrants issued to investors.

Stock Options

        The fair value of stock option awards is estimated using the Black-Scholes valuation model. For market-based pricing of stock option awards, those options where vesting terms are dependent on achieving a specified stock price, the fair value was estimated using a Black-Scholes option pricing model with inputs adjusted for the probability of the vesting criteria being met and the median expected term for each award as determined by utilizing a Monte Carlo simulation. Expected volatility is based solely on historical volatility of our common stock over the period commensurate with the expected term of the stock options. We rely solely on historical volatility because we do not have options that are traded. The expected term calculation for stock options is based on the simplified method as described in the Securities and Exchange Commission Staff Accounting Bulletin No. 107.

        We use this method because we do not have sufficient historical information on exercise patterns to develop a model for expected term. The risk-free interest rate is based on the U. S. Treasury yield in effect at the time of award for an instrument with a maturity that is commensurate with the expected term of the stock options. The dividend yield rate of 0% is based on the fact that we have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock during the expected term of the options.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. SHARE-BASED COMPENSATION (Continued)

        The following table provides information about options during the nine months ended March 31, 2017 and 2016:

	2017	2016
Number of options awarded	199,618	30,000
Compensation expense recognized	$146,000	$280,000
Weighted average award-date fair value of options outstanding	$4.06	$5.67

        The following table details the significant assumptions used to compute the fair values of employee and director stock options awarded during the nine-month periods ended March 31, 2017 and 2016:

	2017	2016
Risk-free interest rate	1.81%	1.23%
Dividend yield	0%	0%
Volatility factor	109%	109%
Expected life (years)	4.92	2.88

        Summary information regarding employee and director stock options issued and outstanding under all plans as of March 31, 2017 is as follows:

	Options	Weighted Average Exercise Price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Options outstanding at July 1, 2016	1,016,997	5.03	3.19	—
Awarded	199,618	1.06
Exercised	(58,610)	0.90
Forfeited	—	—
Expired	—	—

Options outstanding at March 31, 2017	1,158,005	4.06	2.29	396,462

Options exercisable at March 31, 2017	938,300	4.70	1.85	304,759

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. SHARE-BASED COMPENSATION (Continued)

Options outstanding and exercisable as of March 31, 2017
Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
–0.40 - 4.00	245,525	Less than 1 year	225,525
–0.40 - 4.00	57,916	1 year	57,916
–0.40 - 4.00	136,296	2 years	136,296
–0.40 - 4.00	256,720	3 years	256,720
–0.40 - 4.00	241,110	4 years	41,405
–4.01 - 10.00	118,188	Less than 1 year	118,188
–4.01 - 10.00	4,062	1 year	4,062
–4.01 - 10.00	7,000	3 years	7,000
$–0.00 - 20.00	13,125	Less than 1 year	13,125
$–0.00 - 20.00	17,500	3 years	17,500
$–0.00 - 30.00	2,500	Less than 1 year	2,500
$–0.00 - 30.00	28,500	3 years	28,500
$–0.00 - 40.00	12,500	Less than 1 year	12,500
$–0.00 - 40.00	13,313	3 years	13,313
$–0.00 - 48.72	3,750	3 years	3,750

	1,158,005		938,300

        At March 31, 2017, there were $137 thousand of unrecognized compensation costs related to non-vested share based compensation arrangements awarded to employees and directors under the plans. During the nine months ended March 31, 2017, a total of 76,404 options, with a weighted average award date fair value of $0.85 per share, vested in accordance with the underlying agreements. Unvested options March 31, 2017 totaled 219,705 with a weighted average award date fair value of $0.42, an amortization period of one year and a weighted average remaining life of 1 year.

Restricted Stock

        The fair value of restricted stock awards classified as equity awards is based on the Company's stock price as of the date of grant. During the year ended June 30, 2015, all such awards were forfeited. No new grants have been issued, and none are outstanding at March 31, 2017.

5. INCOME TAXES

        Federal income taxes are not due as we have had losses since inception. Our effective tax rate for the nine-month periods ended March 31, 2017 and 2016 is 0%. This rate is lower than the U.S. statutory rate of 35% primarily due to the valuation allowance applied against our net deferred tax assets.

6. COMMITMENTS AND CONTINGENCIES

LITIGATION AND OTHER LEGAL MATTERS

        While there are currently no pending legal proceedings to which we are a party (or that are to our knowledge contemplated by governmental authorities) that we believe will have individually or in the

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (Continued)

aggregate, a material adverse effect on our business, financial condition or operating results, from time to time we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business or otherwise. We review the status of on-going proceedings and other contingent matters with legal counsel. Liabilities for such items are recorded if and when it is probable that a liability has been incurred and when the amount of the liability can be reasonably estimated. If we are able to reasonably estimate a range of possible losses, an estimated range of possible loss is disclosed for such matters in excess of the accrued liability, if any. Liabilities are periodically reviewed for adjustments based on additional information.

Iroquois Lawsuit

        On May 9, 2012, a lawsuit was filed in the Supreme Court of the State of New York against us and all of our directors. The plaintiffs, five hedge funds, including Iroquois Master Fund Ltd., that invested in us in early 2012, alleged that we breached an agreement with the plaintiffs, and that we and the directors made certain negligent misrepresentations relating to our drilling operations. Among other claims, the plaintiffs alleged that we misrepresented the status of our drilling operations and the speed with which the drilling would be completed. The plaintiffs advanced claims for breach of contract and negligent misrepresentation and sought damages in the amount of $18.5 million plus pre-judgment interest. On June 19, 2013, the court dismissed the negligent misrepresentation claim, but declined to dismiss the breach of contract claim. On August 12, 2013, the plaintiffs filed an amended complaint. That complaint named only us and sought recovery for alleged breaches of contract.

        On December 31, 2016 we entered into a settlement agreement with the five hedge funds in this lawsuit. Under the terms of the settlement agreement, Hyperdynamics would issue to the plaintiffs a total of 600,000 new shares of common stock, and it would cause a payment to be made of $1.35 million in cash that would be covered under our directors' and officers' insurance policy. The plaintiffs are restricted from selling the shares of common stock before April 1, 2017 under the terms of the agreement. On January 11, 2017, a payment of $1.35 million was made by the insurance underwriters of the Company's directors' and officers' insurance policy to the hedge funds in the Iroquois lawsuit on behalf of the Company. On January 26, 2017, an order to approve the settlement agreement was entered in the Supreme Court of the State of New York, New York County and subsequently approved by the Court on the same day.

        On February 2, 2017, the Company issued 600,000 shares of its common stock to the hedge funds named in the settlement agreement.

Shareholder Lawsuits

        Beginning on March 13, 2014, two lawsuits styled as class actions were filed in the U.S. District Court for the Southern District of Texas against us and several then-current officers of the Company alleging that the Company made false and misleading statements that artificially inflated the Company's stock prices. The lawsuits alleged, among other things, that the Company misrepresented its compliance with the Foreign Corrupt Practices Act and anti-money laundering statutes and that it lacked adequate internal controls. The lawsuits sought damages based on Sections 10(b) and 20 of the Securities Exchange Act of 1934, although the specific amount of damages was not specified.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (Continued)

        Both of the March 2014 lawsuits were dismissed voluntarily. One was dismissed during the quarter ended September 30, 2016 and the second on October 6, 2016.

Tullow and Dana Legal Actions

        On January 11, 2016, we filed legal actions against members of the Consortium under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea ("JOA") in the United States District Court for the Southern District of Texas and before the American Arbitration Association ("AAA") against Tullow for their failure to meet their obligations under the JOA. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas. On February 8, 2016 Tullow and Dana removed the case to Federal District Court.

        On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activitiesInd (e) require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment.

        With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016, that SCS was not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel District Court proceedings. On February 12, 2016, the case was voluntarily stayed by us.

        The AAA action sought (1) a determination that Tullow and Dana was in breach of their contractual obligations and (2) the damages caused by the repeated delays in well drilling caused by the activities of Tullow and Dana. We determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations. SCS believed that it had exhausted all of its options for the pursuit of legal measures to require Tullow and Dana to drill the planned exploration well.

        On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration. Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items of well construction material previously purchased in preparation for the initial drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. The net cash received was recorded as a part of the gain on the legal settlement. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery of commercially producible oil and gas reserves.

        The $4.8 million gain on legal settlement also includes the estimated fair value of $4.1 million for the well construction material we received from Tullow as a part of our Settlement and Release Agreement.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases

        We lease office space under long-term operating leases with varying terms. Most of the operating leases contain renewal and purchase options. We expect that in the normal course of business, most of the operating leases will be renewed or replaced by other similar leases.

        During the nine-month period ended March 31, 2017 and as a part of our program to begin drilling operations in Guinea, we entered into a lease for in-country offices and nearby apartments. The leases are for six months with options to renew as necessary and collectively cost about $30 thousand per month.

        The following is a schedule by years of minimum future rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year (in thousands):

Years ending June 30:
2017	$377
2018	399
2019	406
2020	309
2021 and thereafter	—

Total minimum payments required	$1,491

        Rent expense included in loss from operations for the three-month periods ended March 31, 2017 and 2016 was $ 0 .3 million and $0.1 million respectively. Rent expense included in loss from operations for the nine-month periods ended March 31, 2017 and 2016 was $0.5 million and $0.3 million respectively.

7. SHAREHOLDERS' EQUITY

Series A Preferred Stock

        On March 17, 2017 we held the closing of a private placement offering (the "Offering") of 680 Units of preferred stock securities, at a purchase price of $1,000 per Unit and on March 28, 2017, we consummated a second closing of the Offering and issued and sold an additional 511 Units of its securities, at a purchase price of $1,000 per Unit. Each "Unit" consisted of (i) one share of the Company's 1% Series A Convertible Preferred Stock, par value $0.001 per share, with a Stated Value of $1,040 per share (the "Series A Preferred Stock"), and (ii) a warrant (the "Investor Warrant") to purchase 223 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), exercisable from issuance until two years after the date of the initial closing of March 17, 2017 at an exercise price of $3.50 per share (subject to adjustment in certain circumstances).

        We entered into subscription agreements for the Units (the "Subscription Agreements") with certain accredited investors (as such term is defined in the Rule 501 under the Securities Act of 1933, as amended (the "Securities Act")) (the "Subscribers"). The Subscription Agreements contained customary representations and warranties of the Company and the Subscribers, and indemnification of the Company and the Placement Agent (as defined below) by the Subscribers.

        The Company received an aggregate of $1,191,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SHAREHOLDERS' EQUITY (Continued)

the Units. The Company expects to use the net proceeds of $981,737 from the sale of the Units for general corporate purposes and to further its business interests in the Republic of Guinea, including, but not limited to the drilling of an exploration well on the Company's offshore Concession.

        At the March 17, 2017 closing, we issued to the Subscribers an aggregate of: (i) 680 units of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 151,640 shares of Common Stock and at the March 28, 2017 closing we issued to the Subscribers (as defined below) an aggregate of (i) 511 units of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 113,953 shares of Common Stock.

        Subscribers in the Offering have an option (the "Subscriber Option") to purchase their pro rata share of up to an aggregate of $3,000,000 in additional Units following the effective date of the registration statement registering for resale the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Investor Warrants and Placement Agent Warrants (as defined below), which we filed on May 1, 2017, and which became effective on June 22, 2017.

        On March 17, 2017, the Company filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations") with the Secretary of State of the State of Delaware, authorizing, and establishing the voting powers, designations, preferences, limitations, restrictions and relative rights of, the Series A Preferred Stock. The Certificate of Designations was adopted by resolution of the Company's Board of Directors pursuant to the Company's Certificate of Incorporation, as amended, which vests in the Company's Board of Directors with the authority to provide for the authorization and issuance of one or more series of preferred stock of the Company within the limitations and restrictions set forth therein. The Certificate of Designations contains the following key terms:

  •
  Each holder of Series A Preferred Stock is entitled to receive dividends payable on the Stated Value of such Series A Preferred Stock at the rate of 1% per annum, which shall be cumulative and be due and payable in Common Stock on the applicable conversion date or in cash in the case of a redemption of the Series A Preferred Stock by the Company.

  •
  Shares of Series A Preferred Stock are redeemable, in whole or in part, at the option of the Company, in cash, at a price per share equal to 115% of the Stated Value plus 115% of accrued but unpaid dividends.

  •
  In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive, out of assets available therefor, an amount equal to 115% of the Stated Value of their shares plus 115% of any accrued but unpaid dividends.

  •
  The Series A Preferred Stock is convertible at the option of the holder, in whole or in part, into shares of Common Stock at any time since June 22, 2017. If no conversion has taken place within nine months after the date of the closing, the Series A Preferred Stock, plus any accrued but unpaid dividends, will automatically convert into shares of Common Stock.

  •
  The conversion price per share of Common Stock in either event is the lesser of (i) $2.75 per share (subject to adjustment in certain circumstances), or (ii) 80% of the lowest closing price during 21 consecutive trading days ending on the trading day immediately prior to the conversion date, subject to a floor of $0.25 per share (which floor is subject to "full ratchet" adjustment in certain

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SHAREHOLDERS' EQUITY (Continued)

    circumstances if we issue Common Stock (or Common Stock equivalents) in the aggregate amount of not less than $1,000,000 at a price below $0.25 per share of Common Stock, and to proportionate adjustment in certain other circumstances).

  •
  Except in certain limited circumstances affecting the rights of the holders of Series A Preferred Stock or as required by law, holders of the Series A Preferred Stock will not have voting rights.

  •
  Until the date that is six months following the date of the closing, the Company will not authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to the Series A Preferred Stock, without the consent of holders of no less than 66 2/3% of the then-outstanding shares of Series A Preferred Stock.

        We also agreed in the Subscription Agreements that until the date that is 12 months following the closing, we will not create or allow to be created any security interest, lien, charge or other encumbrance on any of our or our subsidiaries' rights under or interests in the Hydrocarbon Production Sharing Contract between SCS Corporation Ltd. and the Republic of Guinea, dated September 22, 2006, as amended to date or hereafter, that secures the repayment of indebtedness of the Company or any of its subsidiaries for money borrowed.

        Katalyst Securities, LLC (the "Placement Agent"), a U.S. registered broker-dealer, was engaged by the Company as placement agent for the Offering, on a reasonable best effort basis. We agreed to pay to the Placement Agent (and any sub agent) a cash commission of 9% of the gross purchase price paid by the Subscribers for the Units (including for Units that may be issued upon exercise of the Subscriber Option), and to issue to the Placement Agent (and any sub agent) warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock initially issuable upon conversion of the shares of Series A Preferred Stock at a fixed price of $2.75 per share contained in the Units sold in Offering (including Units that may be issued upon exercise of the Subscriber Option), at the exercise price of $3.00 per share (the "Placement Agent Warrants").

        We also agreed to reimburse the Placement Agent for certain expenses related to the Offering. At the March 17, 2017 closing, we paid the Placement Agent $61,200 of cash fees and issued to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 18,002 shares of Common Stock as well as $45,990 of cash fees and issued to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 13,528 shares of Common Stock for the March 28, 2017 closing. The Placement Agency Agreement between the Company and the Placement Agent contains customary representations, warranties and covenants of and indemnifications by the parties.

Investor Warrants

        As part of its Series A convertible preferred stock financing , on March 17, 2017 closing, we issued to the Subscribers an aggregate of: (i) 680 units of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 151,640 shares of Common Stock and at the March 28, 2017 closing we issued to the Subscribers (as defined below) an aggregate of (i) 511 units of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 113,953 shares of Common Stock. The exercise price is subject to weighted average anti-dilution provisions. The investor warrants are exercisable at any time at the option of the holder until the second annual anniversary of the first closing of the financing which was March 17, 2017.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SHAREHOLDERS' EQUITY (Continued)

        The combined fair value of the investor warrants at first and second closing of the financing was estimated to be $181,931, which also approximates fair value as of March 31, 2017.The following are weighted average assumptions:

Three Months Ended March 31, 2017
Expected term (in years)	1.96
Expected volatility%	130%
Risk-free interest rate%	2.39%
Expected dividend yield%	0.0%

        The fair value of the investor warrants of $181,931 was recorded as warrants derivative liability in the accompanying balance sheets as of March 31, 2017 and June 30, 2016. Change in the fair value of the warrants is recognized in the condensed consolidated statements of operations. The change in fair value for the three months ended March 31, 2017 was immaterial.

Placement Agent Warrants

        As part of the placement agent's fees, Katalyst Securities, received warrants to purchase 31,529 shares of the Company's stock at the exercise price of $3.00 per share. The exercise price is subject to weighted average anti-dilution provisions. The placement agent warrants are exercisable at any time at the option of the holder until the second annual anniversary of the first closing of the financing which was March 17, 2017.

        The Company estimated the aggregate fair value of the warrants issued to the placement agent to be $22,985, which also approximates its fair value at March 31, 2017. This value was considered part of total equity issuance cost of $232,078 and allocated between reduction to additional paid-in capital and a charge to general administrative and other operating costs of $35,451 based on relative values of investor warrants and preferred stock relative to proceeds from issuance.

        The placement agent warrants were valued using the following weighted average assumptions:

Three Months Ended March 31, 2017
Expected term (in years)	1.96
Expected volatility%	130%
Risk-free interest rate%	2.39%
Expected dividend yield%	0.0%

        The Investor Warrants and the Placement Agent Warrants have provisions for the "weighted average" adjustment of their exercise price in the event that we issue shares of Common Stock (or Common Stock equivalents) for a consideration per share less than the exercise price then in effect, subject to certain exceptions.

        In connection with the Offering, we also entered into a Registration Rights Agreement (the "Registration Rights Agreement") with each of the Subscribers and the holders of the Placement Agent

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SHAREHOLDERS' EQUITY (Continued)

Warrants, which requires the Company to file a Registration Statement with the SEC within 45 days after the closing, registering for resale (i) all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (including any shares of Series A Preferred Stock issued pursuant to the Subscriber Option described above), and (ii) all shares of Common Stock issued or issuable upon exercise of the Investor Warrants (including any Investor Warrants issued pursuant to the Subscriber Option described above) and the Placement Agent Warrants (including any that may be issued upon exercise of the Subscriber Option), and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective no later than 135 days after the closing. We also granted to the holders of the registrable shares certain "piggyback" registration rights until two years after the effectiveness of the Registration Statement.

        If the Registration Statement is not filed with, or declared effective by, the SEC within the specified deadlines set forth above, or the Registration Statement ceases to be effective or otherwise cannot be used for a period specified in the Registration Rights Agreement, or trading of the Common Stock on the Company's principal market is suspended or halted for more than three consecutive trading days (each, a "Registration Event"), monetary penalties payable by the Company to the holders of registrable shares that are affected by such Registration Event will commence to accrue at a rate equal to 12% per annum of the purchase price paid for each Unit purchased, for the period that such Registration event continues, but not exceeding in the aggregate 5% of such purchase price.

        On March 28, 2017, we also entered into an amendment to the Subscription Agreements (the "Amendment") with Subscribers that purchased the Units in the initial closing of the Offering on March 17, 2017, and with the Subscribers in this closing, to expand the scope of a right of first refusal contained in the Subscription Agreement. As so amended, the Subscription Agreement provides that if, following the termination of the Offering and prior to December 17, 2017, the Company determines to offer for sale or to accept an offer to purchase any additional shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (subject to certain limitations and adjustments described therein) for consideration consisting of cash and/or outstanding debt of the Company, each Subscriber who previously purchased Units in the Offering will have an option to purchase such Subscriber's pro rata share of such securities on the same terms and conditions on which such securities are proposed to be issued, exercisable on the terms set forth in the Subscription Agreement.

Beneficial Conversion Feature

        The Company determined that the conversion feature in the Preferred Stock represented a beneficial conversion feature. The fair value of the common stock ranging from $ 1.60 to 1.75 per share on the Commitment Dates was greater than the effective conversion price of $ 0.47 per share of common stock, representing a beneficial conversion feature of $ 2.6 million in aggregate. Since the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature was limited to the amount of the proceeds allocated to the convertible instrument. Accordingly, $1,009,069 was recorded as a reduction (the discount) to the additional paid-in capital. The Discount resulting from the allocation of value to the beneficial conversion feature is required to be amortized on a non-cash basis from the issuance date over a six-month period, or fully amortized upon an accelerated date of redemption or conversion, and recorded as a preferred dividend. The preferred dividend was immaterial to this quarter ended March 31, 2017. The

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SHAREHOLDERS' EQUITY (Continued)

preferred dividend when recorded will be charged against additional paid-in capital since no retained earnings were available.

8. SUBSEQUENT EVENTS

Third PSC Amendment and Presidential Decree

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farm-out Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of our participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") are to begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirms clear title of SAPETRO and SCS to the Concession as well as amends the security instrument requirements under the PSC. SCS and SAPETRO agreed to a US $5 million security instrument to be put in place within 30 days from the date of the Presidential Decree.

        In addition on April 12, 2017 SCS and SAPETRO separately agreed that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farm-out Agreement was to be set at $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred. Further, SAPETRO and SCS agreed that, subject to Closing, SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farm-out Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO a 2% participating interest in the Concession for each $1 million of SCS's costs paid by SAPETRO.

        The Pacific Sirocco drillship entered Guinea shelf waters as provided by the terms of the Third PSC Amendment on May 21, 2017, which is within the 30 days from the Presidential Decree signing date. It relieves SAPETRO and SCS from an obligation to place a $5 million security instrument with the Government of Guinea. Subsequent to arrival of the Pacific Scirocco in Guinea waters, SCS begins mobilization of additional equipment, materials and supplies on the rig to prepare for spudding the Fatala-1 well, which constitutes the commencement of the drilling operations before May 30, 2017 as required by the Third PSC Amendment.

        Prior to that, on May 21, 2017 we put into force into Amendment No.1 to the Offshore Drilling Contract with a subsidiary of Pacific Operations Drilling Limited ("Pacific Amendment"). The Pacific Amendment clarifies the use of the Pacific Scirocco drillship for the upcoming drilling program offshore Guinea and provides for Special Mobilization and Standby Rate ("SMSR") of $100,000 per day to apply at the moment the drillship enters Guinea territorial waters. It further provides that SMSR ends the later of when Pacific Sirocco receives from SCS a 28 day notice for drilling commencement or July 17, 2017. In consideration for the extension of the Pacific Sirocco Contract and taking into account certain significant costs incurred by Pacific Scirocco while waiting for SCS to agree terms of the Farm-out Agreement with SAPETRO and the Third Amendment to the Production Sharing Contract between SCS and the Government of the Republic of Guinea, we agreed with Pacific Scirocco Limited ("Pacific") to issue and

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. SUBSEQUENT EVENTS (Continued)

deliver to Pacific's parent a number of shares of our Common Stock equal to $1,000,000 divided by the volume-weighted average price for the ten trading days preceding the date of the agreement, which was June 2, 2017. Under this agreement the issuance price was calculated at $1.761 per share, and 567,859 unregistered shares of our common stock will be delivered to Pacific Drilling Operations within 10 business days. Pacific Drilling Operations also subscribed for 2,739,727 Units of common stock and common stock warrants in the Common Unit Offering described below for a purchase price of $4,000,000.

        On May 21, 2017, drilling operations commenced upon the Pacific Scirocco drillship entering Guinean continental shelf waters.

        On June 2, 2017 (the "Closing Date"), SCS submitted a Preliminary Closing Statement for $4.1 million to SAPETRO under the Farm-out Agreement. On June 5, 2017, SCS received $4.1 million from SAPETRO in accordance with the Preliminary Closing Statement, thus completing closing of the Farm-out Agreement and the assignment to SAPETRO of the 50% participating interest in the PSC, the parties executed the Joint Operating Agreement in the form attached to the Farm-out Agreement, governing the conduct of operations, and Hyperdynamics executed a parent guaranty of SCS's obligations as required by the Farm-out Agreement.

        As defined in the Farm-out Agreement, the Preliminary Closing Payment is an amount equal to 50% of the costs and expenses of the long-lead items and costs and expenses of the drilling program for the Extension Well in respect of the period commencing on September 15, 2016, and ending on the Closing Date. The total amount of the Closing Payment may not exceed $10 million. On June 12, 2017, we delivered to SAPETRO a Final Adjustment Statement for past costs in the amount of $671,801. After the delivery of the Final Adjustment Statement, SAPETRO has the right within 45 days to audit SCS's books and verify all the amounts and provide reasons for contesting them. If within 30 days from the date of SAPETRO's objection to any amount the parties fail to reach an agreement, the dispute will be referred to an independent accountant, appointed either jointly by the parties or, in case of disagreement, by the Institute of Charted Accountants of England and Wales. The independent accountant will be required to render its decision within 30 days of its appointment.

        After final review by SAPETRO of past costs submitted under both the Preliminary Closing Statement and the Final Adjustment Statement, we expect that SAPETRO's 50% share of all material past costs presented for reimbursement to SAPETRO will be reimbursed to us. On July 12, 2017, we received a letter from the Republic of Guinea confirming that a two-year appraisal period will be granted to the consortium of SCS and SAPETRO in the event of an oil discovery in the Fatala-1 well. The letter was signed by the Director of ONAP (the Guinean equivalent of the Ministry of Oil) in response to SCS's request.

Additional Closings of Series A Preferred Private Placement Offering

        On April 18, 2017, we consummated a third closing of a private placement offering and issued and sold additional 710 Units of securities, at a purchase price of $1,000 per Unit.

        On April 26, 2017, we consummated a fourth closing of the Offering and issued and sold additional 50 Units of securities at a purchase price of $1,000 per Unit. (See Note 7—Shareholders' Equity—Series A Preferred Stock) Each "Unit" consisted of (i) one share of the Company's 1% Series A Convertible Preferred Stock, par value $0.001 per share, with a Stated Value of $1,040 per share (the "Series A

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. SUBSEQUENT EVENTS (Continued)

Preferred Stock"), and (ii) a warrant (the "Investor Warrant") to purchase 223 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), exercisable from issuance until two years after the date of the initial closing of March 17, 2017, at an exercise price of $3.50 per share (subject to adjustment in certain circumstances). At the April 18, 2017 closing, we issued to the Subscribers an aggregate of (i) 710 shares of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 158,330 shares of Common Stock. At the April 26, 2017 closing, we issued to the Subscribers an aggregate of (i) 50 shares of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 1,150 shares of Common Stock.

        We received an aggregate of $760,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the April 18, 2017 and April 26, 2017 sale of the Units. We expect to use the net proceeds of $661,441 from the sale of the Units for general corporate purposes and to further our business interests in the Republic of Guinea, including, but not limited to, the drilling of an exploration well on our offshore Concession.

        In conjunction with the April 18, 2017 and April 26, 2017 closing, we paid Katalyst Securities LLC $68,400 of cash fees and issued to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 20,120 shares of Common Stock.

        In July 2017, five of the original subscribers of the Series A Offering informed the Company of their intention to exercise their options to purchase their pro-rata share of up to $3,000,000 of additional Series A Units at the same purchase price of $1,000 per Unit. As a result, upon receipt of payment, we will issue to these Series A subscribers an aggregate of 367 additional shares of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 81,841 shares of common stock. The Company expects to receive an aggregate of $367,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of these Units. Upon closing, we will be obligated to pay Katalyst Securities LLC $33,030 of cash fees and to issue to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 9,342 shares of Common Stock.

        Investor Warrants and Placement Agent Warrants will be recorded as additional derivative liabilities.

Common Unit Offering

        Between June 5 and July 17, 2017, we held two closings of a private placement offering of an aggregate of 4,889,908 Units of our securities, at a purchase price of $1.46 per Unit. Each "Unit" consisted of (i) one share of our common stock, and (ii) a warrant (the "Common Unit Investor Warrant") to purchase three quarters (3/4) of a share of the Company's common stock, exercisable for two years from issuance, at an exercise price of $1.825 per whole share (subject to adjustment in certain circumstances). At the closing, we issued to the subscribers an aggregate of: (i) 4,889,908 shares of common stock and (ii) Common Unit Investor Warrants to purchase an aggregate of 3,667,443 shares of common stock.

        We entered into subscription agreements for the Units with certain accredited investors (as such term is defined in the Rule 501 under the Securities Act. The Subscription Agreements contained customary representations and warranties of the Company and the subscribers, and indemnification of the Company and the Placement Agent by the subscribers.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. SUBSEQUENT EVENTS (Continued)

        The Company received an aggregate of $7,139,251 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        Katalyst Securities, LLC, was engaged by the Company as Placement Agent for the offering, on a reasonable best effort basis. We agreed to pay to the Placement Agent (and any sub agent) a cash commission of 9% of the gross purchase price paid by the Subscribers for the Units, and to issue to the Placement Agent (and any sub agent) warrants to purchase a number of shares of common stock equal to 7% of the number of shares of common stock contained in the Units sold in the offering, at the exercise price of $1.825 per share (the "Common Unit Placement Agent Warrants"). We also agreed to reimburse the Placement Agent for certain expenses related to the offering. We paid the Placement Agent a total of $642,532 of cash fees and issued to the Placement Agent or its designees Common Unit Placement Agent Warrants to purchase an aggregate of 342,308 shares of common stock.

        The Common Unit Investor Warrants and the Common Unit Placement Agent Warrants have provisions for the "weighted average" adjustment of their exercise price in the event that we issue shares of common stock (or common stock equivalents) for a consideration per share less than the exercise price then in effect, subject to certain exceptions.

        In connection with this offering, we also entered into a Registration Rights Agreement with each of the subscribers and the holders of the Common Unit Placement Agent Warrants, which requires the Company to file a Registration Statement with the SEC within 45 calendar days after the final closing of the offering, registering for resale (i) all shares of common stock sold in the offering, and (ii) all shares of common stock issued or issuable upon exercise of the Common Unit Investor Warrants and the Common Unit Placement Agent Warrants, and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective no later than 90 calendar days after the filing deadline. The 567,859 unregistered shares of common issued to Pacific Drilling Operations as described above will also be included in this registration.

        We also granted to the holders of these registrable shares certain "piggyback" registration rights until two years after the effectiveness of the Registration Statement.

        If the Registration Statement is not filed with or declared effective by the SEC within the specified deadlines set forth above, or the Registration Statement ceases to be effective or otherwise cannot be used for a period specified in the Registration Rights Agreement, or trading of the common stock on the Company's principal market is suspended or halted for more than three consecutive trading days (each, a "Registration Event"), monetary penalties payable by the Company to the holders of registrable shares that are affected by such Registration Event will commence to accrue at a rate equal to 12% per annum of the purchase price paid for each Unit purchased, for the period that such Registration event continues, but not exceeding in the aggregate 5% of such purchase price.

        We have agreed to use our commercially reasonable efforts to keep the Registration Statement effective until the earliest of (a) the date that is two years from the date it is declared effective by the SEC, (b) the date on which all the securities registered thereunder have been transferred other than to certain permitted assignees, and (c) the date as of which all of the selling stockholders may sell all of the securities registered hereunder without restriction pursuant to Rule 144 (including, without limitation, volume

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. SUBSEQUENT EVENTS (Continued)

restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

Reverse Stock Split

        We have sought shareholder approval to effect between a 1-for-2 and 1-for-6 reverse stock split of our common stock in the event we need to increase our stock price to a level that will enable us to qualify for listing on the NASDAQ Capital Market or another national stock exchange. In the event we obtain shareholder approval, and our board of directors subsequently decides to effectuate a reverse stock split, no fractional shares of our common stock will be issued as a result of such reverse stock split. In the event a proposed reverse stock split leaves a stockholder with a fraction of a share, the stockholder would receive a cash payment equal to the value of such fraction based on the closing sale price of our common stock on the trading day immediately prior to the day of reverse stock split. A reverse stock split will not be effective unless and until our board of directors authorizes an amendment to our certificate of incorporation. We may decide to effect the reverse stock split prior to the closing of this offering (if at all).

Related Party Transactions

        In June 2017:

  •
  Gary D. Elliston, our director, purchased 34,247 Units in our Common Unit Offering for a purchase price of $50,000.

  •
  Ray Leonard, our Chief Executive Officer, President and a director, purchased 68,494 Units in our Common Unit Offering, for a purchase price of $100,000.

  •
  William O. Strange, our director, purchased 34,247 Units in our Common Unit Offering, for a purchase price of $50,000.

  •
  Jason D. Davis, our Interim Chief Financial Officer and Secretary, purchased 34,247 Units in our Common Unit Offering, for a purchase price of $50,000.

        As previously discussed above:

  •
  Pacific Drilling Operations Limited, the parent of Pacific Scirocco, and a beneficial owner of more than 5% of our outstanding shares of common stock, purchased 2,739,727 Units in the Common Unit Offering for a purchase price of $4,000,000.

  •
  Pacific Drilling Operations also received 567,859 shares of common stock in connection with the amendment to our Offshore Drilling Contract.

        In July 2017:

  •
  Ray Leonard purchased 51,370 Units in our Common Unit Offering, for a purchase price of $75,000.

  •
  Jason D. Davis purchased 34,248 Units in our Common Unit Offering, for a purchase price of $50,001.24.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Paolo G. Amoruso, our Former V.P. of Legal Affairs and Secretary, and David W. Wesson, our former V.P. of Financial and Accounting Officer, continued, after June 30, 2016, to provide services to the Company as independent consultants pursuant to Consulting Agreements entered into on June 30, 2016, extending through September 30, 2016. Under the Consulting Agreements, Mr. Amoruso received a consulting fee of $30,000 per month and Mr. Wesson received a consulting fee of $25,000 per month. After September 30, 2016, Mr. Wesson continued to provide services as a contractor, respectively, to the Company on an hourly basis pursuant to engagement agreements depending on the needs of the Company. Mr. Amoruso, through his law firm, Paolo G Amoruso PLLC, entered into an engagement agreement with the Company on October 1, 2016 to provide outside counsel services depending on the needs of the Company.

        On June 30, 2016, the Company also entered into Transition Agreements with Messrs. Amoruso and Wesson. Mr. Amoruso and Mr. Wesson agreed in the Transition Agreements that they are not entitled to any payments under their former employment agreements.

        Pursuant to his Transition Agreement, Mr. Amoruso received payments of $150,000 on July 15, 2016, $50,000 on August 15, 2016, and $300,000 on September 15, 2016; provided, if the Company and Mr. Amoruso entered into a new employment agreement as Vice President, General Counsel and Corporate Secretary prior to September 15, 2016, Mr. Amoruso would not be entitled to the September 15, 2016 payment of $300,000. Mr. Amoruso and the Company did not enter into a new employment agreement. In addition, Mr. Amoruso received an award of non qualified stock options to acquire 36,875 shares of the Company's common stock with an exercise price equal to the closing price on June 30, 2016.

        Pursuant to his Transition Agreement, Mr. Wesson received payments of $150,000 on July 15, 2016, August 15, 2016, and September 15, 2016. In addition, Mr. Wesson received an award of non qualified stock options to acquire 34,375 shares of the Company's common stock with an exercise price equal to the closing price on June 30, 2016.

        In March 2017, Ray Leonard, our President and Chief Executive Officer and a director, purchased 50 Units in our Series A Offering, for a purchase price of $50,000.

HYPERDYNAMICS CORPORATION

9,940,381 Shares of Common Stock

PROSPECTUS

                        , 2017

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock. The selling stockholders will not be responsible for any of the expenses of this offering.

EXPENSE	AMOUNT
SEC registration fee	$1,728.14
Accounting fees and expenses	$10,000.00	*
Legal fees and expenses	$80,000.00	*
Miscellaneous	$10,000.00	*

Total	$121,728.14

*
Estimated

Item 14.    Indemnification of Directors and Officers.

        The DGCL, our certificate of incorporation and our bylaws allow us to indemnify our officers and directors from certain liabilities, and our certificate of incorporation states that every director, to the fullest extent permitted by the DGCL, will not be held personally liable for a breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the DGCL, such as personal liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

        Our bylaws state that we shall indemnify every (i) present or former director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an "Indemnitee").

        Our bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

        Other than discussed above, there are no provisions in our bylaws, our certificate of incorporation that include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

The Series A Offering

        The information regarding the Series A Offering set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" above is incorporated herein by reference.

Common Unit Offering

        The information regarding the Common Unit Offering set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Common Unit Offering" above is incorporated herein by reference.

Issuance to Pacific Drilling

        The information regarding our issuance of shares of common stock to Pacific Drilling Operations set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" above is incorporated herein by reference.

        The issuances of the securities in the Series A Preferred Stock Offering and the Common Unit Offering and to Pacific Drilling Operations were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Settlement with Investors

        On December 31, 2016, the Company entered into a Settlement Agreement with Iroquois Master Fund Ltd., Hudson Bay Master Fund Ltd., Kingsbrook Opportunities Master Fund LP, and Parkfield Funding, LLC (collectively, the "Investors") in connection with an action filed by the Investors, Cranshire Capital Master Fund, Ltd. and Freestone Advantage Partners II, LP (collectively, the "Plaintiffs") against the Company in the Supreme Court of the State of New York, County of New York (the "Court") on May 9, 2012. Pursuant to the Settlement Agreement, the Company (among other things) issued a total of 600,000 shares of common stock to the Investors. The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        The following exhibits are filed as part of this registration statement.

        The agreements included (or incorporated by reference) as exhibits to this registration statement, may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

  •
  should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

        Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number		Description
3.1		Certificate of Incorporation, as amended through November 29, 2016(1)

3.2		Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock(2)

3.3		Amended and Restated Bylaws(3)

4.1		Form of Common Stock Certificate(4)

4.2		Form of Common Stock Purchase Warrant issued to investors on February 1, 2012(5)

4.4		Form of Common Stock Purchase Warrant issued to investors in the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

4.5		Form of Common Stock Purchase Warrant issued to placement agent and its designees in the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

4.6		Form of Common Stock Purchase Warrant issued to investors and to placement agent and its designees in the June 2017 Private Placement Offering of Common Stock Units(27)

5.1	**	Legal opinion of CKR Law LLP

10.1		Hydrocarbon Production Sharing Contract (PSA) between SCS Corporation and the Republic of Guinea, dated September 22, 2006(6)

10.2		Amendment No. 1 to the Hydrocarbons Production Sharing Contract between SCS Corporation and the Republic of Guinea, dated March 25, 2010(7)

10.3		Amendment No. 2 to the Hydrocarbon Production Sharing Contract (Original French version), dated September 21, 2016(8)

10.4		Amendment No. 2 to the Hydrocarbon Production Sharing Contract (English translation), dated September 21, 2016(8)

10.5	†	Amended and Restated Employment Agreement between Hyperdynamics and Ray Leonard, effective as of July 23, 2012(5)

10.6		Sale and Purchase Agreement between Hyperdynamics Corporation and Dana Petroleum (E&P) Limited, effective as of December 4, 2009(9)

10.7		Operating Agreement between SCS Corporation and Dana Petroleum (E&P) Limited, dated January 28, 2010(10)

10.8	†	2010 Equity Incentive Plan as amended(11)
10.9	†	Form of Incentive Stock Option Agreement(12)

10.10	†	Form of Non-Qualified Stock Option Agreement(12)

Exhibit Number		Description
10.11	†	Form of Restricted Stock Agreement(12)

10.12		Contract Number: AGR/C105/10 between SCS Corporation and AGR Peak Well Management Limited for Provision of Well Construction Management Services, including LOGIC General Conditions as Appendix I(13)

10.13		Agreement for the Supply of Marine Seismic Data Application and Processing Services, dated September 20, 2011 between SCS Corporation and CGG Veritas Services SA(14)

10.14		Form of Securities Purchase Agreement, dated January 30, 2012, between Hyperdynamics Corporation and investors in the offering(5)

10.15		Placement Agency Agreement, dated January 30, 2012, by and between Hyperdynamics Corporation and Rodman & Renshaw, LLC(5)

10.16		Purchase and Sale Agreement between SCS Corporation Ltd. and Tullow Guinea Ltd., dated November 20, 2012(15)

10.17		Joint Operating Agreement Novation and Amendment Agreement relating to the Operating Agreement for the Hydrocarbon Production Sharing Contract, offshore Guinea, between SCS Corporation Ltd., Dana Petroleum E&P Limited, and Tullow Guinea Ltd. dated December 31, 2012(16)

10.18		Parent Company Guarantee between Tullow Oil plc and SCS Corporation Ltd., dated December 31, 2012(16)

10.19		Settlement Deed between Hyperdynamics Corporation, SCS Corporation Ltd., AGR Well Management Ltd, and Jasper Drilling Private Ltd dated May 16, 2014(17)

10.20	†	Employment Agreement, Effective October 1, 2015, between Hyperdynamics Corporation and Paolo Amoruso(18)

10.21	†	Employment Agreement, Effective October 1, 2015, between Hyperdynamics Corporation and David Wesson(18)

10.22		Transition and Consulting Agreement, effective as of June 30, 2016, between Hyperdynamics Corporation and Paolo Amoruso(19)

10.23		Transition and Consulting Agreement, effective as of June 30, 2016, between Hyperdynamics Corporation and David Wesson(19)

10.24		Settlement and Release Agreement, dated as of August 15, 2016, by and among SCS Corporation Ltd., Tullow Guinea Ltd. and Dana Petroleum (E&P) Limited(19)

10.25		Presidential Decree of the Republic of Guinea, dated as of September 21, 2016 (Original French version)(8)

10.26		Presidential Decree of the Republic of Guinea, dated as of September 21, 2016 (English Translation)(8)

10.27		Drilling Services Contract, dated as of November 28, 2016, by and between Pacific Drilling Operations Limited, a wholly owned subsidiary of Pacific Drilling S.A., and SCS Corporation Ltd.(20)

10.28		Letter of Award, signed as of December 28, 2016, by and between Schlumberger Oilfield Eastern Limited and SCS Corporation Ltd.(20)

Exhibit Number		Description
10.29		Master Service Agreement, signed as of December 28, 2016, by and between Schlumberger Oilfield Eastern Limited and SCS Corporation Ltd.(20)

10.30		Settlement Agreement, dated as of December 31, 2016, by and among Hyperdynamics Corporation and Iroquois Master Fund Ltd., et al.(20)

10.31		Notification Letter, dated as of January 24, 2017, from Mr. Diakaria Koulibaly, General Director of the National Petroleum Office of the Republic of Guinea, to SCS Corporation Ltd. (Original French language)(20)

10.32		Notification Letter, dated as of January 24, 2017, from Mr. Diakaria Koulibaly, General Director of the National Petroleum Office of the Republic of Guinea, to SCS Corporation Ltd. (English language translation)(20)

10.33		Tri Party Protocol between SCS Corporation Ltd, SAPETRO and the Government of Guinea dated March 10, 2017 (English)(21)

10.34		Tri Party Protocol between SCS Corporation Ltd, SAPETRO and the Government of Guinea dated March 10, 2017 (French)(21)

10.35		Farm-out Agreement, dated March 30, 2017, by and between SCS Corporation Ltd. and South Atlantic Petroleum Ltd. (including form of Joint Operating Agreement)(22)

10.36		Amendment No. 3 to the Hydrocarbon Production Sharing Contract (English translation)(23)

10.37		Amendment No. 3 to the Hydrocarbon Production Sharing Contract (Original French version)(23)

10.38		Presidential Decree (English Translation)(23)

10.39		Presidential Decree (Original French version)(23)

10.40		Form of Subscription Agreement for the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

10.41		Form of Amendment No. 1 to Subscription Agreement for the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(24)

10.42		Form of Registration Rights Agreement for the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

10.43		Farmor's Financing Side Letter between SCS Corporation Limited and South Atlantic Petroleum Ltd. dated April 12, 2017(25)

10.44		Amendment No 1 to Offshore Drilling Contract No. PSO 2, April 15, 2017(26)

10.45		Assignment and Assumption of Contract, April 15, 2017(26)

10.46		Form of Subscription Agreement for the June 2017 Private Placement Offering of Common Stock Units(27)

10.47		Form of Registration Rights Agreement for the June 2017 Private Placement Offering of Common Stock Units(27)

21.1	*	Subsidiaries of the Registrant

23.1	*	Consent of Hein & Associates LLP
23.2	*	Consent of CKR Law LLP (included in Exhibit 5.1)

Exhibit Number		Description
99.1		Letter, dated July 12, 2017, from the Director General of ONAP of the Republic of Guinea granting an extension to the Company's appraisal rights in the Fatala-1 well(28)

101	*	Interactive Data Files of Financial Statements and Notes

101.ins	*	Instant Document

101.sch	*	XBRL Taxonomy Schema Document

101.cal	*	XBRL Taxonomy Calculation Linkbase Document

101.def	*	XBRL Taxonomy Definition Linkbase Document

101.lab	*	XBRL Taxonomy Label Linkbase Document

101.pre	*	XBRL Taxonomy Presentation Linkbase Document

*
Filed herewith

**
To be filed by amendment

†
Management contract or compensatory plan or arrangement

(1)
Incorporated by reference to corresponding Exhibit to Form 10-Q filed on March 3, 2017

(2)
Incorporated by reference to corresponding Exhibit to Form 8-K filed on March 23, 2017

(3)
Incorporated by reference to corresponding Exhibit to Form 8-K filed December 28, 2011

(4)
Incorporated by reference to corresponding Exhibit to Form S-1 filed January 12, 2006, as amended

(5)
Incorporated by reference to corresponding Exhibit to Form 8-K filed on February 1, 2012

(6)
Incorporated by reference to corresponding Exhibit to Form 8-K filed September 28, 2006

(7)
Incorporated by reference to corresponding Exhibit to Form 8-K filed March 31, 2010

(8)
Incorporated by reference to corresponding Exhibit to Form 8-K filed September 22, 2016

(9)
Incorporated by reference to corresponding Exhibit to Form 8-K filed December 7, 2009

(10)
Incorporated by reference to corresponding Exhibit to Form 8-K dated January 29, 2010

(11)
Incorporated by reference to corresponding Exhibit to Form 10-Q filed on February 11, 2016

(12)
Incorporated by reference to corresponding Exhibit to Form S-8 filed June 14 , 2010

(13)
Incorporated by reference to corresponding Exhibit to Form 8-K filed December 6, 2010

(14)
Incorporated by reference to corresponding Exhibit to Form 8-K filed on September 23, 2011

(15)
Incorporated by reference to corresponding Exhibit to Form 8-K filed November 21, 2012

(16)
Incorporated by reference to corresponding Exhibit to Form 8-K filed January 7, 2013

(17)
Incorporated by reference to corresponding Exhibit to Form 10-K filed September 12, 2014

(18)
Incorporated by reference to corresponding Exhibit to Form 8-K filed October 7, 2015

(19)
Incorporated by reference to corresponding Exhibit to Form 8-K filed July 6, 2016

(20)
Incorporated by reference to corresponding Exhibit to Form 10-Q filed March 3, 2017

(21)
Incorporated by reference to corresponding Exhibit to Form 8-K filed March 13, 2017

(22)
Incorporated by reference to corresponding Exhibit to Form 8-K filed April 6, 2017

(23)
Incorporated by reference to corresponding Exhibit to Form 8-K filed April 27, 2017

(24)
Incorporated by reference to corresponding Exhibit to Form 8-K filed April 3, 2017

(25)
Incorporated by reference to corresponding Exhibit to Form 10-Q filed May 24, 2017

(26)
Incorporated by reference to corresponding Exhibit to Form 8-K filed May 26, 2017

(27)
Incorporated by reference to corresponding Exhibit to Amendment No. 2 to current Registration Statement (SEC File No. 333-217577) on Form S-1, filed June 7, 2017

(28)
Incorporated by reference to corresponding Exhibit to Form 8-K filed July 18, 2017

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
For the purpose of determining liability of the registrant under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the Houston, Texas, on July 26, 2017.

HYPERDYNAMICS CORPORATION
By:	/s/ RAY LEONARD
	Name:	Ray Leonard
	Title:	President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ JASON D. DAVIS
	Name:	Jason D. Davis
	Title:	Interim Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ray Leonard and Jason D. Davis or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2017.

/s/ RAY LEONARD Ray Leonard Director, President and Chief Executive Officer	/s/ PATRICIA N. MOLLER Patricia N. Moller Director
/s/ IAN NORBURY Ian Norbury Director and Non-Executive Chairman	/s/ WILLIAM O. STRANGE William O. Strange Director
/s/ GARY D. ELLISTON Gary D. Elliston Director	/s/ FRED S. ZEIDMAN Fred S. Zeidman Director